Exhibit 10.25

Conformed VERSION

CREDIT AGREEMENT

by and among

BNP PARIBAS,
as a Lender,

the other Lenders party hereto,

JMP CREDIT ADVISORS LONG-TERM WAREHOUSE LTD.,
as Borrower,

EACH CLO SUBSIDIARY FROM TIME TO TIME PARTY HERETO,
as CLO Subsidiaries,

BNP PARIBAS,
as Administrative Agent,

JMP CREDIT ADVISORS LLC,
as Collateral Manager,

and

JMP CAPITAL LLC
as Preferred Investor

As of October 11, 2018

TABLE OF CONTENTS

-i-

THIS CREDIT AGREEMENT, dated as of October 11, 2018 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, this “Agreement”), by and among BNP Paribas and each of the other lenders from time to time party hereto (the “Lenders”), JMP Credit Advisors Long-Term Warehouse Ltd. (the “Borrower”), each of the CLO Subsidiaries from time to time party hereto, BNP Paribas, as administrative agent (the “Administrative Agent”), JMP Credit Advisors LLC (the “Collateral Manager”) and JMP Capital LLC (the “Preferred Investor”).

WITNESSETH:

WHEREAS, the parties hereto are entering into this Agreement in anticipation that each CLO Issuer will issue (or co-issue) certain notes or similar securities (collectively, the “CLO Securities”) that will be secured principally by a portfolio of collateral that includes certain loans (each, an “Asset”) that are eligible for acquisition by the Borrower Parties in accordance with the Underlying Instruments (as defined below); and

WHEREAS, the Borrower Parties desire to acquire Assets in the manner described herein upon request of the Collateral Manager hereunder and, to that effect, the Borrower Parties wish to borrow from the Lenders, and the Lenders are willing to lend to the Borrower Parties, funds to finance such acquisitions on the terms and subject to the conditions hereof; and

WHEREAS, the Borrower Parties have appointed the Collateral Manager to act as Collateral Manager with respect to the Portfolio Assets, with duties including, but not limited to, the selection of the Assets to be acquired by the Borrower Parties; and

WHEREAS, the Preferred Investor has the obligation to subscribe for the Preference Shares of the Borrower as described herein and in the Preference Share Subscription Agreement (as defined below);

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

SECTION 1.        Definitions and Rules of Construction

(a)     As used in this Agreement, the following terms have the meanings specified below:

“Account Control Agreement” means the account control agreement dated on or about the date hereof among the Borrower, the Securities Intermediary and the Administrative Agent with respect to the Accounts.

“Accounts” means the Borrower Accounts, the CLO Subsidiary Accounts and all other accounts of the Borrower and each CLO Subsidiary established pursuant to this Agreement.

“Acquisition Date” means, with respect to any Portfolio Asset, the date on which the applicable Borrower Party commits to acquire such Portfolio Asset.

“Act” has the meaning specified in Section 13(m) hereof.

“Adjusted Administrative Agent Fee Amount” has the meaning specified in the Fee Letter.

“Adjustment Margin” has the meaning specified in Section 13(a) hereof.

“Additional Account Agreement” means each agreement among a CLO Subsidiary, the Securities Intermediary and the Administrative Agent substantially in the form of Annex H to this Agreement delivered in connection with such CLO Subsidiary becoming a Borrower Party hereunder on or after the Closing Date.

“Additional Collateral Management Agreement” means each agreement among a CLO Subsidiary and the Collateral Manager delivered in connection with such CLO Subsidiary becoming a Borrower Party on or after the Closing Date which such agreement has been consented to by the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed).

“Additional Custody Agreement” means each agreement among a CLO Subsidiary, the Collateral Manager and the Custodian substantially in the form of Annex I to this Agreement delivered in connection with such CLO Subsidiary becoming a Borrower Party hereunder on or after the Closing Date.

“Administrative Agent” has the meaning specified in the introductory paragraph hereof.

“Administrative Agent Fee” has the meaning specified in Section 2(e) hereof.

“Administrative Agent Fee Amount” has the meaning specified in the Fee Letter.

“Advance Rate” has the meaning specified in the Fee Letter.

“Affiliate” or “Affiliated” means, with respect to a Person, (a) any other Person who, directly or indirectly, including through one or more intermediaries, is in control of, or controlled by, or is under common control with, such Person or (b) any other Person who is a director, officer, employee, managing member or general partner of (i) such Person or (ii) any such other Person described in clause (a) above. For the purposes of this definition, “control” of a Person shall mean the power, direct or indirect, (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise. The Borrower shall be deemed to have no Affiliates.

“Agent Indemnity Amount” means any indemnity amount owing by the Borrower Parties to the Custodian or the Securities Intermediary, as the case may be, under the Custody Agreement, any Additional Custody Agreement, the Account Control Agreement or any Additional Account Control Agreement, as applicable.

“Agented Asset” means any Asset originated as part of a syndicated loan transaction that has one or more administrative, paying and/or collateral agents who receive payments and hold the collateral pledged by the related obligor on behalf of all lenders with respect to the related credit facility.

“Aggregate Collateral Adjusted Principal Amount” means, as of any Business Day, the sum of the Collateral Adjusted Principal Amounts of each Traded Portfolio Asset less the sum of any Excess Concentrations.

“Agreement” has the meaning specified in the introductory paragraph hereof.

“AML Compliance” means compliance with the Cayman AML Regulations.

“Alternate Base Rate” has the meaning specified in Section 13(a) hereof.

“Applicable Margin” has the meaning specified in the Fee Letter.

“Approval Request” has the meaning specified in Section 2(b) hereof.

“Approved CLO Takeout” means any private or public term or conduit securitization transaction, including any collateralized loan obligation or collateralized debt obligation offering or other asset securitization, (a) for which the Collateral Manager or an affiliate thereof acts as the collateral manager, (b) to which transfers of Portfolio Assets are made (i) pursuant to a master participation agreement, (ii) by means of a sale of the equity interests of the CLO Subsidiary, (iii) by means of a merger of the CLO Subsidiary into an issuing or borrowing entity or (iv) by means of an indirect sale to another issuing or borrowing entity through a broker-dealer, in each case, that is reasonably satisfactory to the Administrative Agent and (c) with respect to which sufficient cash proceeds are generated to (1) repay the portion of Loans (and related expenses) made in respect of each Portfolio Asset that is so transferred, in full on the related CLO Takeout Date or (2) if the related CLO Takeout Date is the final Payment Date, pay the Termination Obligations in full to the Administrative Agent and such Lenders.

“Asset” has the meaning specified in the recitals hereto.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 13(c)), in the form of Annex F hereof.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers.

“Bail-In Legislation” means in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time.

“Bankruptcy Event” means, with respect to any Person, the commencement by such Person of a voluntary case or other proceeding involving its liquidation, winding-up, bankruptcy or sequestration or otherwise seeking reorganization or other relief with respect to itself or its debts under any Debtor Relief Law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or such Person shall consent to any such relief or to the appointment of or taking possession by any such official in any involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally, or admit in writing its inability, to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or any involuntary case or other proceeding shall be commenced against such Person involving its liquidation, winding-up, bankruptcy or sequestration or otherwise seeking reorganization or other relief with respect to it or its debts under any Debtor Relief Law that is not dismissed, discharged, stayed or restrained in each case within 60 days of the institution or presentation thereof; or an order for relief is entered in any such proceeding or such Person becomes the subject of the appointment of a trustee, receiver, liquidator, custodian or other similar official with respect to a substantial part of its property.

“Base Rate Amendment” has the meaning specified in Section 13(a) hereof.

“Bond” means any debt security or obligation (that is not a Qualified Loan).

“Borrower Accounts” means the Borrower Collateral Account, the Borrower Collection Account, the Borrower Interest Collection Account, the Borrower Delayed Drawdown Account, the Borrower Prepayment Reserve Account, the Borrower Principal Collection Account, the Borrower Trust Account and the OC Ratio Posting Account.

“Borrower Collateral” has the meaning specified in Section 4(a) hereof.

“Borrower Collateral Account” has the meaning specified in Section 3(a) hereof.

“Borrower Collection Account” has the meaning specified in Section 3(a) hereof.

“Borrower Interest Collection Account” has the meaning specified in Section 3(a) hereof.

“Borrower Delayed Drawdown Account” has the meaning specified in Section 3(a) hereof.

“Borrower Parties” means the Borrower and each CLO Subsidiary.

“Borrower Prepayment Reserve Account” has the meaning specified in Section 3(a) hereof.

“Borrower Principal Collection Account” has the meaning specified in Section 3(a) hereof.

“Borrower Trust Account” has the meaning specified in Section 3(a) hereof.

“Borrowing Base” means, as of any Business Day, the sum (without duplication) of (a) the amounts in the Collection Accounts, the Principal Collection Accounts and the Interest Collection Accounts, (b) the amounts in the Trust Accounts, (c) the amounts in the Prepayment Reserve Accounts, (d) the product of (i)(A) at any time during the Initial Period, 1 and (B) at any time following the Initial Period, the Advance Rate and (ii) the Aggregate Collateral Adjusted Principal Amount, (e) the aggregate sale price (less any sale commissions or expenses) that is expected to be received by any Borrower Party in the reasonable determination of the Collateral Manager in respect of all Assets not yet settled for which any Borrower Party has entered into binding commitments to sell and (f) the balance on deposit in the OC Ratio Posting Account as of the close of business on such Business Day.

“Borrowing Request” has the meaning specified in Section 2(c) hereof.

“Breakage Costs” means, with respect to any Lender, the amount or amounts as shall compensate such Lender for any loss, costs or expenses which such Lender may sustain (as determined by such Lender in its reasonable discretion, absent manifest error) as a result of (x) any Borrower Party’s failure to borrow any Loan on the date requested, (y) any payment of principal on any Loan on a date other than the last day of the LIBOR Interest Period for such Loan (whether in whole or in part and whether through voluntary prepayment, acceleration or otherwise and including any repayment on the Maturity Date) or (z) any Borrower Party’s failure to repay the principal amount of any Loan or any interest thereon on the Maturity Date, including but not limited to, in each case, any loss in liquidating or reemploying deposits from third parties or fees payable to terminate such deposits.

“Bridge Loan” means a loan which by its terms is required to be repaid within one year of the incurrence thereof with proceeds from additional borrowings or other refinancings.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, New York, New York, Chicago, Illinois or, with respect to any determination of LIBOR, London, England.

“Calculation Dispute Mechanism” has the meaning specified in Section 11 hereof.

“Cayman AML Regulations” means the Anti-Money Laundering Regulations (2018 Revision) of the Cayman Islands and The Guidance Notes on the Prevention and Detection of Money Laundering and Terrorist Financing in the Cayman Islands, each as amended and revised from time to time.

“Cayman FATCA Legislation” means the Cayman Islands Tax Information Authority Law (2017 Revision) (as amended) together with regulations and guidance notes made pursuant to such Law (including such regulations and guidance notes implementing the OECD Standard for Automatic Exchange of Financial Account Information – Common Reporting Standard). For purposes of this definition, “OECD” means the Organisation for Economic Cooperation and Development.

“CCC/Caa Obligation” means an Asset (other than a Defaulted Obligation) with (a) an S&P Rating of “CCC+” or lower or (b) a Moody’s Rating of “Caa1” or lower; provided that, for the avoidance of doubt, an Asset shall be a “CCC/Caa Obligation” as opposed to a Defaulted Obligation, if it has neither an S&P Rating nor a Moody’s Rating and it does not otherwise satisfy the requirements of the definition of Defaulted Obligation.

“Change in Law” means the occurrence, after the date of this Agreement, or with respect to any Lender not a party hereto on the date hereof, after the date such Lender becomes a party hereto, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following events with respect to the Collateral Manager: (a) any non-Affiliated “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a percentage of the total voting power of all classes of Capital Stock of the Collateral Manager entitled to vote generally in the election of directors of 50% or more, or (b) none of JMP Group LLC or any Affiliated successor entity beneficially owns and directly or indirectly controls a majority of the equity interests of the Collateral Manager or the Preferred Investor. For purposes of the foregoing, “Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all similar ownership interests in a Person (other than a corporation), and any and all warrants, rights or options to purchase any of the foregoing.

“CLO Issuer” means any CLO Subsidiary or other entity issuing securities in connection with an Approved CLO Takeout.

“CLO Securities” has the meaning specified in the recitals hereto.

“CLO Subsidiary” means a wholly-owned Subsidiary of the Borrower incorporated as an exempted company under the laws of the Cayman Islands, which satisfies the following conditions:

(i)     it satisfies the then-current Moody’s criteria for bankruptcy-remote special purpose entities;

(ii)     it is incorporated for the purpose of an Approved CLO Takeout;

(iii)     it is otherwise satisfactory to the Administrative Agent and the Preferred Investors in their sole discretion;

(iv)     it has delivered to the Administrative Agent and the Custodian a properly completed and executed CLO Subsidiary Joinder Supplement;

(v)     it has delivered to the Administrative Agent and the Custodian a properly completed and executed Additional Account Control Agreement;

(vi)     it has delivered to the Administrative Agent and the Custodian a properly completed and executed Additional Custody Agreement;

(vii)     it has delivered to the Administrative Agent and the Custodian a properly completed and executed Additional Collateral Management Agreement;

(viii)     the Administrative Agent has received an opinion from Cayman counsel to such CLO Subsidiary; and

(ix)     a UCC-1 financing statement is in proper form for filing in the filing office of the appropriate jurisdiction and, upon the execution and delivery of the Additional Account Control Agreement and filing of a financing statement under the UCC with the Recorder of Deeds of the District of Columbia with respect thereto naming the CLO Subsidiary as debtor and the Administrative Agent for the benefit of the Secured Parties as secured party, the Administrative Agent for the benefit of the Secured Parties will have a first priority perfected security interest in assets of the CLO Subsidiary;

provided, that, CLO Subsidiary I shall be deemed to be a CLO Subsidiary as of the Closing Date.

“CLO Subsidiary Accounts” means each CLO Subsidiary Collateral Account, each CLO Subsidiary Collection Account, each CLO Subsidiary Delayed Drawdown Account, each CLO Subsidiary Interest Collection Account, each CLO Subsidiary Prepayment Reserve Account, each CLO Subsidiary Principal Collection Account and each CLO Subsidiary Trust Account.

“CLO Subsidiary Collateral Account” has the meaning specified in Section 3(b) hereof.

“CLO Subsidiary Collection Account” has the meaning specified in Section 3(b) hereof.

“CLO Subsidiary Delayed Drawdown Account” has the meaning specified in Section 3(b) hereof.

“CLO Subsidiary I” means JMP Credit Advisors CLO VI Warehouse Ltd.

“CLO Subsidiary Interest Collection Account” has the meaning specified in Section 3(b) hereof.

“CLO Subsidiary Joinder Supplement” means an agreement among the Borrower, the Lenders, the Administrative Agent and a proposed CLO Subsidiary substantially in the form of Annex G to this Agreement delivered in connection with such CLO Subsidiary becoming a Borrower Party hereunder after the Closing Date.

“CLO Subsidiary Prepayment Reserve Account” has the meaning specified in Section 3(b) hereof.

“CLO Subsidiary Principal Collection Account” has the meaning specified in Section 3(b) hereof.

“CLO Subsidiary Trust Account” has the meaning specified in Section 3(b) hereof.

“CLO Takeout Advance Rate” has the meaning specified in the applicable CLO Takeout Fee Letter.

“CLO Takeout Amortization Date” has the meaning specified in the applicable CLO Takeout Fee Letter.

“CLO Takeout Date” means each date on which a CLO Issuer issues CLO Securities in connection with an Approved CLO Takeout.

“CLO Takeout Determination Date” means, with respect to an Approved CLO Takeout, the date on which the Administrative Agent, the Borrower, the applicable CLO Subsidiary, the Lenders, the Collateral Manager and the Preferred Investor enter into a CLO Takeout Fee Letter in connection with such Approved CLO Takeout.

“CLO Takeout Early Termination Date” means, with respect to the related CLO Takeout Period, the date upon which a CLO Takeout Early Termination Event occurs.

“CLO Takeout Early Termination Event” has the meaning specified in the applicable CLO Takeout Fee Letter.

“CLO Takeout Fee Letter” means, with respect to an Approved CLO Takeout, the letter agreement dated on or about the CLO Takeout Determination Date among the Borrower, the applicable CLO Subsidiary, the Lender, the Administrative Agent, the Collateral Manager, and the Preferred Investor in substantially the form attached as Annex A to the Fee Letter.

“CLO Takeout Fees” means fees payable to BNP Paribas Securities Corp., as arranger, upon the occurrence of a CLO Takeout Date, as set forth in the applicable Engagement Letter.

“CLO Takeout Outside Settlement Date” has the meaning specified in the applicable CLO Takeout Fee Letter.

“CLO Takeout Period” means, with respect to an Approved CLO Takeout, the period from and including the related CLO Takeout Determination Date to and including the date that is the earliest of (i) the related CLO Takeout Date, (ii) the related CLO Takeout Period End Date and (iii) the related CLO Takeout Early Termination Date.

“CLO Takeout Period End Date” has the meaning specified in the applicable CLO Takeout Fee Letter.

“Closing Date” means October 11, 2018.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral Accounts” means the Borrower Collateral Account and each CLO Subsidiary Collateral Account.

“Collateral Adjusted Principal Amount” means (a) with respect to any Traded Portfolio Asset (other than Defaulted Obligations or Excess CCC/Caa Obligations) with a Purchase Price of 90% or greater, the Principal Balance of such Asset, (b) with respect to any Traded Portfolio Asset (other than Defaulted Obligations or Excess CCC/Caa Obligations) with a Purchase Price less than 90%, the Purchase Price of such Asset, (c) with respect to any Traded Portfolio Asset that is a Defaulted Obligation, the lowest of (i) 50% of the Principal Balance of such Asset, (ii) the S&P Recovery Amount for such Traded Portfolio Asset, (iii) the Moody’s Recovery Amount for such Traded Portfolio Asset and (iv) the Market Value of such Traded Portfolio Asset, (d) with respect to any Traded Portfolio Asset that is an Excess CCC/Caa Obligation, the lower of (i) 70% of the Principal Balance of such Traded Portfolio Asset and (ii) the Market Value of such Traded Portfolio Asset and (e) with respect to any Traded Portfolio Asset that is a Deferring Security or an Equity Security, $0.

“Collateral Management Agreement” means the collateral management agreement dated on or about the date hereof between the Borrower Parties and the Collateral Manager and each Additional Collateral Management Agreement.

“Collateral Manager Default” means the occurrence of any of the following:

(a)     any failure on the part of the Collateral Manager to duly observe or perform any of the covenants or agreements of the Collateral Manager set forth in any Transaction Document (including, without limitation, any delegation of the Collateral Manager’s duties not permitted by this Agreement) that has a Material Adverse Effect (as determined by the Administrative Agent in its sole discretion) and the same is either incapable of being remedied or continues unremedied for a period of thirty (30) days after the earlier to occur of the date on which (i) written notice of such failure shall have been delivered to the Collateral Manager and (ii) the Collateral Manager first became aware of such failure;

(b)     the occurrence or existence of a Bankruptcy Event with respect to the Collateral Manager;

(c)     the occurrence or existence of any change with respect to the Collateral Manager that has a Material Adverse Effect or a material adverse effect on the marketability of any CLO Securities;

(d)     the occurrence or existence of any Change of Control with respect to the Collateral Manager;

(e)     any representation, warranty or certification made by the Collateral Manager in any Transaction Document or in any certificate delivered pursuant to any Transaction Document shall prove to have been materially incorrect, and that has a Material Adverse Effect (as determined by the Administrative Agent in its sole discretion), when made and which continues to be unremedied for a period of thirty (30) days after the earlier to occur of the date on which (i) written notice thereof shall have been given to the Collateral Manager and (ii) the Collateral Manager first became aware of such incorrect statement; provided that if such event cannot be remedied, such Collateral Manager Default shall occur immediately.

(f)     the rendering against the Collateral Manager of one or more final judgments, decrees or orders for the payment of money in excess of $1,000,000 (net of amounts covered by any insurance as to which the insurer does not dispute coverage), individually or in the aggregate and the same shall not have been vacated, satisfied, discharged, stayed or bonded pending appeal for a period of thirty (30) consecutive days; or

(g)     (i) the occurrence of an act by the Collateral Manager that constitutes fraud or criminal activity in the performance of its obligations under any Transaction Document, (ii) the Collateral Manager being indicted for a felonious criminal offense or (iii) any officer or director of the Collateral Manager having responsibility for the performance by the Collateral Manager of its obligations under any Transaction Document being indicted for a felonious criminal offense materially related to the primary business of the Collateral Manager.

“Collateral Principal Amount” means, as of any Business Day, the sum of (a) the Principal Balance of each Traded Portfolio Asset (other than Defaulted Obligations) and (b) without duplication, the amounts on deposit in the Collection Accounts, Principal Collection Accounts, Interest Collection Accounts, Trust Accounts, OC Ratio Posting Account and Prepayment Reserve Accounts.

“Collateral Quality Test” means a test in relation to a proposed purchase of an Asset that will be satisfied if, as of the related Acquisition Date, (a) the sum of the Principal Balances of the Traded Portfolio Assets is less than $50,000,000 or (b) in the aggregate, the Traded Portfolio Assets (after giving effect to the proposed purchase of such Asset) comply with all of the following tests or in relation to a proposed purchase of an Asset, if not in compliance prior to giving effect to such purchase, the relevant tests are maintained or improved after giving effect to such purchase:

(i)     the Minimum Floating Spread Test;

(ii)     the Minimum Weighted Average Coupon Test;

(iii)     the Moody’s Maximum Rating Factor Test;

(iv)     the Moody’s Minimum Weighted Average Recovery Rate Test; and

(v)     the Minimum Diversity Test

“Collection Accounts” means the Borrower Collection Account and each CLO Subsidiary Collection Account.

“Concentration Limitations” means as of any Business Day, on or after the date hereof, a series of limitations that will be satisfied on such Business Day if, (a) the sum of the Principal Balances of the Traded Portfolio Assets is less than $50,000,000 or (b) in the aggregate, the Traded Portfolio Assets comply with all of the following requirements (or in relation to a proposed purchase of an Asset, if not in compliance, the relevant requirements are maintained or improved after giving effect to such purchase):

(i)     not less than 90% of the Collateral Principal Amount consists of Senior Secured Loans, cash and Eligible Investments;

(ii)     not more than 10% of the Collateral Principal Amount consists, in the aggregate, of Second Lien Loans;

(iii)     the Principal Balance of Traded Portfolio Assets consisting of obligations issued by a single obligor and its Affiliates is not more than 2% of the Target CLO Amount, except that, without duplication, obligations issued by up to 3 obligors and their respective Affiliates may each constitute up to 2.5% of the Target CLO Amount;

(iv)     the Principal Balance of Traded Portfolio Assets consisting of Assets that are issued by obligors that belong to any single S&P Industry Classification is not more than 10% of the Target CLO Amount, except that (x) the largest S&P Industry Classification may represent up to 15.0% of the Target CLO Amount; and (y) the second, third and fourth largest S&P Industry Classifications may each represent up to 12.0% of the Target CLO Amount;

(v)     the Principal Balance of Traded Portfolio Assets consisting of Assets that are issued by obligors that belong to any single Moody’s Industry Classification is not more than 10% of the Target CLO Amount, except that (x) the largest Moody’s Industry Classification may represent up to 15.0% of the Target CLO Amount; and (y) the second, third and fourth largest Moody’s Industry Classifications may each represent up to 12.0% of the Target CLO Amount;

(vi)     not more than 5% of the Collateral Principal Amount consists of CCC/Caa Obligations;

(vii)     no Assets are Structured Finance Obligations;

(viii)     (a) all of the Assets must be issued by Non-Emerging Market Obligors; and (b) no more than the percentage listed below of the Collateral Principal Amount may be issued by obligors Domiciled in the country or countries set forth opposite such percentage:

% Limit	Country or Countries
15.0%	all countries (in the aggregate) other than the United States;
15.0%	Canada;
10.0%	the United Kingdom;
10.0%	all countries (in the aggregate) other than the United States, Canada and the United Kingdom;
15.0%	all Group I Countries in the aggregate;
10.0%	any individual Group I Country;
10.0%	all Group II Countries in the aggregate;
7.5%	any individual Group II Country;
7.5%	all Group III Countries in the aggregate;
5.0%	any individual Group III Country;
3.0%	all Group IV Countries in the aggregate;
3.0%	any individual Group IV Country;
5.0%	all Tax Jurisdictions in the aggregate;
3.0%	any individual Tax Jurisdiction;
0.0%	Greece, Ireland, Italy, Portugal and Spain in the aggregate; and
3.0%	any individual country other than the United States, the United Kingdom, Canada, the Netherlands, Greece, Italy, Portugal, Spain, any Group II Country, any Group III Country or any Group IV Country;

(ix)     not more than 40% of the Collateral Principal Amount consists of Cov-Lite Loans;

(x)     the Principal Balance of Traded Portfolio Assets consisting of unfunded commitments under Delayed Drawdown Collateral Obligations is not more than, in the aggregate, 5% of the Target CLO Amount; and

(xi)     not more than 2.5% of the Collateral Principal Amount consists, in aggregate, of Assets with a (a) Moody’s Rating of at least “Caa1” or “Caa2” and (b) Moody’s Default Probability Rating of at least “B3”, in each case, as at the related Acquisition Date.

“Conversion Date” means the earliest to occur of (a) the date on which the Revolving Period ends, (b) the date on which an Event of Default occurs and (c) a Termination Date (as defined in any Engagement Letter) occurring under the Engagement Letters as a result of a Manager Termination Event (as defined in any Engagement Letter).

“Cov-Lite Loan” means a Qualified Loan that is not subject to financial covenants; provided that an Asset shall not constitute a “Cov-Lite Loan” if (a) the Underlying Instruments require the obligor thereunder to comply with one or more Maintenance Covenants (regardless of whether compliance with one or more Incurrence Covenants is otherwise required by the Underlying Instruments) or (b) the Underlying Instruments contain a cross-default provision to, or is pari passu with, another loan of the underlying obligor forming part of the same loan facility that requires the underlying obligor to comply with one or more financial covenants or Maintenance Covenants.

“Credit Risk Obligation” means any debt obligation that, in the Collateral Manager’s commercially reasonable business judgment, has significantly declined in credit quality and has a significant risk of becoming, with a lapse of time, a Defaulted Obligation.

“Custodian” means U.S. Bank National Association, as custodian under the Custody Agreement and each custodian appointed under any Additional Custody Agreement.

“Custody Agreement” means the custody agreement dated as of the date hereof between the Borrower, the Custodian and the Collateral Manager.

“Debtor Relief Laws” means the U.S. Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States of America, the Cayman Islands or other applicable jurisdictions from time to time in effect affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Defaulted Obligation” means any Asset with respect to which the following has occurred and is continuing:

(a)     a default as to the payment of principal and/or interest has occurred and is continuing with respect to such debt obligation pursuant to the related Underlying Instrument, (without regard to any grace period applicable thereto, or waiver or forbearance thereof, after the passage of five Business Days or seven calendar days, whichever is greater, but in no case beyond the passage of any grace period applicable thereto);

(b)     the Collateral Manager has received written notice, or an officer of the Collateral Manager has actual knowledge, that a default as to the payment of principal and/or interest has occurred and is continuing on another debt obligation of the same issuer which is senior or pari passu in right of payment to such debt obligation (without regard to any grace period applicable thereto, or waiver or forbearance thereof, after the passage of five Business Days or seven calendar days, whichever is greater, but in no case beyond the passage of any grace period applicable thereto); provided, that both debt obligations are full recourse obligations;

(c)     a Bankruptcy Event has occurred with respect to such issuer;

(d)     such Asset has (x) an S&P Rating of “CC” or below, (y) an S&P Rating of “D” or “SD” or (z) a Moody’s probability of default rating (as published by Moody’s) of “D” or “LD” or, in each case, had such ratings before they were withdrawn by S&P or Moody’s, as applicable;

(e)     such Asset is pari passu in right of payment as to the payment of principal and/or interest to another debt obligation of the same issuer which has (i) (x) an S&P Rating of “CC” or below or “D” or (y) an S&P Rating of “SD” or (ii) a Moody’s probability of default rating (as published by Moody’s) of “D” or “LD”, and in each case such other debt obligation remains outstanding (provided, that both the Asset and such other debt obligation are full recourse obligations of the applicable issuer);

(f)     the Collateral Manager has received written notice, or an officer of the Collateral Manager has actual knowledge, that a default has occurred under the Underlying Instruments and any applicable grace period has expired such that the holders of such Asset may accelerate the repayment of such Asset (but only until such default is cured or waived) in the manner provided in the Underlying Instruments;

(g)     the Collateral Manager has in its reasonable commercial judgment otherwise declared such debt obligation to be a “Defaulted Obligation”;

(h)     such Asset is a participation interest with respect to which the selling institution has defaulted in the performance of any of its payment obligations under the participation interest (except to the extent such defaults were cured within the applicable grace period under the related Underlying Instruments); provided, that an Asset shall not be classified as a Defaulted Obligation pursuant to this clause (h) if such payment default has been cured through the payment of all past due interest and principal within five (5) Business Days of the occurrence of such payment default;

(i)     such Asset is a participation interest in a loan that would, if such loan were an Asset, constitute a “Defaulted Obligation” (other than under this clause (i)) or with respect to which the selling institution has an S&P Rating of “CC” or below, “D” or “SD” or a Moody’s probability of default rating (as published by Moody’s) of “D” or “LD” or had such rating before such rating was withdrawn;

(j)     a Distressed Exchange has occurred in connection with such Asset; or

(k)     such Asset is a Deferring Security.

“Deferrable Security” means an Asset (excluding a Partial Deferrable Security) which by its terms permits the deferral or capitalization of payment of accrued, unpaid interest.

“Deferring Security” means a Deferrable Security that is deferring the payment of interest due thereon and has been so deferring the payment of interest due thereon (i) with respect to Assets that have a Moody’s Rating of at least “Baa3,” for the shorter of two consecutive accrual periods or one year, and (ii) with respect to Assets that have a Moody’s Rating of “Ba1” or below, for the shorter of one accrual period or six consecutive months, which deferred capitalized interest has not, as of the date of determination, been paid in cash; provided, however, that such Deferrable Security will cease to be a Deferring Security at such time as it (a) ceases to defer or capitalize the payment of interest, (b) pays in cash all accrued and unpaid interest accrued since the time of purchase and (c) commences payment of all current interest in cash.

“Delayed Drawdown Collateral Obligation” means an Asset that (a) requires any Borrower Party to make one or more future advances to the borrower under the Underlying Instruments relating thereto, (b) specifies a maximum amount that can be borrowed on one or more fixed borrowing dates, and (c) does not permit the re borrowing of any amount previously repaid by the borrower thereunder; but any such Asset will be a Delayed Drawdown Collateral Obligation only until all commitments by the Borrower Parties to make advances to the borrower expire or are terminated or are reduced to zero.

“Delayed Drawdown Reserve Accounts” means the Borrower Delayed Drawdown Reserve Account and each CLO Subsidiary Delayed Drawdown Reserve Account.

“DIP Collateral Obligation” means any interest in a loan or financing facility that has a public or private facility rating from Moody’s and S&P and is purchased directly or by way of assignment (a) which is an obligation of (i) a debtor in possession as described in §1107 of the U.S. Bankruptcy Code or (ii) a trustee if appointment of such trustee has been ordered pursuant to §1104 of the U.S. Bankruptcy Code (in either such case, a “Debtor”) organized under the laws of the United States or any state therein, or (b) on which the related obligor is required to pay interest on a current basis and, with respect to either clause (a) or (b) above, the terms of which have been approved by an order of the United States Bankruptcy Court, the United States District Court, or any other court of competent jurisdiction, the enforceability of which order is not subject to any pending contested matter or proceeding (as such terms are defined in the Federal Rules of Bankruptcy Procedure) and which order provides that: (i) (A) such DIP Collateral Obligation is fully secured by liens on the Debtor’s otherwise unencumbered assets pursuant to §364(c)(2) of the U.S. Bankruptcy Code or (B) such DIP Collateral Obligation is secured by liens of equal or senior priority on property of the Debtor’s estate that is otherwise subject to a lien pursuant to §364(d) of the U.S. Bankruptcy Code and (ii) such DIP Collateral Obligation is fully secured based upon a current valuation or appraisal report. Notwithstanding the foregoing, such a loan will not be deemed to be a DIP Collateral Obligation following the emergence of the related debtor in possession from bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code.

“Dispute Time” means, with respect to any Portfolio Asset, 5:00 p.m. New York time on the Business Day following the date on which the Collateral Manager receives a notice of valuation from the Administrative Agent with respect to such Portfolio Asset.

“Disputed Asset” has the meaning specified in Section 11 hereof.

“Distressed Exchange” means in connection with any Asset, a distressed exchange or other distressed debt restructuring has occurred, as reasonably determined by the Collateral Manager, pursuant to which the issuer or obligor of such Asset has issued to the holders of such Asset a new security or package of securities or obligations that, in the sole judgment of the Collateral Manager, amounts to a diminished financial obligation or has the purpose of helping the issuer of such Asset avoid default; provided that no Distressed Exchange shall be deemed to have occurred if the securities or obligations received by any Borrower Party in connection with such exchange or restructuring meet the Eligibility Requirements.

“Dividend Release Ratio” has the meaning specified in the Fee Letter.

“Dividend Release Ratio Condition” means, as of any date of determination, a condition that will be satisfied if (i) the OC Ratio on such date is equal to or greater than the applicable Dividend Release Ratio and (ii) the Minimum Required Equity Investment would be maintained after giving effect to any related distribution.

“Dollar” means the lawful currency of the United States of America.

“Domicile” or “Domiciled” means with respect to any issuer of, or obligor with respect to, an Asset:

(a)     except as provided in clause (b) below, its country of organization; or

(b)     if it is organized in a Tax Jurisdiction, each of such jurisdiction and the country in which, in the Collateral Manager’s good faith estimate, a substantial portion of its operations are located or from which a substantial portion of its revenue is derived, in each case directly or through subsidiaries (which shall be any jurisdiction and country known at the time of designation by the Collateral Manager to be the source of the majority of revenues, if any, of such issuer or obligor).

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“Eligibility Requirements” has the meaning set forth on Schedule C hereto.

“Eligible Investments” has the meaning set forth on Schedule G hereto.

“Eligible Obligor” means, on any date of determination, any obligor that:

(a)     is a business organization (and not a natural person) duly organized and validly existing under the laws of its jurisdiction of organization;

(b)     is not a Governmental Authority;

(c)     is not controlled by the Borrower, the Collateral Manager or an Affiliate of any such Person; and

(d)     such obligor (x) to the best of the knowledge of each Borrower Party is not the subject of or threatened with any proceeding which would result in, a Bankruptcy Event, as of the date on which such Portfolio Asset is committed to be purchased, and (y) in the Collateral Manager’s reasonable business judgment, is not in financial distress or experiencing a material adverse change in its condition, financial or otherwise.

“Engagement Letter” means (i) the engagement letter dated as of October 10, 2018 between the Collateral Manager and BNP Paribas Securities Corp. relating to the CLO Securities and (ii) each engagement letter relating to CLO Securities executed after the Closing Date between the Collateral Manager (and/or an Affiliate of the Collateral Manager) and BNP Paribas Securities Corp..

“Equity Security” means any security or debt obligation which at the time of acquisition, conversion or exchange is not eligible for purchase by any Borrower Party as an Asset hereunder; it being understood that Equity Securities may not be purchased by any Borrower Party but may be received by any Borrower Party in exchange for an Asset or a portion thereof in connection with an insolvency, bankruptcy, reorganization, debt restructuring or workout of the issuer thereof.

“ERISA” has the meaning set forth in Section 8(b)(iv) hereof.

“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person from time to time).

“Event of Default” means the occurrence of any of the following:

(a)     any Borrower Party fails to pay any principal of any Loan on the date payment of principal becomes due; provided that if such date is not the Maturity Date, if such failure results solely from an administrative error or omission by the Custodian, such failure continues for a period of three (3) Business Days after written notice thereof to the Custodian;

(b)     any Borrower Party fails to pay any interest on any Loan, or other amounts due hereunder on the date payment becomes due; provided that if such date is not the Maturity Date, such failure must continue for five (5) Business Days after written notice thereof by the Administrative Agent to the Custodian, the Borrower and the Collateral Manager;

(c)     any Borrower Party fails to perform or observe any other covenant or agreement (other than those specified in another clause of this definition) contained herein or in any Transaction Document on its part to be performed or observed and such failure continues uncured for 30 days after receipt by the Borrower from the Administrative Agent of written notice of such failure provided that if such failure cannot be cured, such Event of Default shall occur immediately after receipt by the Borrower of such written notice from the Administrative Agent;

(d)     any representation or warranty of any Borrower Party, the Preferred Investor or the Collateral Manager herein is or shall be incorrect or misleading in any material respect when made and is uncured for 30 days after receipt by such party from the Administrative Agent of written notice of such failure provided that if such failure cannot be cured, such Event of Default shall occur immediately after receipt by the Borrower of such written notice from the Administrative Agent;

(e)     the occurrence of a Bankruptcy Event with respect to any Borrower Party or Preferred Investor;

(f)     the occurrence of an OC Ratio Breach and such OC Ratio Breach remains unremedied for a period of ten consecutive Business Days without being cured;

(g)     one or more judgments or decrees shall be entered and outstanding against the Borrower Parties involving in the aggregate a liability of $100,000 or more, and the same shall not have been vacated, satisfied, discharged, stayed or bonded pending appeal for a period of 30 consecutive days;

(h)     the Borrower Parties shall have made payments to settle any litigation, claim or dispute totaling more than $100,000 in the aggregate;

(i)     the occurrence of a Collateral Manager Default; or

(j)     the Borrower shall fail to obtain a substantive non-consolidation opinion from reputable counsel within 60 days after the Administrative Agent (following consultation with counsel of national reputation) has notified the Borrower that, as a result of a Change in Law, it reasonably believes that the Borrower may no longer qualify as a bankruptcy remote entity with respect to the Preferred Investor or the Collateral Manager under customary criteria.

“Excepted Property” means the U.S.$250 proceeds of the issuance of any Borrower Party’s ordinary shares, a U.S.$250 transaction fee payable to any Borrower Party in connection with the Transaction Documents, the bank account in which such monies are held (which shall not be any of the Accounts) and all interest and other proceeds received in connection therewith.

“Excess CCC/Caa Obligations” means the amount equal to the excess of (a) the aggregate Principal Balance, calculated without duplication, of all CCC/Caa Obligations that are Traded Portfolio Assets over (b) an amount equal to 5.0% of the Collateral Principal Amount; provided that in determining which CCC/Caa Obligations shall be included in the Excess CCC/Caa Obligations, the CCC/Caa Obligations having the lowest Market Value shall be deemed to constitute the Excess CCC/Caa Obligations.

“Excess Concentration” means for each Concentration Limitation other than the limitation set forth in clause (vi) of the definition of Concentration Limitations, as of any Business Day, the sum of the portion (without duplication) of the Collateral Adjusted Principal Amount of each of the Traded Portfolio Assets that causes such Concentration Limitation to be exceeded.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Lender or required to be withheld or deducted from a payment to a Lender: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Taxes imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such Tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement or any Loan, or sold or assigned an interest in this Agreement or any Loan), (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or obligation under this Agreement pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or obligation (other than pursuant to an assignment request by a Borrower Party) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2(j), amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to the Administrative Agent’s or Lender’s failure to timely provide to a Borrower Party (and to replace or update, as necessary) two complete and executed copies of the applicable IRS Form W-8BEN, W-8BEN-E, W-8ECI, W-8IMY (with all required attachments), or W-9, and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Expedited Borrowing Request” has the meaning set forth in Section 2(c) hereof.

“Facility Factor” has the meaning specified in the Fee Letter.

“Facility Fee” has the meaning specified in the Fee Letter.

“Fee Letter” means the letter agreement dated on or about the date hereof among the Borrower Parties, the Lender, the Administrative Agent, the Collateral Manager, and the Preferred Investor.

“First Fee Trigger Event” means an event that occurs if a CLO Takeout Date has not occurred during any consecutive 12-month period.

“First-Lien Last-Out Loan” has the meaning set forth on Schedule F hereto.

“FATCA” means Sections 1471 through 1474 of Code, any current or future regulations, published guidance or official interpretations thereof, any applicable agreements entered into pursuant to Section 1471(b)(1) of the Code, any applicable intergovernmental agreement entered into in connection with the implementation of such Sections of the Code, or any legislation, guidance notes, rules or official administrative practices adopted pursuant to any such intergovernmental agreement.

“GAAP” means generally accepted accounting principles (as in effect in the United States).

“Group I Country” means the Netherlands, Australia, New Zealand and the United Kingdom (or such other countries as may be notified by Moody’s to the Collateral Manager from time to time).

“Group II Country” means Germany, Ireland, Sweden and Switzerland (or such other countries as may be notified by Moody’s to the Collateral Manager from time to time).

“Group III Country” means Austria, Belgium, Denmark, Finland, France, Liechtenstein, Luxembourg and Norway (or such other countries as may be notified by Moody’s to the Collateral Manager from time to time).

“Group IV Country” means Greece, Italy, Portugal and Japan (or such other countries as may be notified by Moody’s to the Collateral Manager from time to time).

“Governmental Authority” means, with respect to any Person, any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person.

“Incurrence Covenant” means a covenant by any borrower to comply with one or more financial covenants only upon the occurrence of certain actions of the borrower, including a debt issuance, dividend payment, share purchase, merger, acquisition or divestiture.

“Indemnitee” has the meaning set forth in Section 13(e) hereof.

“Independent Bid” has the meaning specified in Section 11 hereof.

“Independent Dealer” means each of Bank of America Merrill Lynch, JPMorgan Chase, Citibank, Deutsche Bank, Goldman Sachs, Morgan Stanley, Royal Bank of Canada, UBS, Barclays, BNP Paribas, Credit Suisse, GE Capital, Jefferies, The Royal Bank of Scotland, Scotiabank, Societe Generale, Wells Fargo, Antares, Capital One, Bank of Montreal, Key Bank, Fifth Third Bank, Nomura, Sun Trust, Citizens Bank or any Affiliate of any of the foregoing and any other dealer mutually agreed upon by the Administrative Agent and the Collateral Manager; provided that neither the Collateral Manager nor any of its Affiliates shall be considered an Independent Dealer, provided, further, that the Administrative Agent shall be permitted upon at least 15 Business Days’ prior written notice to advise the Collateral Manager that one or more dealers listed herein is no longer considered to be an Independent Dealer, if in the Administrative Agent’s commercially reasonable discretion such Independent Dealer has largely or entirely exited its loan trading business. For each Disputed Asset, the agent of such Asset shall also be considered an Independent Dealer with respect to such Asset.

“Individual Lender Maximum Funding Amount” means the amount each Lender has agreed to make available to make Loans in accordance herewith in a principal amount at any one time outstanding not to exceed with respect to each Lender the Dollar amount set forth opposite such Lender’s name on Schedule B hereto or the amount set forth on the applicable Assignment and Assumption relating to such Lender, as applicable, as such amount may be reduced or increased from time to time pursuant to assignments by or to the Lenders pursuant to Section 13(c).

“Ineligible Asset” means, on the earlier to occur of (i) a CLO Takeout Date and (ii) the date of the final offering memorandum with respect to the related Offering, any Asset that does not satisfy the eligibility criteria set forth in the applicable CLO Subsidiary’s indenture (or similar agreement) governing the issuance of the related CLO Securities, expected to be dated as of such CLO Takeout Date.

“Initial Period” means the period commencing on the date hereof, and ending on (and excluding) the earliest of (i) the date on which the Preferred Investor has purchased Preference Shares in an amount of at least U.S.$7,500,000, (ii) the date on which an initial Loan is made to the Borrower Parties and (iii) the Acquisition Date as of which the Borrower Parties have purchased, or entered into commitments to purchase, Assets with aggregate Purchase Prices (to be added on a trailing basis from the date hereof) equal to at least U.S.$7,500,000.

“Interest Accrual Period” means each period from, and including, one Payment Date to, but excluding, the next following Payment Date, except that the initial Interest Accrual Period shall commence on, and include, the date of the first Loan under this Agreement.

“Interest Collection Accounts” means the Borrower Interest Collection Account and each CLO Subsidiary Interest Collection Account.

“Interest Collections” means, (i) all payments and collections owing to any Borrower Party in its capacity as lender and attributable to interest on any Asset or other Borrower Collateral, including scheduled payments of interest and payments of interest relating to principal prepayments, all guaranty payments attributable to interest and proceeds of any liquidations, sales, dispositions or securitizations attributable to interest on such Asset or other Borrower Collateral, all payments of principal on Eligible Investments purchased with or representing funds held in the Interest Collection Accounts or otherwise purchased with or representing Interest Collections, and all interest, earnings or income on Eligible Investments purchased with or representing funds held in any Account or otherwise purchased with Interest Collections, Principal Collections or Preference Share subscription proceeds, (ii) any commitment, delayed compensation, ticking, upfront, underwriting, prepayment, origination or amendment fees received in respect of any Asset, (iii) all amounts received in connection with any Asset due to any yield protection, increased cost, tax, expense indemnity or similar provision in the related underlying instruments of such Asset and (iv) any fees or other amounts not representing principal received in connection with the sale or other disposition of any Asset.

“Letter of Credit” means a facility whereby (i) a fronting bank (“LOC Agent Bank”) issues or will issue a letter of credit (“LC”) for or on behalf of a borrower pursuant to an underlying instrument, (ii) in the event that the LC is drawn upon and the borrower does not reimburse the LOC Agent Bank, the lender/participant is obligated to fund its portion of the facility and (iii) the LOC Agent Bank passes on (in whole or in part) the fees it receives for providing the LC to the lender/participant.

“LIBOR” means, (A) with respect to a Loan, the rate per annum for the related LIBOR Interest Period (reset daily) determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the ICE Benchmark Administration LIBOR (“IBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of IBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, on the date that is two Business Days preceding (x) for the first LIBOR Interest Period, the date of the funding of such Loan and (y) for any subsequent LIBOR Interest Period, the last day of the immediately preceding LIBOR Interest Period by (ii) a number equal to 1.00 minus the LIBOR Reserve Percentage as of such effective date; provided that, notwithstanding the foregoing, if LIBOR as determined with respect to a Loan under any method in this definition for any LIBOR Interest Period would be less than zero, then LIBOR as determined with respect to such Loan shall be deemed to be zero for all purposes of this Agreement; provided, further that LIBOR with respect to a Loan for any LIBOR Interest Period that is less than three months will equal the rate determined by interpolating linearly between one-month LIBOR and three-month LIBOR as determined pursuant to this definition and (B) with respect to the Effective Spread, as of any Measurement Date, the rate published by Reuters (or other commercially available source providing quotations of IBA LIBOR as designated by the Administrative Agent from time to time) for deposits with a term of three months at approximately 11:00 a.m., London time on such Measurement Date. If such rate specified in clause (i) of this definition is not available at such time for any reason, then such rate shall mean the rate of interest equal to the average of the rates per annum at which Dollar deposits in immediately available funds are offered to the Administrative Agent's LIBOR office in the London interbank market at or about 11:00 a.m. London time two Business Days prior to the beginning of such LIBOR Interest Period for delivery on the first day of such LIBOR Interest Period, and in an amount approximately equal to the amount of the Loan and for a period approximately equal to such LIBOR Interest Period. The Administrative Agent shall promptly notify the Collateral Manager of “LIBOR” determined in accordance with the procedures described in the two preceding sentences. Notwithstanding the foregoing, from and after the first LIBOR Interest Period to begin after the execution and effectiveness of a Base Rate Amendment, “LIBOR” with respect to each Loan will be calculated as the sum of the Alternate Base Rate and the applicable Adjustment Margin (if any) specified in such Base Rate Amendment (provided that, if such rate is less than zero on any determination date, the Alternate Base Rate shall be deemed to be zero on such date of determination).

“LIBOR Interest Period” means, with respect to any Loan, the period beginning on (and including) the date on which such Loan is made or continued and shall end on (but exclude) the last Business Day of the month prior to the next Payment Date; provided that, if such LIBOR Interest Period would otherwise end on a day which is not a Business Day, such LIBOR Interest Period shall end on the next following Business Day (unless such next following Business Day is the first Business Day of a calendar month, in which case such LIBOR Interest Period shall end on the Business Day next preceding such numerically corresponding day). At the end of each LIBOR Interest Period, if such Loan is not repaid in full, the then outstanding principal amount of such Loan shall be continued for a new LIBOR Interest Period commencing at the end of the prior LIBOR Interest Period and ending on (but excluding) the last Business Day of the month prior to the next following Payment Date.

“LIBOR Reserve Percentage” means, as of any date of determination, the percentage in effect on such day under Regulation D of the Board of Governors of the Federal Reserve System (or any successor) as the maximum reserve requirement applicable with respect to "Eurocurrency Liabilities" (as such term is defined in Regulation D).

“Loans” has the meaning specified in Section 2(a) hereof.

“Maintenance Covenant” means a covenant by any borrower to comply with one or more financial covenants during each reporting period applicable to such Asset, whether or not such borrower has taken any specified action.

“Market Value” means with respect to any Portfolio Asset on any date of determination, an amount expressed in Dollars equal to the mark-to-market value (excluding accrued interest) (a) which, if such Portfolio Asset is not a CCC/Caa Obligation or a Defaulted Obligation and if three or more dealer bids are available from a Pricing Source selected by the Administrative Agent, shall be equal to the average of such dealer bids as calculated by the Administrative Agent, or (b) which, if either (i) such Portfolio Asset is a CCC/Caa Obligation or a Defaulted Obligation or (ii) such Portfolio Asset is not a CCC/Caa Obligation or a Defaulted Obligation and three or more dealer bids are not available from a Pricing Source, shall be as determined by the Administrative Agent in a commercially reasonable manner on such date or, (with respect to a Portfolio Asset that is not a CCC/Caa Obligation or a Defaulted Obligation only) if such a determination is not made on such date, the mark-to-market value (excluding accrued interest) most recently determined by the Administrative Agent in a commercially reasonable manner with respect to such Portfolio Asset; provided that in the event the Collateral Manager disagrees with any Market Value determination not determined using a Pricing Source, the Market Value shall be determined pursuant to the Calculation Dispute Mechanism; provided, further that any Market Value determination made using a Pricing Source shall be conclusive and binding absent manifest error.

“Material Adverse Effect” means, with respect to any Person (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, assets, liabilities (actual or contingent) or condition (financial or otherwise) of such Person or such Person and its Subsidiaries taken as a whole; (b) a material impairment of the ability of such Person to perform its obligations under any Transaction Document; (c) a material adverse effect upon the legality, validity, binding effect or enforceability against such Person of any Transaction Document or (d) a material adverse effect upon the rights and the remedies of the Lender under any Transaction Document.

“Material Documents” means, with respect to any Asset (a) a complete copy of the agreement specifying the terms, and governing the repayment, of such Asset, (b) the informational memorandum, offering memorandum or similar document, if any, relating to such Asset, (c) any available marketing materials with respect to such Asset, (d) any computational materials, stress runs, and cash flow analyses with respect to such Asset received by the Collateral Manager and (e) such other documents and materials with respect to such Asset as may be reasonably requested by the Administrative Agent.

“Maturity Date” means the earlier to occur of (a) the Outside Settlement Date, and (b) the date on which the Administrative Agent gives notice to the Borrower Parties, the Collateral Manager and the Preferred Investor following the occurrence of and during the continuation of an Event of Default that the entire Outstanding Principal Amount of Loans shall be due and payable.

“Maximum Facility Amount” means (a) on the date hereof, U.S.$22,500,000, so long as Section 7(a)(i) and Section 7(a)(ii) are satisfied and (b) upon the purchase of additional Preference Shares, the lesser of (i) the product of (x) the Facility Factor and (y) the then funded Subscription Amount as of such date and (ii) U.S.$100,000,000; provided that, if the Outstanding Principal Amount of the Loans is less than 50% of the Maximum Facility Amount for any consecutive six-month period, the Maximum Facility Amount shall become the Outstanding Principal Amount of the Loans as of the close of business on the last day of such six-month period; provided further that, it is understood that this facility is an uncommitted facility, and the Administrative Agent or any Lender may at any time, without notice, refuse to make any Loan (including after approving any Approval Request). However, any Lender may issue an agreement to fund, in writing, following its receipt of a Borrowing Request, at which point, such Lender shall be committed to fund under such Borrowing Request only.

“Measurement Date” means any day on which any Borrower Party purchases, or enters into a commitment to purchase, a Portfolio Asset, or the day on which a default of a Portfolio Asset occurs.

“Minimum Diversity Test” has the meaning set forth on Schedule F hereto.

“Minimum Equity Investment” means the minimum amount of equity investment in the Borrower, so that, as of any date of determination, the difference between (i) the Collateral Principal Amount minus (ii) the Outstanding Principal Amount of the Loans is equal to or greater than the $7,500,000.

“Minimum Floating Spread Test” has the meaning set forth on Schedule F hereto.

“Minimum Weighted Average Coupon Test” has the meaning set forth on Schedule F hereto.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Moody’s Industry Classification” means the Moody’s Industry Classification Group List set forth in Schedule D-1 hereto.

“Moody’s Maximum Rating Factor Test” has the meaning set forth on Schedule F hereto.

“Moody’s Minimum Weighted Average Recovery Rate Test” has the meaning set forth on Schedule F hereto.

“Moody’s Rating” means with respect to any Portfolio Asset, the rating determined pursuant to Schedule E-1 hereto.

“Moody’s Recovery Amount” means, with respect to any Asset, the product of (x) the Principal Balance of such Asset and (y) the Moody’s Recovery Rate.

“Moody’s Recovery Rate” has the meaning set forth on Schedule F hereto.

“Non-Emerging Market Obligor” means an obligor that is Domiciled in (x) any country that has a country ceiling for foreign currency bonds of at least “Aa2” by Moody’s and a foreign currency issuer credit rating of at least “AA” by S&P or (y) without duplication, the United States.

“OC Ratio” means, as of any Business Day, the percentage calculated by dividing the Borrowing Base by the sum (without duplication) of (x) the Outstanding Principal Amount of the Loans and (y) the aggregate Purchase Price of all Assets not yet settled for which any Borrower Party has entered into binding commitments to purchase.

“OC Ratio Breach” means, as of any Business Day, a failure of the OC Ratio to be equal to or greater than 100%.

“OC Ratio Posting Account” has the meaning specified in Section 3 hereof.

“OC Ratio Posting Excess” has the meaning specified in Section 6(b) hereof.

“OC Ratio Posting Payment” has the meaning specified in Section 6(a) hereof.

“Offering” means the offering and sale by a CLO Issuer of CLO Securities expected to settle on a CLO Takeout Date.

“Other Taxes” has the meaning specified in Section 2(j) hereof.

“Outside Settlement Date” means the date occurring on the earliest of (i) the Business Day 12 months after the Conversion Date (unless the Conversion Date occurs as a result of clause (ii) of the definition of “Revolving Period”), (ii) if the Conversion Date occurs as a result of clause (ii) of the definition of “Revolving Period”, the CLO Takeout Outside Settlement Date and (iii) the day that is 48 months after the Closing Date.

“Outstanding Principal Amount” means, as of any date of determination, the total principal amount of Loans made hereunder minus the amount of all repayments and prepayments of the principal amount of Loans on or prior to such date.

“Partial Deferrable Security” means any Asset with respect to which under the related Underlying Instruments (i) a portion of the interest due thereon is required to be paid in cash on each payment date therefor and is not permitted to be deferred or capitalized (which portion shall at least be equal to LIBOR or the applicable index with respect to which interest on such Asset is calculated (or, in the case of a fixed rate Asset, at least equal to the forward swap rate for a designated maturity equal to the scheduled maturity of such Asset)) and (ii) the issuer thereof or obligor thereon may defer or capitalize the remaining portion of the interest due thereon.

“Participant Register” has the meaning specified in Section 13(c)(iii) hereof.

“Payment Date” means (i) the last Business Day of each of January, April, July and October, beginning in January 2019, (ii) each CLO Takeout Date and (iii) the Maturity Date.

“Person” means an individual, corporation (including a business trust or a limited liability company), partnership, joint venture, association, joint stock company, trust (including any beneficiary thereof), unincorporated association or government or any agency or political subdivision thereof.

“Portfolio Asset” means each Asset acquired (or committed to be acquired) (but excluding Assets that have been (i) sold or (ii) transferred in connection with an Approved CLO Takeout) by a Borrower Party hereunder, in each case which shall satisfy the Eligibility Requirements as of the related Acquisition Date.

“Portfolio Asset Buy Confirmation” means with respect to any Portfolio Asset, documentation evidencing, in reasonable detail, the applicable Borrower Party’s acquisition of such Portfolio Asset, and which shall identify at least the obligor, price and the Principal Balance of such Portfolio Asset.

“Preference Share Subscription Agreement” means a subscription agreement, substantially in the form of Annex D hereto, between the Borrower and the Preferred Investor, pursuant to which the Preferred Investor subscribes for the Preference Shares.

“Preference Shares” means the Preference Shares of the Borrower which, as a class, will have the rights and will be subject to the restrictions set forth in the memorandum and articles of association of the Borrower and which, following payment in full of all amounts due to the Lender hereunder, will be redeemed on the Redemption Date from amounts available for such purpose as provided in the Preference Share Subscription Agreement.

“Prepayment Reserve Accounts” means the Borrower Prepayment Reserve Account and each CLO Subsidiary Prepayment Reserve Account.

“Pricing Source” means each of Loan Pricing Corporation, LoanX, Markit Partners or any other nationally recognized loan pricing service mutually agreed upon by the Administrative Agent and the Collateral Manager; provided that neither the Collateral Manager nor any of its Affiliates shall be a Pricing Source; provided, further, that the Administrative Agent shall have the ability upon at least 15 Business Days’ prior written notice to advise the Collateral Manager that one or more sources listed herein is no longer considered to be a Pricing Source, provided, further, that the Administrative Agent can only provide such notice if in its commercially reasonable discretion such Pricing Source has largely or entirely exited its loan pricing business.

“Principal Balance” means, with respect to any Asset as of any date of determination, the outstanding principal amount of such Asset (including the maximum outstanding unfunded commitment under such Asset) as of such date of determination.

“Principal Collection Accounts” means the Borrower Principal Collection Account and each CLO Subsidiary Principal Collection Account.

“Principal Collections” means any and all amounts of collections received with respect to the Borrower Collateral other than Interest Collections, including (but not limited to) all collections attributable to principal on such Borrower Collateral. Net proceeds received by any CLO Issuer from the sale of CLO Securities will also constitute Principal Collections to the extent of outstanding Loans made in respect of each Portfolio Asset that is transferred in connection with the related Approved CLO Takeout under the Transaction Documents.

“Purchased Collateral Obligations Balance”: As of any date of determination, with respect to any Borrower Party, an amount equal to the aggregate Principal Balance of all Portfolio Assets acquired by such Borrower Party on and prior to such date.

“Purchase Price” means, with respect to each Portfolio Asset, the Dollar amount paid (or committed to be paid) by the applicable Borrower Party to acquire such Asset (excluding purchased accrued interest and assuming that the Portfolio Asset was fully funded).

“Qualified Loan” means any loan made by a commercial bank, an investment bank, an investment fund or other financial institution; provided that any such loan is similar to those typically made to a commercial client or syndicated, sold or participated to a commercial bank or institutional loan investor or other financial institution in the ordinary course of business.

“Redemption Date” has the meaning specified in the Preference Share Subscription Agreement.

“Reference Rate” means BNP Paribas’ prime rate as announced in New York, New York, from time to time.

“Register” has the meaning specified in Section 13(c)(ii) hereof.

“Registered” means a debt obligation that was issued after July 18, 1984 and that is in registered form for purposes of the Code.

“Reinvestment” has the meaning specified in Section 5(d) hereof.

“Related Parties” has the meaning specified in Section 13(n) hereof.

“Relevant Agents” has the meaning specified in Section 13(g) hereof.

“Resolution Time” means 3:00 p.m. New York time on the second Business Day following the day a notice of dispute is sent to the Administrative Agent.

“Resolution Value” means, with respect to a Disputed Asset, a single Independent Bid obtained by a party that :

(i)     relates to the full par amount of such Disputed Asset;

(ii)     is notified to the other party, together with reasonable evidence of such bid, by the Resolution Time; and

(iii)     was firm and actionable for a period of at least 2 hours after the Resolution Time.

“Revolving Period” means the period commencing on the Closing Date and ending on the earlier of (i) the date that is 36 calendar months after the Closing Date and (ii) if a CLO Takeout Period ends as a result of clause (ii) of the definition thereof, the date such CLO Takeout Period ends.

“S&P” means S&P Global Ratings, an S&P Global business, and any successor or successors thereto.

“S&P Industry Classification” means the S&P Industry Classifications set forth in Schedule D-2 hereto.

“S&P Rating” means with respect to any Portfolio Asset, the rating determined pursuant to Schedule E-2 hereto.

“S&P Recovery Amount” means, with respect to any Asset, the product of (x) the Principal Balance of such Asset and (y) the S&P Recovery Rate.

“S&P Recovery Rate” has the meaning set forth on Schedule F hereto.

“Sanctioned Country” has the meaning specified in Section 8(a)(vi)(B) hereto.

“Sanctioned Person” has the meaning specified in Section 8(a)(vi)(B) hereto.

“Sanctions” has the meaning specified in Section 8(a)(vi)(B) hereto.

“Scheduled Principal Payment Amount” means, on each of (i) the day occurring on (a) if the Conversion Date occurs as a result of clause (ii) of the definition of “Revolving Period”, the CLO Takeout Amortization Date, or (b) otherwise, 6 calendar months after the Conversion Date (or, if such day is not a Business Day, the immediately succeeding Business Day) and (ii) the Outside Settlement Date, in each case an amount equal to (a) the Outstanding Principal Amount of the Loans on such date minus (b) the applicable Scheduled Targeted Principal Balance for such date.

“Scheduled Targeted Principal Balance” means (a) on the day occurring (i) if the Conversion Date occurs as a result of clause (ii) of the definition of “Revolving Period”, the CLO Takeout Amortization Date, or (b) otherwise, 6 calendar months after the Conversion Date (or, if such day is not a Business Day, the immediately succeeding Business Day), 50% of the Outstanding Principal Amount of the Loans as of the Conversion Date and (b) on the Outside Settlement Date, zero.

“SEC” means the United States Securities and Exchange Commission.

“Second Fee Trigger Event” means an event that occurs if a CLO Takeout Date has not occurred during the 12-month period immediately succeeding the 12-month period described in the definition of First Fee Trigger Event.

“Second Lien Loan” means any assignment of or participation interest in or other interest in a Qualified Loan that (i) is not (and that by its terms is not permitted to become) subordinate in right of payment to any other obligation of the obligor of the loan other than a Senior Secured Loan with respect to the liquidation of such obligor or the collateral for such loan and (ii) is secured by a valid second priority perfected security interest or lien to or on specified collateral securing the obligor’s obligations under the loan, which security interest or lien is not subordinate to the security interest or lien securing any other debt for borrowed money other than a Senior Secured Loan on such specified collateral.

“Secured Obligations” has the meaning specified in Section 4(d) hereof.

“Secured Parties” means the Administrative Agent, the Lenders, each Indemnitee and their respective successors and assigns.

“Securities Act” has the meaning specified in Section 4(d)(i) hereof.

“Securities Intermediary” means U.S. Bank National Association, as securities intermediary, under the Account Control Agreement and each securities intermediary appointed under any Additional Account Control Agreement.

“Securitisation Regulation” means Regulation (EU) 2017/2402, all regulatory technical standards adopted thereunder and any guidance published in relation thereto by the European Banking Authority.

“Securitisation Regulation Effective Date” means the application date specified in Article 43 of the Securitisation Regulation, currently being January 1, 2019 (or, if amended, the application date specified in the relevant amendments to the Securitisation Regulation).

“Senior Secured Loan” means any assignment of, participation interest in or other interest in a Qualified Loan that (i) is secured by a first priority perfected security interest or lien on specified collateral (subject to customary exemptions for permitted liens, including, without limitation, any tax liens or as permitted in the last sentence of this definition), (ii) has the most senior pre-petition priority (including pari passu with other obligations of the obligor) in any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings and (iii) by its terms is not permitted to become subordinate in right of payment to any other obligation of the obligor thereof (subject to customary exemptions for permitted liens, including, without limitation, any tax liens or as permitted in the last sentence of this definition). For the avoidance of doubt, a Senior Secured Loan (x) may be subject to permitted liens (including liens securing working capital facilities) entered into the ordinary course pursuant to the respective credit agreement with respect to such Asset and (y) may by its terms receive payments after proceeds are first applied to a working capital facility; provided, that any loan described in clause (i) above shall be a Senior Secured Loan only to the extent that any such working capital facility or other debt has a notional amount less than the sum of (A) the amount of the Senior Secured Loan subject to the lien hereof and (B) all other first-lien term and revolving loans extended to the applicable obligor (and for this purpose, any undrawn amounts under a delayed-draw term loan facility shall be deemed to have been fully drawn).

“Senior Unsecured Loan” means any assignment of or participation interest in or other interest in an unsecured Qualified Loan that is not subordinated to any other unsecured indebtedness of the obligor.

“Step-Down Obligation” means an obligation which by the terms of the related Underlying Instruments provides for a decrease in the per annum interest rate on such obligation (other than by reason of any change in the applicable index or benchmark rate used to determine such interest rate) or in the spread over the applicable index or benchmark rate, solely as a function of the passage of time; provided that an obligation providing for payment of a constant rate of interest, or a constant spread over a floating rate index or benchmark, as the case may be, at all times after the date of its acquisition by the applicable Borrower Party shall not constitute a Step-Down Obligation at and following such time.

“Step-Up Obligation” means any obligation which provides for an increase, in the case of an obligation which bears interest at a fixed rate, in the per annum interest rate on such obligation or, in the case of an obligation which bears interest at a floating rate, in the spread over that applicable index or benchmark rate, solely as a function of the passage of time; provided that an obligation providing for payment of a constant rate of interest, or a constant spread over a floating rate index or benchmark, as the case may be, at all times after the date of its acquisition by the applicable Borrower Party shall not constitute a Step-Up Obligation at and following such time.

“Structured Finance Obligation” means, any obligation of a special purpose vehicle secured directly by, referenced to, or representing ownership of, and the payments of which are principally dependent upon, a pool of receivables or other assets; provided that, for purposes of this definition, any financial guarantee insurance policy or other guarantee or “wrap” of such special purpose vehicle’s obligation to make payments shall be disregarded.

“Subordinated Management Fee” means the fee payable to the Collateral Manager on the final Payment Date, after all Termination Obligations have been paid in full, pursuant to Section 3(c) of this Agreement, in an amount equal to 0.50% per annum of the average of (x) the Collateral Principal Amount as of the first day and (y) the Collateral Principal Amount as of the last day, in each case, of each calendar month during each Interest Accrual Period, which amount shall accrue on each Payment Date until the Maturity Date.

“Subscription Amount” means the total cash proceeds from the issuance and sale of Preference Shares to Preferred Investors.

“Subsidiary” means, with respect to any Person, a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares or securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Synthetic Security” means a security or swap transaction (excluding, for purposes of this Agreement, a participation interest) that has payments associated with either payments of interest and/or principal on a reference obligation or the credit performance of a reference obligation.

“Target CLO Amount” has the meaning set forth in the Fee Letter.

“Target Date” has the meaning specified in Section 2(h)(ii)(B) hereof.

“Tax Jurisdiction” means the Bahamas, Bermuda, the British Virgin Islands, the Cayman Islands, the Channel Islands, the Netherlands Antilles, Singapore, the Jersey Islands or the U.S. Virgin Islands.

“Tax Subsidiary” means a special purpose, wholly-owned Subsidiary of a Borrower Party that is treated as a corporation for U.S. federal income tax purposes and is organized to reduce the risk that such Borrower Party may be treated as engaged in a trade or business in the United States for U.S. federal income tax purposes or otherwise subject to U.S. federal income tax on a net income basis.

“Taxes” has the meaning specified in Section 2(j) hereof.

“Termination Obligations” means the sum of accrued and unpaid interest on the Loans to (but excluding) the date of payment, the Outstanding Principal Amount of all Loans, any applicable CLO Takeout Fees, and all other amounts (including without limitation fees, expenses and indemnities) payable to the Administrative Agent and the Lenders hereunder.

“Traded Portfolio Asset” means each Portfolio Asset then owned (or committed to be acquired) by any Borrower Party, but excluding any Portfolio Assets not yet settled for which the applicable Borrower Party has entered a binding commitment to sell.

“Transaction Documents” means this Agreement, the promissory note(s) (if any), the Account Control Agreement, each Additional Account Agreement, the Preference Share Subscription Agreement, the Engagement Letters, the Collateral Management Agreement, the Custody Agreement, each Additional Custody Agreement, the Fee Letter, each CLO Takeout Fee Letter, each CLO Subsidiary Joinder Supplement and any other agreements pursuant to which the Accounts are established and maintained and any other documentation required to be executed and delivered by any Borrower Party from time to time pursuant to this Agreement.

“Trust Accounts” means the Borrower Trust Account and each CLO Subsidiary Trust Account.

“UCC” means the Uniform Commercial Code in effect in each applicable jurisdiction.

“U.S. Bankruptcy Code” means the U.S. Bankruptcy Code, Title 11 of the United States Code, as amended from time to time.

“Underlying Instruments” means with respect to an Asset, the trust deed, indenture, credit agreement or other agreement pursuant to which an Asset has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Asset or of which holders of such Asset are the beneficiaries.

“U.S. Risk Retention Rules” means the credit risk retention requirements under Section 15G of the Exchange Act and the applicable rules and regulations promulgated thereunder (as may be amended from time to time and in effect on the related date of determination).

“Write-Down and Conversion Powers” means, in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule.

“Zero-Coupon Security” means any obligation that at the time of purchase does not by its terms provide for the payment of cash interest; provided that if, at any time after such purchase such obligation provides for the payment of cash interest, it will cease to be a Zero-Coupon Security.

(b)     For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i)     the terms defined in this Agreement include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(ii)     references herein to “Sections,” subsections, clauses and other subdivisions without reference to a document are to designated Sections and other subdivisions of this Agreement;

(iii)     the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision;

(iv)     the term “include” or “including” shall mean without limitation by reason of enumeration;

(v)     the Section and subsection titles and headings in this Agreement are for convenience of reference only and will be disregarded in and have no effect on any interpretation of the provisions of this Agreement;

(vi)     reference to any agreement, instrument or document means such agreement, instrument, or document as it may be amended or otherwise modified form time to time, and including all schedules and exhibits thereto; and

(vii)     reference to any rule, statute or law means such rule, statute, or law as it may be amended, supplemented, replaced or superseded from time to time.

SECTION 2.         The REVOLVING Facility

(a)     The Maximum Facility Amount. Subject to the terms and conditions set forth herein, the Lenders agree to make available to the Borrower Parties an uncommitted credit facility providing for loans (“Loans”) in an aggregate principal amount not exceeding the lesser of (A) the Maximum Facility Amount as of the funding date of such Loan and (B) the Borrowing Base as of the funding date of such Loan (calculated after giving effect to the deposit or investment of the proceeds on such funding date), which Loans shall be used by the Borrower Parties to acquire Portfolio Assets. Within the foregoing limits and subject to the terms, conditions and limitations set forth herein, the Borrower Parties may borrow, repay and reborrow Loans until the Conversion Date. Notwithstanding anything in this Agreement to the contrary, the parties hereto acknowledge that this is an uncommitted facility, and there is no express or implied commitment on the part of any Lender to provide any Loan, except that, in the case of Assets approved by means of an Approval Request in the Administrative Agent’s sole discretion (where such approval has not expired or been rescinded pursuant to Section 2(b), and if the conditions precedent to the related funding specified in Section 7 have been satisfied), the Lenders shall not refuse to fund the related Loans required to settle purchase commitments by the Borrower Parties made pursuant to Section 2(b)(iii). However, any Lender may issue an agreement to fund, in writing, following its receipt of a Borrowing Request, at which point, such Lender shall be committed to fund under such Borrowing Request only.

(b)     Requests for Asset Approval. The Collateral Manager, on behalf of the Borrower Parties, shall provide to the Administrative Agent (with a copy to the Borrower) a notice by electronic mail in the form of Annex A with respect to each Asset proposed to be purchased with, if applicable, funds held in the Trust Accounts or the proceeds of a Loan or Principal Collections pursuant to Section 5(d) (together with any attachments required in connection therewith, an “Approval Request”), together with copies of any Material Documents related to such Asset requested by the Administrative Agent. The Administrative Agent shall have the right, acting in its sole and absolute discretion, to approve or reject any Approval Request and to request additional information regarding any proposed Asset. If the Administrative Agent receives an Approval Request by 11:00 a.m. New York City time on any Business Day, the Administrative Agent shall notify the Collateral Manager and the Borrower in writing (including via electronic mail) whether it has approved or rejected such Approval Request by 3:00 p.m. New York City time on the second Business Day thereafter (it being understood, for the avoidance of doubt, that any Approval Request received by the Administrative Agent after 11:00 a.m. New York City time on any Business Day shall be deemed to have been received on the following Business Day); provided that if the Administrative Agent does not notify the Collateral Manager and the Borrower whether it has approved or rejected such Approval Request by 3:00 p.m. New York City time on the second Business Day after receipt, such Approval Request shall be deemed to be rejected. No later than 4:30 p.m. New York City time on the same Business Day that the Collateral Manager and the Borrower receive an approved Approval Request from the Administrative Agent (or reconfirmation of an approved Approval Request in accordance with the proviso to this sentence), the Collateral Manager, on behalf of the Borrower Parties, shall provide by electronic mail to the Administrative Agent (with a copy to the Borrower and the Custodian) a copy of the Portfolio Asset Buy Confirmation; provided that if the Collateral Manager on behalf of a Borrower Party (x) does not enter into a commitment to purchase a Portfolio Asset on the same Business Day as the approval of the related Approval Request is first received from the Administrative Agent and (y) still wishes to purchase such Portfolio Asset, the Collateral Manager, by 11:00 a.m. New York City time on the next Business Day, shall request the Administrative Agent to reconfirm to the Collateral Manager and the Borrower that the related approved Approval Request shall remain valid until 4:30 p.m. New York City time on such Business Day. The Administrative Agent shall have the right, acting in its sole and absolute discretion, to approve or reject any such request.

(c)     Borrowings. If, prior to the Conversion Date, the Collateral Manager wishes to purchase an Asset on behalf of a Borrower Party for which the Approval Request has been approved pursuant to Section 2(b) and funds in the Trust Accounts are insufficient to provide for such purchase, the Collateral Manager shall request a Loan for such purpose by, no later than 3 p.m., New York City time, on the second Business Day preceding the proposed date of such Loan, providing to the Administrative Agent (with a copy to the Borrower) an irrevocable notice (which may be signed by the Collateral Manager on behalf of the Borrower Parties) by electronic mail or facsimile transmission substantially in the form of Annex B hereto (together with any attachments required in connection therewith, a “Borrowing Request”). The Administrative Agent shall notify, as soon as reasonably practical but in no event later than 5:00 p.m. New York City time two (2) Business Days prior to the proposed date of the Loan, the Lenders each time it receives a Borrowing Request. Unless otherwise agreed to by the Lenders, each Loan shall be in a minimum principal amount of U.S.$1,000,000 and shall be in an amount (not less than zero) equal to (i) the Purchase Price of the Asset, together with any purchased accrued interest with respect thereto (as specified in the Approval Request) minus (ii) the sum of (A) the balance (if any) in the Trust Accounts and (B) any proceeds expected to be received by the Borrower in connection with the issuance and sale of any Preference Shares required or expected to be issued pursuant to Section 6(c) in connection with the purchase of such Asset. To the extent that more than one Lender is a party hereto, each Loan shall consist of loans made by the Lenders ratably in accordance with their Individual Lender Maximum Funding Amounts. Each Lender at its option may make any Loan or portion of a Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan and may at any time cause any Loan to be transferred to any domestic or foreign branch or Affiliate of such Lender. Upon satisfaction of the conditions to borrowing set forth in this Section 2, the Lenders shall advance the applicable principal amount of each Loan on the date specified in the related Borrowing Request and the proceeds thereof shall be paid into the Borrower Trust Account or otherwise at the direction of the Borrower (or the Collateral Manager on behalf of the Borrower Parties) as set forth in the Borrowing Request for application toward the acquisition cost of the related Asset. The Lenders shall not fund any Loans to any Borrower Party if a Default has occurred and is continuing.

Notwithstanding the preceding paragraph, the Collateral Manager, on behalf of the Borrower Parties, may deliver a Borrowing Request to the Administrative Agent on the first or second Business Day prior to the proposed date of the funding of a Loan (an “Expedited Borrowing Request”). Upon receipt of an Expedited Borrowing Request, the Administrative Agent shall promptly notify the Lenders of such Loan, and the Lenders shall use commercially reasonable efforts to make such Loan on the proposed funding date set forth in the Expedited Borrowing Request subject to the terms and conditions for borrowings set forth in this Agreement, except that such Loan may be advanced at a rate per annum equal to the Reference Rate plus the Applicable Margin and shall be automatically refinanced within three (3) Business Days of the funding of such Loan with a LIBOR-based Loan; provided, that if the Lenders are unable to make a Loan pursuant to an Expedited Borrowing Request due to the occurrence of a force majeure, or any other unexpected and unforeseen event, including, without limitation, market disruptions, the Lenders shall make such Loan subject to the terms and conditions for borrowings set forth in this Agreement as soon as they are reasonably able to do so.

(d)     Interest. Loans (other than as set forth in the next two succeeding provisos) shall bear interest at a rate per annum equal to LIBOR plus the Applicable Margin until repaid; provided that (x) Loans made pursuant to an Expedited Borrowing Request that have not been refinanced with a LIBOR-based Loan and (y) any Loan with respect to which LIBOR cannot be determined, shall bear interest at a rate per annum equal to the Reference Rate plus the Applicable Margin; provided, further that upon the occurrence and during the continuance of an Event of Default, the Loans shall bear interest at a rate per annum equal to LIBOR or the Reference Rate, as applicable, plus the Applicable Margin plus 2.00%. Interest shall be calculated daily on the basis of a year of 360 days and actual days elapsed. Interest shall accrue on each Loan through but excluding the date of payment.

The Borrower Parties shall pay to the Administrative Agent for the benefit of the Lenders all accrued and unpaid interest on the Loans and, if applicable, any related Breakage Costs, on the Maturity Date; provided that the Borrower Parties shall partially or fully pay accrued and unpaid interest for the related Interest Accrual Period on each Payment Date (if any) to the extent of Interest Collections and Principal Collections available for such payment pursuant to this Agreement (and any unpaid interest shall remain outstanding). Accrued and unpaid interest on past due amounts shall be payable on demand.

In no case shall interest payable hereunder exceed the amount that the Lender may charge or collect under applicable law.

(e)     Administrative Agent Fee. The Borrower Parties shall pay to the Administrative Agent a fee (the “Administrative Agent Fee”) equal to the Administrative Agent Fee Amount ; provided, that if an Event of Default or a Collateral Manager Default has occurred and is continuing, the Administrative Agent Fee shall be equal to the Adjusted Administrative Fee Amount. The Administrative Agent Fee with respect to a period shall be computed on the basis of a 360-day year and the actual number of days elapsed.

The Borrower Parties shall pay to the Administrative Agent all accrued and unpaid Administrative Agent Fees on the Maturity Date; provided that the Borrower Parties shall partially or fully pay the accrued and unpaid Administrative Agent Fee for the related Interest Accrual Period on each Payment Date (if any) to the extent of Interest Collections available for such payment pursuant to this Agreement (and any unpaid Administrative Agent Fee shall remain outstanding). Fees paid in accordance with provisions hereof shall not be refundable under any circumstances.

(f)     Evidence of Loans. The Loans and all payments thereon shall be evidenced by the Administrative Agent’s loan accounts and records; provided that upon the request of any Lender, the Loans may be evidenced by a promissory note in the form of Annex C hereto in addition to such loan accounts and records. Such loan accounts, records and promissory note shall be conclusive absent manifest error of the amount of the Loans and payments thereon. Any failure to record any Loan or payment thereon or any error in doing so shall not limit or otherwise affect the obligation of the Borrower Parties to pay any amount owing with respect to the Loans.

(g)     Repayment of Principal on CLO Takeout Dates and the Maturity Date. The entire Outstanding Principal Amount of Loans shall be due and payable on the Maturity Date, and on the Maturity Date the Borrower Parties shall pay such amount from the Principal Collection Accounts to the Administrative Agent on behalf of the Lenders, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character, all of which are hereby expressly waived. On each CLO Takeout Date, the portion of the Outstanding Principal Amount of Loans in respect of each Portfolio Asset that is transferred on the related CLO Takeout Date shall be due and payable on such CLO Takeout Date, and on such CLO Takeout Date the Borrower Parties shall pay such amount from the Principal Collection Accounts to the Administrative Agent on behalf of the Lenders, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character, all of which are hereby expressly waived.

(h)     Prepayments.

(i)     Optional Prepayments. The Borrower Parties may, upon three Business Days’ notice to the Administrative Agent, prepay one or more outstanding Loans in whole, or in part, on any Business Day, together with accrued and unpaid interest in respect of such Loans through (but excluding) the date of such prepayment and, if applicable, any related Breakage Costs. Such prepayment may be made with the proceeds of a sale or liquidation of a Portfolio Asset in accordance with the Transaction Documents or out of funds available in the Principal Collection Accounts or Trust Accounts on the date of such prepayment (including through the issuance of additional Preference Shares).

(ii)     Mandatory Prepayments. (A) In connection with any sale or disposition of a Portfolio Asset pursuant to Section 5, unless the Administrative Agent has agreed in writing that such proceeds may be used in connection with a Reinvestment pursuant to Section 5(d), the applicable Borrower Party shall, upon three (3) Business Days’ notice to the Administrative Agent, use such sale or disposition proceeds to prepay one or more outstanding Loans in whole, or in part, on any Business Day, together with accrued and unpaid interest in respect of such Loans through (but excluding) the date of such prepayment and, if applicable, any related Breakage Costs; provided, that instead of prepaying a Loan immediately with such proceeds the Borrower Parties may deposit the proceeds into the applicable Prepayment Reserve Account and effect such prepayment on or before the end of the applicable Interest Accrual Period.

(B)     On or before each of (1) the day that is (x) if the Conversion Date occurs as a result of clause (ii) of the definition of “Revolving Period”, the CLO Takeout Amortization Date, or (b) otherwise, 6 calendar months after the Conversion Date (or, if such day is not a Business Day, the immediately succeeding Business Day) and (2) the Outside Settlement Date (each, a “Target Date”), the Borrower Parties shall prepay one or more outstanding Loans in whole, or in part, together with accrued and unpaid interest in respect of such Loans through (but excluding) the date of such prepayment and, if applicable, any related Breakage Costs on any one or more Business Days prior to each Target Date in an amount equal to or greater than, in the aggregate, the Scheduled Principal Payment Amount for the related Target Date, such that the Outstanding Principal Amount of the Loans as of such Target Date shall be no greater than the Scheduled Targeted Principal Balance for such date.

(i)     Payments in General. Except as otherwise expressly provided herein, all payments to the Administrative Agent and the Lenders hereunder shall be made in Dollars in immediately available funds to the account or accounts designated in writing to the Borrower by the Administrative Agent and from time to time for such purpose not later than 2:00 p.m. (New York City time) on the date specified herein. All payments to the Administrative Agent and the Lenders hereunder shall be made in full without deduction for any counterclaim, defense, recoupment or set-off.

For purposes hereof, the initial wiring instructions for payments to the Administrative Agent hereunder shall be:

BNP PARIBAS, NEW YORK
Attention: Loan Servicing
ABA: 026 007 689
Account #: 10313000103
Reference: Loan Servicing Clearing Account – JMP Credit Advisors Long-Term Warehouse

(j)     Taxes. (i) Except as required by law, all payments to the Lenders under this Agreement (including, for purposes of this Section 2(j) and Section 13(p) the Administrative Agent in its capacity as such, and in each case, any successor, assignee, or participant) hereunder shall be made free and clear of, and exempt from, and without any deduction or withholding for or on account of, any present or future taxes, levies, imposts, duties, assessments, fees or charges of any nature now or hereafter imposed by any jurisdiction (or any political subdivision or taxing authority thereof or therein) and all interest, penalties or additions to tax with respect thereto (“Taxes”). If any Taxes are required to be withheld or deducted from any payment by the Borrower Parties on account of any Loan, the Borrower Parties agree to (i) notify the Administrative Agent of such requirement to withhold or deduct, (ii) withhold or deduct and pay to the relevant taxing authority the full amount of such Taxes required to be withheld or deducted, (iii) in the case of Taxes, other than Excluded Taxes, to pay the Lenders such additional amounts as will result in receipt by the Lenders of such amounts as would have been received by the Lenders had no deduction or withholding been made for or on account of any such Taxes, and (iv) promptly furnish to the Lenders copies of tax receipts evidencing such payment by such Borrower Party or such other evidence reasonably satisfactory to the Administrative Agent. In addition, the Borrower Parties hereby agree to pay any stamp, court or documentary, intangible, recording, filing or similar taxes, charges or levies that arise from the execution, delivery, enforcement or registration of, any performance, receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Transaction Document (collectively, “Other Taxes”), except any such Taxes that are imposed with respect to an assignment (other than an assignment at a Borrower Party’s request). The Borrower Parties shall indemnify and hold harmless each of the Lenders (including its direct or indirect beneficial owners), and reimburse each of the Lenders upon its written request, for the amount of any Taxes (other than Excluded Taxes) imposed on or with respect to any payment made by or on account of any obligation of the Borrower Parties under any Loan, and Other Taxes, and the full amount of Taxes (other than Excluded Taxes) imposed by any jurisdiction on amounts payable under this Section 2(j) (without duplication of any additional amounts already paid pursuant to this Section 2(j)), and any reasonable documented expenses arising therefrom or with respect thereto, regardless of whether the non-Excluded Taxes, Other Taxes, or other reasonable documented expenses for which indemnity is sought have been correctly or legally asserted.

(ii)     Each party's obligations under this Section 2(j) shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all obligations under any Transaction Document.

(k)     Reporting. The Borrower (or the Collateral Manager on its behalf) shall provide daily reports (on each Business Day) regarding the Portfolio Assets and the Borrower Collateral to the Administrative Agent in such form and substance as the Administrative Agent may reasonably request.

(l)     Payment Date Distributions. On each Payment Date and subject to the terms of Section 2(d), Section 2(e), Section 2(g), Section 2(h), Section 13(d) and Section 13(p), the Borrower shall apply amounts available in the Borrower Interest Collection Account as of the close of business on the Business Day prior to such Payment Date (and to the extent such amounts are insufficient, amounts available in the Borrower Principal Collection Account as of the close of business on the Business Day prior to such Payment Date), to make the following payments:

(i)     first, to pay (x) any accrued and unpaid fees and expenses of the Borrower Parties then due and payable in accordance with Section 13(d) (excluding any Agent Indemnity Amount) and (y) any Taxes and Other Taxes (including any liability (including penalties, additions to Tax, interest and expenses) arising therefrom or with respect thereto) then due and payable by the Borrower Parties in accordance with Section 2(j);

(ii)     second, to pay the Administrative Agent Fee then due and payable in accordance with Section 2(e);

(iii)     third, to pay (x) first, any interest due and payable on the Loans in accordance with Section 2(d) and then (y) second, to the Administrative Agent an amount equal to any accrued and unpaid Facility Fees then due and payable to the Administrative Agent;

(iv)     fourth, to (x) first, repay all or a portion, as applicable, of the aggregate outstanding principal amount of the Loans in connection with (1) an optional prepayment in accordance with Section 2(h)(i), (2) after the Conversion Date, a mandatory prepayment in accordance with Section 2(h)(ii) or (3) a CLO Takeout Date or the Maturity Date, in accordance with Section 2(g) and then (y) second, if applicable, pay any related Breakage Costs and then (z) third, if applicable, pay any increased costs payable in accordance with Section 13(p);

(v)     fifth, to pay any Agent Indemnity Amount;

(vi)     sixth, if so directed by the Collateral Manager, to make any other payments, distributions or applications permitted under this Agreement (other than the payments set forth in paragraphs (vii) and (viii) below), including, without limitation, to make a Reinvestment from Principal Collections as set forth in Section 5(d);

(vii)     seventh, (x) if such Payment Date is not the final Payment Date and the Dividend Release Ratio Condition is satisfied or (y) if such Payment Date is the final Payment Date and the Termination Obligations have been paid in full, in each case, to pay the Subordinated Management Fee then due and payable in accordance with Section 3(d); and

(viii)     eighth, if such Payment Date is not the final Payment Date, at the discretion of the Preferred Investor and with the consent of the Collateral Manager, to pay the Preferred Investors a distribution in accordance with Section 7(b) of the Preference Share Subscription Agreement; provided that, (x) the Dividend Release Ratio Condition is satisfied and (y) any distribution on such Payment Date would not, in the reasonable judgment of the Collateral Manager, lead to the unavailability of sufficient funds for the Borrower Parties to make mandatory payments on the Target Dates in accordance with Section 2(h)(ii)(B).

On the final Payment Date, all amounts remaining in the Interest Collection Accounts and the Principal Collection Accounts on the final Payment Date, after application thereof in accordance with clauses (i) through (viii) above and following the payment of the Termination Obligations in full, shall be applied for distribution to the Preferred Investor in accordance with Section 7(c) of the Preference Share Subscription Agreement.

(m)     Delayed Drawdown Collateral Obligations. On the date that any Delayed Drawdown Collateral Obligation is acquired by a Borrower Party, the acquisition of which was approved by the Administrative Agent and the terms of which require additional payments to be made by such Borrower Party after the acquisition thereof, (i) the Borrower Parties shall transfer from the Trust Accounts into the applicable Delayed Drawdown Reserve Account, an amount up to the aggregate amount of all additional payments required to potentially be made by such Borrower Party, to the extent such funds are available, and (ii) the Lenders shall make a Loan in accordance with Section 2(c) to be deposited into the applicable Delayed Drawdown Reserve Account in an amount equal to the difference between (x) the aggregate amount of all additional payments to potentially be made by such Borrower Party after the acquisition of such Delayed Drawdown Collateral Obligation and (y) the amount transferred into the applicable Delayed Drawdown Reserve Account pursuant to clause (i). Any amount loaned by the Lenders and deposited into a Delayed Drawdown Reserve Account shall be deemed to be a Loan on the date of deposit. All amounts in the Delayed Drawdown Reserve Accounts will be invested in Eligible Investments. On the date that any additional payment is required to be made by any Borrower Party in connection with a Delayed Drawdown Collateral Obligation, amounts will be withdrawn from the applicable Delayed Drawdown Reserve Account by the applicable Borrower Party without further consent of the Administrative Agent and applied to make such additional payment. In the event that any Delayed Drawdown Collateral Obligation is sold by any Borrower Party or the amount of potential additional payments in respect of a Delayed Drawdown Collateral Obligation is irrevocably reduced, an amount equal to the amount of the applicable reduction in such Borrower Party’s potential additional payment obligations with respect to such Delayed Drawdown Collateral Obligation will be transferred from the applicable Delayed Drawdown Reserve Account to the applicable Principal Collection Account and treated as a prepayment of the applicable Asset. If, at any time, the Administrative Agent determines, pursuant to the terms and conditions of this Agreement, that a Delayed Drawdown Collateral Obligation is no longer eligible to collateralize the CLO Securities, the applicable Borrower Party shall liquidate such Delayed Drawdown Collateral Obligation, subject to the conditions set forth in Sections 5(a), 5(b) and 9(h), in a timely fashion, in accordance with the standard of care applicable to such transactions under the Collateral Management Agreement, so as to minimize the number of additional payments any Borrower Party may be required to make with respect to such Delayed Drawdown Collateral Obligation following the Administrative Agent’s determination of the Delayed Drawdown Collateral Obligation’s ineligibility.

SECTION 3.     Accounts

(a)     On or before the date of the first Loan, the Borrower shall establish at the Custodian (i) a securities account (the “Borrower Collateral Account”) to which all Portfolio Assets held by the Borrower will be credited, (ii) a securities account (the “Borrower Collection Account”) into which all proceeds received in connection with Portfolio Assets held by the Borrower (including any repayments or prepayments of principal and amounts received in connection with any sale, termination or other dispositions thereof) will be deposited, (iii) a securities account, which shall be a subaccount of the Collection Account, into which all interest proceeds from the Portfolio Assets held by the Borrower and other related Interest Collections will be deposited (the “Borrower Interest Collection Account”), (iv) a securities account, which shall be a subaccount of the Collection Account, into which all principal proceeds received in connection with the Portfolio Assets held by the Borrower (including any repayments or prepayments of principal and amounts received in connection with any sale, termination or other dispositions thereof up to the outstanding principal amount thereof) and other related Principal Collections will be deposited (the “Borrower Principal Collection Account”), (v) a securities account (the “Borrower Trust Account”) into which all cash received by the Borrower from the issuance of Preference Shares, all Loan proceeds and any amounts transferred from the Borrower Principal Collection Account (with the consent of the Lender) will be deposited, (vi) a securities account (the “Borrower Prepayment Reserve Account”) into which funds received by the Borrower in connection with any sale or disposition of a Portfolio Asset by the Borrower shall be deposited to the extent the Borrower elects to deposit such funds in accordance with Section 2(h)(ii)(A), (vii) a securities account (the “Borrower Delayed Drawdown Reserve Account”) into which funds related to Delayed Drawdown Collateral Obligations held by the Borrower will be deposited pursuant to Section 2(m) and (viii) a securities account (the “OC Ratio Posting Account”) into which funds related to OC Ratio Posting Payments shall be deposited pursuant to Section 6. The Borrower Accounts shall be maintained in accordance with the Account Control Agreement.

(b)     On or before the date of becoming a CLO Subsidiary under this Agreement, each CLO Subsidiary shall establish at the applicable Custodian (i) a securities account (the “CLO Subsidiary Collateral Account”) to which all Portfolio Assets held by such CLO Subsidiary will be credited, (ii) a securities account (the “CLO Subsidiary Collection Account”) into which all proceeds received in connection with Portfolio Assets held by such CLO Subsidiary (including any repayments or prepayments of principal and amounts received in connection with any sale, termination or other dispositions thereof) will be deposited, (iii) a securities account, which shall be a subaccount of such CLO Subsidiary Collection Account, into which all interest proceeds from the Portfolio Assets held by such CLO Subsidiary and other related Interest Collections will be deposited (the “CLO Subsidiary Interest Collection Account”), (iv) a securities account, which shall be a subaccount of such CLO Subsidiary Collection Account, into which all principal proceeds received in connection with the Portfolio Assets held by such CLO Subsidiary (including any repayments or prepayments of principal and amounts received in connection with any sale, termination or other dispositions thereof up to the outstanding principal amount thereof) and other related Principal Collections will be deposited (the “CLO Subsidiary Principal Collection Account”), (v) a securities account (the “CLO Subsidiary Trust Account”) into which all cash received by such CLO Subsidiary from the issuance of any preference shares, all Loan proceeds and any amounts transferred from such CLO Subsidiary Principal Collection Account (with the consent of the Lender) will be deposited, (vi) a securities account (the “CLO Subsidiary Prepayment Reserve Account”) into which funds received by such CLO Subsidiary in connection with any sale or disposition of a Portfolio Asset by such CLO Subsidiary shall be deposited to the extent such CLO Subsidiary elects to deposit such funds in accordance with Section 2(h)(ii)(A) and (vii) a securities account (the “CLO Subsidiary Delayed Drawdown Reserve Account”) into which funds related to Delayed Drawdown Collateral Obligations held by such CLO Subsidiary will be deposited pursuant to Section 2(m). The CLO Subsidiary Accounts of each CLO Subsidiary shall be maintained in accordance with the applicable Additional Account Control Agreement.

(c)     The only permitted withdrawal from or application of assets credited to the Collateral Accounts shall be to deliver such assets in connection with a sale, termination, repayment or other disposition of such asset against payment or exchange. Any cash payment received in connection with any such disposition shall be deposited into the Collection Accounts or paid to the Administrative Agent on behalf of the Lenders as provided herein, and any non-cash asset received in exchange shall be credited to the applicable Collateral Account promptly.

(d)     The applicable Borrower Party (or the Collateral Manager on behalf of such Borrower Party) shall instruct each obligor under the Portfolio Assets (or, with respect to any Agented Asset, the paying agent) to deliver all proceeds in respect of the Borrower Collateral to its respective Collection Account. The Borrower Parties shall (or shall cause the Collateral Manager to), on a daily basis (on each Business Day), identify collections received in each Collection Account on the second prior Business Day in connection with the Portfolio Assets as either Principal Collections or Interest Collections and notify in writing to the Custodian of such determination. Each Borrower Party (or the Collateral Manager on behalf of the Borrower Parties) shall cause all Principal Collections received on behalf of the Portfolio Assets in its respective Collection Account to be promptly (but in any event no later than one Business Day following receipt thereof) transferred by the Custodian to its respective Principal Collection Account. Each Borrower Party (or the Collateral Manager on behalf of the Borrower Parties) shall cause all Interest Collections received on behalf of the Portfolio Assets in its respective Collection Account to be promptly (but in any event no later than one Business Day following receipt thereof) transferred by the Custodian to its respective Interest Collection Account. The only permitted withdrawal from or application of funds on deposit in the Collection Accounts, Principal Collection Accounts or Interest Collection Accounts shall be to make payments expressly provided for in this Agreement or to transfer funds to the applicable Trust Account in connection with a Reinvestment pursuant to Section 5(d). Without limiting the foregoing, (x)(i) if the Dividend Release Ratio Condition is satisfied, on each Payment Date (other than the final Payment Date) or (ii) if the Termination Obligations have been paid in full, on the final Payment Date, the Borrower Parties shall, in each case, in accordance with the priority of payments set forth in Section 2(l), apply amounts in the Interest Collection Accounts (and to the extent such amounts are insufficient, amounts in the Principal Collection Accounts) for the payment of the Subordinated Management Fee to the Collateral Manager; provided, however if such amounts are insufficient no further payment shall be made of the Subordinated Management Fee after the final Payment Date and (y) the Borrower shall apply amounts available in the Borrower Interest Collection Account and the Borrower Principal Collection Account on each Payment Date pursuant to Section 2(l).

(e)     The only permitted withdrawals from or application of funds on deposit in the Trust Accounts shall be to either (i) make prepayments on outstanding Loans in accordance with Section 2(h) or other payments expressly provided for in this Agreement, (ii) purchase Assets or (iii) deposit funds in the applicable Delayed Drawdown Reserve Account pursuant to Section 2(m).

(f)     The only permitted withdrawals from or application of funds on deposit in the Prepayment Reserve Accounts shall be by the Borrower to make mandatory prepayments pursuant to Section 2(h)(ii)(A) at or before the end of the applicable Interest Accrual Period.

(g)     The only permitted withdrawals from or application of funds on deposit in the Delayed Drawdown Reserve Accounts shall be to either (i) make additional payments with respect to a Delayed Drawdown Collateral Obligation pursuant to Section 2(m) or (ii) deposit in the applicable Principal Collection Account pursuant to Section 2(m) as a result of a sale of a Delayed Drawdown Collateral Obligation, or an irrevocable reduction of the applicable Borrower Party’s additional payment obligations under a Delayed Drawdown Collateral Obligation pursuant to the related Underlying Instrument.

(h)     The only permitted withdrawals from or application of funds on deposit in the OC Ratio Posting Account shall be either (i) to deposit such funds in the Borrower Trust Account upon an Event of Default or (ii) to make a payment to the Preferred Investor or the Collateral Manager, as applicable, in accordance with Section 6(b) hereof.

SECTION 4.         Security Interest

(a)     Grant. As collateral security for the prompt payment in full and performance when due (whether at stated maturity, by acceleration, by liquidation or otherwise) of the Borrower Parties’ obligations to the Secured Parties hereunder (together, the “Secured Obligations”), the Borrower Parties hereby pledge to the Administrative Agent on behalf of the Secured Parties and grant to the Administrative Agent on behalf of the Secured Parties a first priority continuing security interest in, lien on and right of set-off against, all of the Borrower Parties’ right, title and interest in, to and under each Portfolio Asset, all Underlying Instruments with respect to the Portfolio Assets, the Borrower Parties’ rights under each Transaction Document to which any is a party, the Borrower’s equity interest in any CLO Subsidiary and all payments and rights thereunder, each Account and all assets credited to and funds on deposit in each Account and all proceeds of the foregoing, in each case whether now owned or hereafter acquired and whether now existing or hereafter coming into existence, other than Excepted Property (collectively, the “Borrower Collateral”).

(b)     Perfection, Etc. The Borrower shall:

(i)     deliver to the Custodian any and all securities and instruments evidencing or otherwise relating to Borrower Collateral, endorsed and/or accompanied by such instruments of assignment and transfer in such form and substance as the Administrative Agent on behalf of the Secured Parties may reasonably request, including by taking all steps reasonably requested by the Administrative Agent and necessary to ensure that all Portfolio Assets that are securities are credited to the applicable Collateral Account by the Custodian and held in accordance with the Account Control Agreement or Additional Account Control Agreement, as applicable, and all other Portfolio Assets held by the Custodian are otherwise marked to reflect the pledge and security interest provided for in this Agreement; provided that, so long as no Event of Default shall have occurred and be continuing, the Administrative Agent shall, promptly upon request of the Borrower or the Collateral Manager, make appropriate arrangements for making any securities or instrument pledged by the Borrower Parties available to the Borrower Parties or the Collateral Manager for purposes of presentation, collection or renewal (any such arrangement to be effected, to the extent deemed appropriate by the Administrative Agent, against trust receipt or like document);

(ii)     give, execute, deliver, file and/or record any financing statement, notice, instrument, document, agreement or other papers, in each case requested by the Administrative Agent, that may be necessary or desirable (in the reasonable judgment of the Administrative Agent) to create, preserve, perfect or validate the security interest granted hereunder or to enable the Administrative Agent on behalf of the Secured Parties to exercise and enforce its rights hereunder with respect to such pledge and security interest;

(iii)     permit the Administrative Agent or any Lender or its agents or representatives to visit the offices of the Borrower Parties during normal office hours and upon reasonable notice to examine and make copies of all documents, books, records and other information concerning the Borrower Collateral and promptly furnish or cause to be furnished to the Administrative Agent or any Lender any information which the Administrative Agent or any Lender may reasonably request concerning the Borrower Collateral; and

(iv)     preserve and protect the Secured Parties’ first priority security interest in Borrower Collateral, and take or cause any action requested by the Administrative Agent and necessary to preserve, defend, protect or perfect the Secured Parties’ first priority security interest.

(c)     Remedies. During the continuance of an Event of Default, the Administrative Agent on behalf of the Secured Parties may exercise, in addition to all other rights and remedies granted in this Agreement, and in any other Transaction Document, all rights and remedies of a secured party under the UCC and such additional rights and remedies to which a secured party is entitled at law or in equity.

Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below or otherwise required hereby) to or upon the Borrower Parties, the Collateral Manager, the Preferred Investor or any other Person (all and each of which demands, presentments, protests, advertisements and notices, or other defenses, are hereby waived to the extent permitted under applicable law except as otherwise provided herein), may in such circumstances forthwith collect, receive, appropriate and realize upon the Borrower Collateral, or any part thereof, and/or may forthwith sell, assign, give option or options to purchase or otherwise dispose of and deliver the Borrower Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, in the over the counter market, at any exchange, broker’s board or office of the Administrative Agent or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best in its sole discretion, for cash or on credit or for future delivery without assumption of any credit risk. The Administrative Agent shall have the right, without notice or publication, to adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for such sale, and any such sale may be made at any time or place to which the same may be adjourned without further notice. The Administrative Agent shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Borrower Collateral so sold, free of any right or equity of redemption of any Borrower Party, which right or equity of redemption is hereby waived or released. To the extent permitted by applicable law, the Borrower Parties, the Collateral Manager, and the Preferred Investor waive all claims, damages and demands it may acquire against the Administrative Agent and the Secured Parties arising out of the exercise by the Administrative Agent of any of its rights hereunder, except for any claims, damages and demands it may have against the Administrative Agent arising from the willful misconduct or gross negligence of the Administrative Agent or its affiliates, or any agents or employees of the foregoing.

The Administrative Agent may, in its discretion during the continuance of an Event of Default, send notification forms giving the obligors and/or agents on Portfolio Assets notice of the Administrative Agent’s interest in the Borrower Collateral on behalf of the Secured Parties and the obligation to make payments as directed by the Administrative Agent.

The rights, powers, privileges and remedies of the Administrative Agent and the Secured Parties under this Agreement are cumulative and shall be in addition to all rights, powers, privileges and remedies available to the Administrative Agent and the Secured Parties at law or in equity or under any other Transaction Document. All such rights, powers and remedies shall be cumulative and may be exercised successively or concurrently without impairing the rights of the Administrative Agent and the Secured Parties hereunder.

All rights of action and of asserting claims under the Transaction Documents, may be enforced by the Administrative Agent without the possession of any notes or the production thereof in any trial or other proceedings relative thereto, and any such action or proceedings instituted by the Administrative Agent shall be brought in its own name as Administrative Agent and any recovery of judgment, subject to the payment of the reasonable expenses, disbursements and compensation of the Administrative Agent, each predecessor Administrative Agent and their respective agents and attorneys, shall be for the ratable benefit of the holders of any notes and other Secured Parties.

In any proceedings brought by the Administrative Agent to enforce the liens under the Transaction Documents, the Administrative Agent shall be held to represent all of the Secured Parties, and it shall not be necessary to make any Secured Party a party to any such proceedings.

(d)     Sales.

(i)     Each of the Borrower Parties, the Collateral Manager, and the Preferred Investor recognizes that the Administrative Agent may be unable to effect a public sale of any or all of the Borrower Collateral, by reason of certain prohibitions contained in the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each of the Borrower Parties, the Collateral Manager, and the Preferred Investor acknowledges and agrees that any such private sale may result in prices and other terms less favorable to the Administrative Agent on behalf of the Secured Parties than if such sale were a public sale and, notwithstanding such circumstances, agree that any such private sale shall not be deemed to have been made in a commercially unreasonable manner solely by virtue of being a private sale. The Administrative Agent shall be under no obligation to delay a sale of any of the Borrower Collateral for the period of time necessary to permit the Borrower Parties to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if the Borrower would agree to do so.

(ii)     Each of the Borrower Parties, the Collateral Manager, and the Preferred Investor further shall use commercially reasonable efforts to do or cause to be done all such other acts as may be reasonably necessary to make any sale or sales of all or any portion of the Borrower Collateral pursuant to this Section 4(d) valid and binding and in compliance with any and all other requirements of applicable law.

(iii)     Each of the Borrower Parties, the Collateral Manager, and the Preferred Investor further agrees that a breach of any of their agreements contained in this Section 4(d) will cause irreparable injury to the Administrative Agent and the Secured Parties, that the Administrative Agent and the Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every agreement contained in this Section 4(d) shall be specifically enforceable against the Borrower Parties, the Collateral Manager, and the Preferred Investor, and each of the Borrower Parties, the Collateral Manager, and the Preferred Investor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under the Agreement or any defense relating to the Administrative Agent’s willful misconduct or gross negligence.

(iv)     Section 9-610 of the UCC states that the Secured Parties are able to purchase the Borrower Collateral only if the Borrower Collateral is sold at a public sale. The Administrative Agent has advised the Borrower Parties, the Collateral Manager, and the Preferred Investor that SEC staff personnel have issued various No Action Letters describing procedures which, in the view of the SEC staff, permit a foreclosure sale of securities to occur in a manner that is public for purposes of Article 9 of the UCC, yet not public for purposes of Section 4(a)(2) of the Securities Act. The UCC permits the Borrower Parties to agree on the standards for determining whether the Secured Party has complied with its obligations under Article 9 of the UCC. Pursuant to the UCC, each of the Borrower Parties, the Collateral Manager, and the Preferred Investor hereby specifically agrees (x) that it shall not raise any objection to any Secured Party’s purchase of the Borrower Collateral (through bidding on the obligations or otherwise) and (y) that a foreclosure sale conducted in conformity with the principles set forth in the No Action Letters promulgated by the SEC staff (1) shall be considered to be a “public” sale for purposes of the UCC, (2) shall be considered commercially reasonable notwithstanding that the Secured Party has not registered or sought to register the Borrower Collateral under the Securities Act, even if the Borrower Parties agree to pay all costs of the registration process, and (3) shall be considered to be commercially reasonable notwithstanding that the Secured Party purchases the Borrower Collateral at such a sale.

(v)     Each of the Borrower Parties, the Collateral Manager, and the Preferred Investor agrees that the Administrative Agent shall not have any general duty or obligation to make any effort to obtain or pay any particular price for any Borrower Collateral sold by the Administrative Agent pursuant to this Agreement. The Administrative Agent may, in its sole discretion, among other things, accept the first bid received, or decide to approach or not to approach any potential purchasers. Each of the Borrower Parties, the Collateral Manager, and the Preferred Investor hereby agrees that the Administrative Agent shall have the right to conduct, and shall not incur any liability as a result of, the sale of any Borrower Collateral, or any part thereof, at any sale conducted in a commercially reasonable manner, it being agreed by the parties hereto that some or all of the Borrower Collateral is or may be of one or more types that threaten to decline speedily in value. The Borrower Parties, the Collateral Manager, and the Preferred Investor hereby waive any claims against the Administrative Agent arising by reason of the fact that the price at which any of the Borrower Collateral may have been sold at a private sale was less than the price that might have been obtained at a public sale or was less than the aggregate amount of the Borrower Parties’ obligations under the Agreement, even if the Administrative Agent accepts the first bid received and does not offer any Borrower Collateral to more than one bidder; provided that the Administrative Agent has acted in a commercially reasonable manner in conducting such private sale. Without in any way limiting the Administrative Agent’s right to conduct a foreclosure sale in any manner which is considered commercially reasonable, each of the Borrower Parties, the Collateral Manager, and the Preferred Investor hereby agrees that any foreclosure sale conducted in accordance with the following provisions (including, without limitation, Section 4(d)(vi) below) shall be considered a commercially reasonable sale, and each of the Borrower Parties, the Collateral Manager, and the Preferred Investor hereby irrevocably waives any right to contest any such sale conducted in accordance with the following provisions:

(1)     the Administrative Agent conducts such foreclosure sale in the State of New York;

(2)     such foreclosure sale is conducted in accordance with the laws of the State of New York; and

(3)     not more than thirty days before, and not less than three Business Days in advance of such foreclosure sale, the Administrative Agent notifies the Borrower, the Collateral Manager, and the Preferred Investor at the address set forth herein of the time and place of such foreclosure sale.

(vi)     Notwithstanding anything in this Section to the contrary, (i) the Administrative Agent shall give not less than two (2) Business Days prior written notice to the Collateral Manager of any proposed private sale, transfer or other disposition of any Borrower Collateral, (ii) the Collateral Manager and/or the Preferred Investor may, but is not required to, offer to buy any item of Borrower Collateral following receipt of the notice described in clause (i) provided that the Administrative Agent shall be entitled to reject such offer in its sole discretion and, notwithstanding the delivery of such notice or the receipt of such offer, shall remain entitled to engage other potential buyers and continue with any proposed private sale, transfer or other disposition described in such notice or to refrain from selling any such item of Borrower Collateral, in each case, its sole discretion, and (iii), to the extent any Borrower Collateral is to be disposed of in a public sale, the Collateral Manager and the Preferred Investor (and any Affiliate or designee thereof) shall be entitled, subject to and in accordance with any rules of such public sale established by the Administrative Agent including any standard and customary eligibility requirements for bidders in such public sale, to bid on each such item of Borrower Collateral being sold, transferred or otherwise disposed of, subject to the same terms and conditions applicable to all other participants in such auction.

(e)     No Other Liens. Except as expressly permitted hereunder and under the Account Control Agreement and each Additional Account Control Agreement, the Borrower Parties will not sell, assign, pledge, grant any security interest in, exchange, transfer, hypothecate or otherwise dispose of or grant any option with respect to such Borrower Collateral, or agree to do any of the foregoing, without the prior written consent of the Administrative Agent.

(f)     Power of Attorney. The Borrower Parties hereby irrevocably appoint the Administrative Agent as its attorney-in-fact with full power of substitution and authorizes the Administrative Agent to take any action and execute any instruments with respect to the Borrower Collateral that the Administrative Agent may deem necessary or advisable in connection with the following, each subject to the terms of this Agreement: (i) the Borrower Parties’ grant of a security interest in the Borrower Collateral to the Administrative Agent on behalf of the Secured Parties and any rights and remedies that the Administrative Agent on behalf of the Secured Parties may exercise in respect thereof upon the occurrence and during the continuance of an Event of Default, (ii) the filing of one or more financing or continuation statements with respect to the Borrower Collateral, (iii) the sale, termination or other disposition of any Portfolio Asset at the direction of the Administrative Agent during the continuance of an Event of Default or on or after the Maturity Date or (iv) accomplishing any other purposes of this Agreement and the exercise of any remedies hereunder by the Administrative Agent. The Borrower Parties agree that the powers granted by this paragraph are coupled with an interest, discretionary in nature and exercisable at the sole option of the Administrative Agent. This power of attorney shall be binding upon, and enforceable against, all beneficiaries, successors, assigns, transferees and legal representatives of the Borrower Parties.

(g)     Termination of Security Interest. The security interest granted to secure the obligations of the Borrower Parties hereunder shall be terminated and released and all rights in the Borrower Collateral will revert to the Borrower Parties on the date all of the Termination Obligations have been paid in full to the Administrative Agent and the Lenders. The security interest granted to secure the obligations of the Borrower Parties hereunder shall be terminated and released with respect to any Portfolio Asset sold by any Borrower Party, or transferred in connection with an Approved CLO Takeout, on the date of settlement of such sale, or the related CLO Takeout Date, respectively. In connection with such termination and release, the Administrative Agent and the Lenders shall execute and deliver such documents, instruments and certificates as the Borrower Parties shall reasonably require at the Borrower Parties’ expense.

(h)     Right of Set-Off. The Administrative Agent and the Lenders are authorized to set-off any and all amounts due to it hereunder against any amounts payable to the Borrower Parties by the Administrative Agent, the Lenders or their Affiliates, whether or not such amounts have matured.

(i)     Each Borrower Party shall register the security interests granted under this Agreement and any other Transaction Documents in its register of mortgages and charges maintained at its registered office in the Cayman Islands.

SECTION 5.       Dispositions of Portfolio Assets, REINVESTMENT OF PRINCIPAL COLLECTIONS

(a)     Sale or Disposition of Portfolio Assets Prior to the Conversion Date. At any time prior to the Conversion Date, the Collateral Manager on behalf of the Borrower Parties may arrange for the sale or disposition of any Portfolio Asset, subject to the following conditions:

(i)     both prior to and immediately after giving effect to such sale or disposition, no Default or Event of Default shall have occurred and be continuing; and

(ii)     the proceeds from such sale or disposition (after taking into account all costs and expenses associated with such sale or disposition) are at least equal to the Purchase Price of such Portfolio Asset; provided that any Borrower Party may sell or dispose of a Portfolio Asset if the proceeds from such sale or disposition are less than the Purchase Price of such Portfolio Asset if (A) (1) after such sale or disposition the OC Ratio is maintained or improved or (2) if such sale or disposition does not maintain or improve the OC Ratio, the Administrative Agent has confirmed in writing that an OC Ratio Breach will not occur as a result of such sale or disposition, such confirmation not to be unreasonably withheld or delayed, or (B) the Collateral Manager and the Administrative Agent have agreed in writing to permit such proposed sale or disposition.

(b)     Sale or Disposition of Portfolio Assets On and After the Conversion Date. On and after the Conversion Date, the Collateral Manager may, only with the prior written approval of the Administrative Agent, arrange for the sale or disposition of all or a portion of the Portfolio Assets; provided, however, that the prior written approval of the Administrative Agent shall not be required so long as the proceeds of such sale or disposition, together with the funds on deposit in the Accounts (including funds invested or held in Eligible Investments), are equal to or greater than 105% of the Termination Obligations.

(c)     The Collateral Manager (on behalf of the Borrower Parties) shall sell, arrange to sell or otherwise dispose of all Portfolio Assets that are Ineligible Assets no later than each CLO Takeout Date, subject to Sections 5(a), 5(b) and 9(h).

(d)     Reinvestment of Principal Collections. At any time prior to the Conversion Date (but not on or after the Conversion Date), the Collateral Manager on behalf of the Borrower Parties may, with the prior written consent of the Administrative Agent, instruct the Custodian to withdraw Principal Collections from any Principal Collection Account and deposit such Principal Collections into the applicable Trust Account for the purpose of acquiring additional Assets (each such reinvestment of Principal Collections, a “Reinvestment”), subject in each case to the following conditions:

(i)     the Collateral Manager shall have delivered and the Administrative Agent shall have approved an Approval Request with respect to the Assets acquired pursuant to the Reinvestment pursuant to the terms of Section 2(b); and

(ii)     the Collateral Manager shall have delivered to the Administrative Agent a certificate certifying that the conditions set forth in Sections 7(b)(vi) through (x) shall be satisfied as of the date of such Reinvestment.

SECTION 6.        OC Ratio Posting AND ADDitional issuance of preference shares

(a)     If an OC Ratio Breach has occurred, within 10 Business Days of the occurrence of such OC Ratio Breach, the Preferred Investor or the Collateral Manager (or such other Person designated by the Preferred Investor or the Collateral Manager and approved in writing by the Administrative Agent (such approval not to be unreasonably withheld)) may, but shall not be required to, make a cash payment into the OC Ratio Posting Account in an amount (which shall be in increments of U.S.$1,000,000) that would cause such OC Ratio Breach to be cured after giving effect to such payment into the OC Ratio Posting Account (any such payment, an “OC Ratio Posting Payment”); provided that in the event an additional preferred investor becomes a party hereto, any OC Ratio Posting Payments made by the Preferred Investor and such additional preferred investor may be made pro rata based on the aggregate outstanding principal amount of Preference Shares held by the Preferred Investor and each such other preferred investor; provided, further, that any preferred investor that is a party hereto may choose to contribute funds on behalf of a preferred investor that has not contributed within the same 10 Business Day timeframe.

(b)     On any Business Day after the Collateral Manager or the Preferred Investor (or its designee) has made an OC Ratio Posting Payment into the OC Ratio Posting Account in accordance with clause (a) above and amounts remain on deposit in the OC Ratio Posting Account, the Collateral Manager or the Preferred Investor, as applicable, may request that the Borrower (after consultation with the Administrative Agent) determine the maximum amount of cash necessary to be on deposit in the OC Ratio Posting Account in order to cure the related OC Ratio Breach. If the Borrower determines for a period of not less than 10 consecutive Business Days (or such shorter period as the Administrative Agent may agree in its sole discretion) that the amount of cash on deposit in the OC Ratio Posting Account exceeds the greater of (i) the amount necessary to maintain an OC Ratio of at least 103.50% and (ii) the amount necessary to maintain OC Ratio Posting Payments of at least $1,000,000 above the amount necessary to cure the related OC Ratio Breach (such excess, the “OC Ratio Posting Excess”), then the Collateral Manager or the Preferred Investor, as applicable, may request in writing that the Custodian at the direction of the Borrower cause the payment of all or a portion of the OC Ratio Posting Excess to the Collateral Manager or the Preferred Investor, as applicable, who made the related OC Ratio Posting Payment. The Custodian at the direction of the Borrower shall cause such the OC Ratio Posting Excess (or portion thereof) to be paid to the Collateral Manager or the Preferred Investor, as applicable, within two Business Days of receiving such request from the Collateral Manager or the Preferred Investor, as applicable.

(c)     In addition to the Preference Shares issued and sold to the Preferred Investor on the date of this Agreement pursuant to the Preference Share Subscription Agreement, on or before the Conversion Date, the Borrower (at the direction of the Collateral Manager) may from time to time issue and sell additional Preference Shares to the Preferred Investor (or such other Person designated by the Collateral Manager and approved in writing by the Administrative Agent (such approval not to be unreasonably withheld)) in an amount not less than U.S.$1,000,000. Notwithstanding the amount of Preference Shares that may be issued and sold to the Preferred Investor pursuant to this Section 6(c), each Lender shall only originate Loans up to their respective Individual Lender Maximum Funding Amount.

(d)     The proceeds of any sale of additional Preference Shares pursuant to Section 6(c) shall be deposited in the Borrower Trust Account.

(e)     Notwithstanding anything herein to the contrary, any issuance and sale of additional Preference Shares pursuant to Section 6(c) shall not be permitted without the prior written approval of the Administrative Agent (such approval not to be unreasonably withheld or delayed).

(f)     Upon the occurrence and continuance of an Event of Default that has not been waived or cured in accordance with the terms of this Agreement, all funds on deposit in the OC Ratio Posting Account shall be transferred to the Borrower Trust Account, to be disbursed in accordance with the terms of this Agreement. Prior to being distributed in accordance with the Preference Share Subscription Agreement, any funds remaining on deposit in the Borrower Trust Account following the payment of the Termination Obligations in full in an amount up the aggregate OC Ratio Posting Payments made by the Preferred Investors shall be paid to the Preferred Investors on a pro rata basis according to the amount of OC Ratio Posting Payments made by each such Preferred Investor.

SECTION 7.        Conditions Precedent to Borrowing

Notwithstanding anything to the contrary herein, the obligation of the Lenders to make any Loan to the Borrower Parties is subject to the satisfaction of the following conditions precedent:

(a)     Conditions to Initial Borrowing:

(i)     the Borrower shall have entered into the Preference Share Subscription Agreement;

(ii)     the Borrower shall have issued and sold Preference Shares to the Preferred Investor and deposited the cash proceeds of such sale into the Trust Account in an amount not less than U.S.$7,500,000;

(iii)     on or prior to the Closing Date, the Administrative Agent shall have received the executed legal opinions of (A) Katten Muchin Rosenman LLP, New York counsel to the Borrower, CLO Subsidiary I and the Collateral Manager, opining (1) on the enforceability, grant and perfection of the lien on the Borrower Collateral and the Transaction Documents, and (2) the enforceability of the Transaction Documents to which the Borrower, CLO Subsidiary I or the Collateral Manager is a party, (B) Appleby (Cayman) Ltd., Cayman Islands counsel to the Borrower and CLO Subsidiary I and (C) Alston & Bird LLP, counsel to the Custodian, in each case, in form and substance acceptable to the Administrative Agent in its sole discretion; and

(iv)     on or prior to the Closing Date, the Administrative Agent shall have received a legal memorandum of Katten Muchin Rosenman LLP, New York counsel to the Borrower, CLO Subsidiary I and the Collateral Manager, to the effect that no Approved CLO Takeout contemplated by this Agreement (without giving effect to any amendments hereto after the Closing Date) would be subject to the U.S. Risk Retention Rules.

(b)     Conditions to Each Borrowing:

(i)     subject to Section 2(b), the Administrative Agent must have received and approved an Approval Request for the Asset the applicable Borrower Party intends to purchase with the proceeds of the Loan;

(ii)     the Collateral Manager, on behalf of the Borrower Parties, must furnish the Administrative Agent with a Borrowing Request with respect to the Loan and a Portfolio Asset Buy Confirmation with respect to the Asset the applicable Borrower Party intends to purchase with the proceeds of the Loan;

(iii)     the Preferred Investor (or such other party permitted to purchase Preference Shares pursuant to Section 6(c)) must have purchased and paid for Preference Shares the Borrower issued pursuant to Section 6(c) (if any) and deposited the proceeds of such sale into the Borrower Trust Account;

(iv)     the Collateral Manager or the Preferred Investor (or such other Person designated by the Collateral Manager or the Preferred Investor and approved by the Administrative Agent), as applicable, agreeing to make an OC Ratio Posting Payment pursuant to Section 6 shall have made such OC Ratio Posting Payment pursuant to Section 6 and deposited such payment into the OC Ratio Posting Account;

(v)     all proceeds of any issuance and sale of Preference Shares shall have been applied to the purchase of Assets or the prepayment of Loans or will be applied to the purchase of Assets prior to or simultaneously with the purchase of the Asset with the proceeds of the Loan;

(vi)     the sum of (A) the amount of the proposed Loan and (B) the Outstanding Principal Amount of all other Loans would not exceed the Maximum Facility Amount;

(vii)     the Collateral Quality Test is satisfied as of the related Acquisition Date;

(viii)     the Concentration Limitations are satisfied as of the related Acquisition Date;

(ix)     each representation and warranty set forth in Section 8 below shall be true and correct in all respects as if made on the date of such borrowing;

(x)     no Default shall have occurred and be continuing on the date of such borrowing; and

(xi)     the Asset specified in such Approval Request will satisfy the Eligibility Requirements as of its Acquisition Date.

SECTION 8.       Representations and Warranties

(a)     Each of the Borrower Parties (jointly and severally with respect to each other), the Preferred Investor (severally but not jointly) and the Collateral Manager (severally but not jointly) represents and warrants to the Administrative Agent and each Lender that:

(i)     Existence and Authority; Qualification; Compliance with Laws. It (A) is duly incorporated or organized and is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, as the case may be, with full power and authority to own its assets and to conduct its business and perform its obligations under the Transaction Documents to which it is a party, (B) is duly qualified and in good standing under the laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, and (C) is in compliance with all laws.

(ii)     Authorization; Enforceable Obligations. Its execution and delivery of this Agreement and the other Transaction Documents to which it is a party have been duly authorized by all necessary action, and this Agreement is and such other Transaction Documents, when executed, will constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, liquidation, reorganization or other laws of general application relating to or affecting the rights of creditors and to general principles of equity.

(iii)     No Conflict. Its execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party are not in contravention of any applicable law or of the terms of its organizational documents and will not result in the breach of or constitute a default under, or result in the creation of a lien under any indenture, agreement or undertaking to which it is a party or by which it or its property may be bound or affected.

(iv)     No Consent. No consent, approval, exemption, authorization or other action by, or notice to, or (except for filing of financing statements to perfect the security interest hereunder in certain collateral) filings or registration with, any Governmental Authority or any Person or entity is required (other than previously obtained) for the execution, delivery or performance by, or enforcement against, such party of its obligations hereunder or any other Transaction Document or for the validity or the exercise by such Borrower Party or the Administrative Agent or any Lender of the rights and remedies provided hereunder or thereunder.

(v)     No Default. Neither it nor any of its Subsidiaries is in default under or with respect to the Transaction Documents or any other contractual obligation.

(vi)    Anti-Bribery, Anti-Corruption and Anti-Money Laundering Laws; Sanctions. With respect to it, its Subsidiaries, their respective directors and officers, and, to its best knowledge, their respective agents and employees, its Affiliates and its Affiliates' respective directors, officers, agents and employees:

(A)     none of the foregoing Persons has engaged in any activity or conduct which would violate any applicable anti-bribery, anti-corruption or anti-money laundering laws, regulations or rules in any applicable jurisdiction, and it and its Affiliates have instituted and maintain policies and procedures designed to prevent any such violation; and

(B)     none of the foregoing Persons is, or is owned or controlled by Persons that are: (1) the target of any economic or trade sanctions or restrictive measures enacted, administered, imposed or enforced by the U.S. Department of the Treasury's Office of Foreign Assets Control (OFAC), the U.S. Department of State, the United Nations Security Council, the European Union, the French Republic, Her Majesty's Treasury and/or any other relevant sanctions authority (collectively, “Sanctions”; any such Person, a “Sanctioned Person”) or (2) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions broadly prohibiting dealings with such government, country, or territory, including Cuba, Crimea/Stevastopol, Iran, Burma, North Korea, Sudan and Syria (a “Sanctioned Country”).

(b)     Each Borrower Party further represents and warrants to the Administrative Agent and each Lender that:

(i)     Financial Condition. As of the date of this Agreement, it (i) has not incurred any material liability or contingent obligation except under the Transaction Documents and as may be satisfied or terminated as of the date hereof and (ii) has no Subsidiaries (other than Tax Subsidiaries or, solely with respect to the Borrower, the CLO Subsidiaries). Each Borrower Party has issued no shares or other equity interests other than its ordinary shares and, solely with respect to the Borrower, the Preference Shares. All payments that each Borrower Party may make in respect of debt other than Loans hereunder are expressly subordinated to the Loans hereunder.

(ii)     Security. It is the sole owner of and has full power, authority and legal right to pledge and transfer all assets pledged by it hereunder free and clear of, and such pledge and transfer will not create, any lien thereon (other than the lien created by this Agreement), and upon the execution and delivery of the Account Control Agreement or Additional Account Control Agreement, as applicable, and filing of a financing statement under the UCC with the Recorder of Deeds of the District of Columbia with respect thereto naming the applicable Borrower Party as debtor and the Administrative Agent for the benefit of the Secured Parties as secured party, the Administrative Agent for the benefit of the Secured Parties will have a first priority perfected security interest in such assets. Each Borrower Party acquired ownership of such assets for value in good faith without notice of any adverse claim and has not assigned, pledged or otherwise encumbered any interest in such assets other than hereunder.

(iii)     Name; Location. Its full and correct legal name as of the date hereof is as set forth in the preamble hereof. It is an exempted company incorporated with limited liability under the laws of the Cayman Islands. The Borrower’s location (as defined in Section 9-307 of the UCC) and registered office is: c/o Estera Trust (Cayman) Limited, Clifton House, 75 Fort Street, Grand Cayman KY1-1108, Cayman Islands.

(iv)     No Plan Assets. The assets of the Borrower Parties do not and will not constitute the assets of (A) an employee benefit plan as defined in and subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (B) a plan as defined in and subject to Section 4975 of the Code, (C) a plan that is not subject to ERISA or the Code but is subject to any law, rule or restriction substantially similar to Section 406 of ERISA or Section 4975 of the Code or (D) a person or entity deemed to hold the assets of any such employee benefit plan or plan described in (A), (B) or (C) hereof.

(v)     Taxes.     Each Borrower Party has timely filed, or caused to be timely filed, all U.S. federal and other material Tax returns and Tax information returns that are required by law to have been filed, all such Tax returns are true and correct in all material respects, and each Borrower Party has timely paid all U.S. federal and other material Taxes thereby shown to be owing or required to be withheld, and all other material taxes (whether or not thereby shown to be owing or required to be withheld), except any such Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP.

SECTION 9.        Covenants

So long as principal of and interest on any Loan, or any other amount payable hereunder or under any other Transaction Document remains unpaid or unsatisfied:

(a)     Affirmative Covenants of the Borrower Parties, the Collateral Manager and the Preferred Investor. Each of the Borrower Parties and the Collateral Manager and, solely with respect to clause (vi) below, the Preferred Investor shall:

(i)     comply with all terms and conditions of each Transaction Document to which it is a party and, upon obtaining knowledge thereof, promptly notify each other party to this Agreement of (A) any Default, (B) any occurrence that has resulted or would reasonably be expected to result in a Material Adverse Effect with respect to it and (C) any Asset becoming an Ineligible Asset or otherwise failing to satisfy the Eligibility Requirements;

(ii)     preserve and maintain all of its rights, privileges, and franchises necessary in the conduct of its business;

(iii)     comply with the requirements of all applicable laws, rules, regulations, and orders of governmental authorities if failure to do so would reasonably be expected to have a Material Adverse Effect;

(iv)     pay and discharge when due all taxes, assessments, and governmental charges or levies imposed on it or on its income or profits or any of its property, except for any such tax, assessment, charge, or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained;

(v)     subject to any confidentiality obligations, furnish to the Administrative Agent promptly, from time to time, such information, documents, records or reports respecting the Borrower Collateral or the condition or operations, financial or otherwise, of the Borrower Parties as the Administrative Agent may from time to time reasonably request in order to protect the interests of the Administrative Agent and the Secured Parties under or as contemplated by this Agreement; provided that if any of the foregoing is subject to any confidentiality obligation, the Collateral Manager (on behalf of the Borrower) at the request of the Administrative Agent shall use reasonable efforts to obtain approval to furnish to the Administrative Agent such information, documents, records or reports; and

(vi)     subject to any confidentiality obligations, provide the Administrative Agent with all information reasonably available to the Borrower Parties or the Preferred Investor, as the case may be, and reasonably required by the Administrative Agent to carry out its obligations under applicable anti-money laundering laws, rules, regulations and orders of jurisdictions and the Administrative Agent's anti-money laundering policies and procedures; provided that if any of the foregoing is subject to any confidentiality obligation, the Collateral Manager (on behalf of the Borrower Parties) at the request of the Administrative Agent shall use reasonable efforts to obtain approval to furnish to the Administrative Agent such information.

(b)     Affirmative Covenants of the Borrower Parties.

(i)     Each Borrower Party shall use the proceeds of the Loans solely to acquire Assets that meet the Eligibility Requirements as directed by the Collateral Manager, and shall not use such proceeds or the proceeds of any Preference Shares or the OC Ratio Posting Payments, directly or indirectly, immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

(ii)     Each Borrower Party shall ensure that all corporate or other formalities regarding its existence (including, to the extent required by applicable law, holding regular board of directors’ and shareholders’ or other similar meetings) are followed and shall conduct business in its name. Each Borrower Party shall keep separate books and records, maintain separate financial statements and maintain accounts that are separate from any other entity. Each Borrower Party shall hold itself out as a separate entity and correct any known misunderstanding regarding its separate identity. Each Borrower Party shall not take any action, or conduct its affairs in a manner, that is likely to result in its separate existence being ignored or in its assets and liabilities being substantively consolidated with any other Person in a bankruptcy, reorganization, examinership or other insolvency proceeding. Without limiting the foregoing, (i) each Borrower Party shall not have any Subsidiaries (other than any Tax Subsidiary, any co-issuer or, solely with respect to the Borrower, any CLO Subsidiary), (ii) each Borrower Party shall not commingle its assets with the assets of any of its Affiliates, or of any other Person, and (iii) each Borrower Party shall not have any employees other than its directors in their additional capacities as officers of the applicable Borrower Party.

(iii)     Each Borrower Party shall use its commercially reasonable efforts to sell any Assets that the applicable Borrower Party acquires which did not satisfy the Eligibility Requirements on the Acquisition Date thereof, in a commercially expeditious manner.

(iv)     Each Borrower Party shall provide (A) prior written notice to the Administrative Agent of any proposed (x) material modification of any of the terms of any Portfolio Asset or (y) Distressed Exchange of any Portfolio Asset and (B) written notice of the consummation of any event described in (A), in each case, no later than three (3) Business Days following the date on which it receives notice of the same and at least one (1) Business Day prior to the date on which the applicable Borrower Party or the Collateral Manager responds to the same.

(v)     Each Borrower Party shall use best efforts to comply with any requirements necessary to establish and maintain its status as a "reporting Model 1 FFI" within the meaning of Treasury Regulations section 1.1471-1(b)(114), and to otherwise ensure that payments to it are not subject to withholding under FATCA.

(vi)     Each Borrower Party agrees that, notwithstanding anything to the contrary herein, following receipt by the Borrower Parties and the Collateral Manager of a written notice from the Administrative Agent at any time after the Securitisation Regulation Effective Date requesting the same, each Borrower Party shall not issue any preference shares without the prior written consent of the Administrative Agent if, after giving effect to such issuance and the other transactions contemplated by this Agreement, the Administrative Agent determines in its reasonable business judgment, it would not be in compliance with the Securitisation Regulation.

(c)     Negative Covenants of each Borrower Party. Each Borrower Party shall not, during the term of this Agreement:

(i)     organize, create or acquire any Subsidiary (other than Tax Subsidiaries, co-issuers or, solely with respect to the Borrower, any CLO Subsidiary);

(ii)     engage in any business or activity other than the transactions expressly contemplated herein and such other activities that are necessary, suitable or convenient to accomplish the foregoing and any Offering or are incidental thereto or connected therewith;

(iii)     merge, dissolve, liquidate, consolidate with or into any Person or dispose of substantially all of its assets (other than in connection with an Approved CLO Takeout);

(iv)     permit its memorandum and articles of association or other constitutive documents to be amended without the prior written consent of the Collateral Manager and the Administrative Agent;

(v)     issue share capital (other than its ordinary shares already issued and, solely with respect to the Borrower, Preference Shares issued pursuant to the Preference Share Subscription Agreement and in accordance with this Agreement) or incur indebtedness of any kind other than Loans hereunder without the consent of the Administrative Agent other than as necessary to accomplish any Offering or any other transaction that will result in a repayment in full or in part of Loans and/or the Termination Obligations, as applicable;

(vi)     change its location (as defined in Section 9-307 of the UCC) or change its name from the name listed in the preamble hereto, or with respect to each CLO Subsidiary, listed in the applicable CLO Subsidiary Joinder Agreement, without the written consent of the Administrative Agent, which consent may not be unreasonably withheld or delayed; provided, however that the Administrative Agent may withhold or delay its consent if such change is in contravention of the Administrative Agent’s then current written policies regarding transactions similar to those contemplated by the Transaction Documents and such withholding or delay shall be deemed reasonable for all purposes hereunder; or

(vii)     permit a CLO Takeout Date to occur unless the net proceeds expected to be received from the issuance of the related CLO Securities will be sufficient to (a) repay the portion of Loans (and related expenses) made in respect of each Portfolio Asset that is transferred on such CLO Takeout Date, in full on such CLO Takeout Date or (b) if such CLO Takeout Date is the final Payment Date, pay the Termination Obligations in full to the Administrative Agent and such Lenders.

(d)     Tax Covenants of each Borrower Party. Each Borrower Party will timely file, or cause to be timely filed, all U.S. federal and other material Tax returns and Tax information returns that are required by law to be filed, all such Tax returns are true and correct in all material respects, and each Borrower Party has timely paid all U.S. federal and other material Taxes thereby shown to be owing or required to be withheld, and all other material taxes (whether or not thereby shown to be owing or required to be withheld), except any such Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP; provided that each Borrower Party shall not file, or cause to be filed, any income or franchise tax return in the United States or any state of the United States on the basis that it is engaged in a trade or business in the United States for U.S. federal income tax purposes unless it shall have obtained written advice of Katten Muchin Rosenman LLP or Allen & Overy LLP, or a written opinion of other nationally recognized U.S. tax counsel experienced in such matters, prior to such filing to the effect that, under the laws of such jurisdiction, such Borrower Party is required to file such income or franchise tax return

(e)     Tax Covenants of the Borrower Parties and the Collateral Manager. Notwithstanding anything to the contrary contained herein, the Borrower Parties and the Collateral Manager shall not, and each shall use its commercially reasonable efforts to ensure that any Person acting on its behalf does not, acquire or own any asset, conduct any activity or take any action unless the acquisition or ownership of such asset, the conduct of such activity or the taking of such action, as the case may be, would not cause any Borrower Party to be engaged, or deemed to be engaged, in a trade or business within the United States for U.S. federal income tax purposes or otherwise to be subject to tax on a net basis in any jurisdiction. In furtherance and not in limitation of the immediately preceding sentence, notwithstanding anything to the contrary contained herein, (i) the Borrower Parties and the Collateral Manager shall comply with all of the provisions set forth in Annex E hereto unless, with respect to a particular transaction, the Borrower Parties and the Collateral Manager shall have received an opinion or written advice of Allen & Overy LLP, Katten Muchin Rosenman LLP or an opinion of other tax counsel of nationally recognized standing in the United States experienced in such matters to the effect that the Borrower Parties’ and Collateral Manager’s contemplated activities will not cause any Borrower Party to be engaged, or deemed to be engaged, in a trade or business within the United States for U.S. federal income tax purposes or otherwise to be subject to U.S. federal income tax on a net basis and (ii) compliance with clause (i) above shall satisfy the Borrower Parties’ and the Collateral Manager's obligations under this Section 9(e), except to the extent that there has been a change in law after the date hereof that the Borrower Parties or the Collateral Manager actually knows (acting in good faith) could reasonably be expected to cause any Borrower Party to be engaged, or deemed to be engaged, in a trade or business within the United States for U.S. federal income tax purposes or otherwise to be subject to U.S. federal income tax on a net basis notwithstanding compliance with clause (i).

(f)     Anti-Bribery, Anti-Corruption and Anti-Money Laundering Laws; Sanctions. Each of the Borrower Parties, the Preferred Investor and the Collateral Manager shall:

(i)     maintain and ensure that is Affiliates maintain policies and procedures designed to prevent violation of any applicable anti-bribery, anti-corruption or anti-money laundering laws, regulations or rules in any applicable jurisdiction.

(ii)     not, directly or indirectly, use the proceeds of any Loan, or lend, contribute or otherwise make available such proceeds to any subsidiary, sister company, joint venture partner or other Person, (A) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, a Sanctioned Person or Sanctioned Country, as applicable, or (B) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loan hereunder, whether as underwriter, advisor, investor, lender, hedge provider, facility or security agent or otherwise).

(g)     Securitisation Regulation. At any time while this Agreement is in force and at the request of the Administrative Agent, the parties hereto hereby agree to enter into any additional agreements or amendments that the Administrative Agent reasonably determines are necessary to permit the parties hereto to comply with the Securitisation Regulation.

(h)     Covenants of the Collateral Manager. The Collateral Manager shall not, without the prior written consent of the Administrative Agent, permit any CLO Subsidiary to transfer any Portfolio Asset to the Borrower, except for Ineligible Assets in an amount such that the aggregate Principal Balance of all Ineligible Assets transferred by such CLO Subsidiary to the Borrower since the Closing Date does not exceed 5.00% of such CLO Subsidiary’s Purchased Collateral Obligations Balance as of the date of such transfer (after giving effect to all other acquisitions and dispositions of Collateral Obligations by such CLO Subsidiary on such date of determination).

(i)     FATCA. Each Lender and the Preferred Investor agrees to (i) deliver to each Borrower Party or its agents such forms, documentation and other information that is, in the determination of the relevant Borrower Party or its agents necessary or helpful for the relevant Borrower Party to comply with FATCA and the Cayman FATCA Legislation and achieve AML Compliance or to comply with any other applicable law; (ii) permit the Borrower Parties to share such information with the Tax Information Authority of the Cayman Islands, the U.S. Internal Revenue Service or any other applicable taxing authority and (iii) to the extent any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, to update such form or certification promptly.

SECTION 10.         ADMINISTRATIVE AGENT

The Lenders hereby irrevocably appoint BNP Paribas, as Administrative Agent hereunder and under the other Transaction Documents, and authorize the Administrative Agent to take such action, or exercise such powers and perform such duties, as are expressly delegated to it hereunder and under the other Transaction Documents, together with such other powers as are reasonably incidental thereto, and BNP Paribas, hereby accepts such appointment. The Administrative Agent shall promptly deliver copies of any notice, certificate, report or other documents received by it in its capacity as Administrative Agent to the Lenders. Notwithstanding anything to the contrary elsewhere in this Agreement or the other Transaction Documents, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein or therein, or any fiduciary relationship with the Lenders, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any of the other Transaction Documents, or otherwise exist against or in respect of the Administrative Agent.

The Administrative Agent may execute any of its duties by or through its subsidiaries, affiliates, agents or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in fact selected by it with reasonable care.

Neither the Administrative Agent (acting in such capacity) nor any of its directors, officers, agents or employees shall be (a) liable for any action lawfully taken or omitted to be taken by it or any of them as Administrative Agent under or in connection with this Agreement or any other Transaction Documents or any delegate under or in connection with this Agreement or the other Transaction Documents (except for its, their or such Person’s own gross negligence or willful misconduct), or (b) responsible to any Person for any recitals, statements, representations or warranties of any Person (other than itself) contained in the Transaction Documents or any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, the Transaction Documents, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the Transaction Documents or any other document furnished in connection therewith or herewith, or for any failure of any Person (other than itself or its directors, officers, agents or employees) to perform its obligations under any Transaction Document, or for the satisfaction of any condition specified in a Transaction Document. Except as otherwise expressly provided in this Agreement, the Administrative Agent shall not be under any obligation to any Person to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, the Transaction Documents, or to inspect the properties, books or other records of the Borrower Parties, the Collateral Manager or the Custodian.

The Administrative Agent shall in all cases be entitled to rely, and shall be fully protected in relying upon, any communication (written or verbal) or any document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person(s) and upon advice of legal counsel (including any Lender’s counsel), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement, the other Transaction Documents or any other document furnished in connection herewith or therewith in accordance with a request of a Lender, and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any breach of this Agreement or the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from the Collateral Manager, the Custodian, the Borrower or a Lender referring to this Agreement and describing such event. The Administrative Agent shall take such action with respect to such event as shall be reasonably directed in writing by a Lender; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such event as it shall deem advisable in the best interests of the Lenders.

The Lenders expressly acknowledge that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys in fact or affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower Parties, the Collateral Manager or the Custodian, shall be deemed to constitute any representation or warranty by the Administrative Agent to the Lenders. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other conditions and creditworthiness of the Borrower Parties, the Collateral Manager or the Custodian and the Assets, and made its own decision to extend Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis, appraisals and decisions in taking or not taking action under any of the Transaction Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower Parties, the Collateral Manager, or the Custodian and the Assets. Except as expressly provided herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the Borrower Collateral or the business, operations, property, prospects, financial and other conditions or creditworthiness of the Borrower Parties, the Collateral Manager, the Custodian or any of the Lenders which may come into the possession of the Administrative Agent.

In no event shall the Administrative Agent be liable for any indirect, special, punitive or consequential loss or damage of any kind whatsoever, including, but not limited to, lost profits, even if the Administrative Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. In no event shall the Administrative Agent be liable for any failure or delay in the performance of its obligations hereunder because of circumstances beyond its control, including, but not limited to, acts of God, flood, war (whether declared or undeclared), terrorism, fire, riot, embargo, government action, including any laws, ordinances, regulations, or the like which delay, restrict or prohibit the providing of the services contemplated by this Agreement.

Each Lender agrees to indemnify the Administrative Agent and its officers, directors, employees, representatives and agents (to the extent not reimbursed by the Borrower Parties under the Transaction Documents) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for the Administrative Agent or the affected Person in connection with any investigative or judicial proceeding commenced or threatened, whether or not the Administrative Agent or such affected Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Administrative Agent or such affected Person as a result of, or arising out of, or in any way related to or by reason of, any of the transactions contemplated hereunder or under the Transaction Documents or any other document furnished in connection herewith or therewith (but excluding any such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the gross negligence or willful misconduct of the Administrative Agent or such affected Person).

If the Administrative Agent resigns as Administrative Agent under this Agreement, then the Administrative Agent may appoint a successor agent (with the prior written consent of the Borrower and the Collateral Manager, if such successor agent is not an Affiliate of the Administrative Agent), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent, effective upon its acceptance of such appointment, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any party to this Agreement. The Administrative Agent may resign upon ten (10) days’ notice to the Lenders (with a copy to the Borrower, the Collateral Manager and the Custodian). Such resignation will become effective upon a successor administrative agent succeeding to the Administrative Agent’s rights, powers and duties; provided that if a successor Administrative Agent is not appointed within ten (10) days of the Administrative Agent giving notice of its resignation, it may petition a court for its removal. After any retiring Administrative Agent’s resignation, the provisions of this Agreement in respect of the Administrative Agent shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement.

The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower Parties, the Custodian or the Collateral Manager as though the Administrative Agent were not the Administrative Agent.

SECTION 11.       CALCULATION DISPUTE MECHANISM

If at any time the Collateral Manager disputes the Market Value ascribed to one or more Assets that was determined by the Administrative Agent using a Pricing Source (each such Asset, a “Disputed Asset”), the Collateral Manager shall notify the Administrative Agent of such dispute at or before the Dispute Time. Upon receipt of such notification, the Administrative Agent and the Collateral Manager shall consult with each other in an attempt to resolve such dispute in a timely and reasonable manner. If such consultation does not resolve the dispute within one (1) Business Day of the Administrative Agent’s receipt of notice of such dispute, the following mechanism (the “Calculation Dispute Mechanism”) shall apply:

(a)     The Collateral Manager and the Administrative Agent shall seek bid quotations from two or more Independent Dealers (each, an “Independent Bid”) for each Disputed Asset.

(b)     For each Disputed Asset for which there are three or more Resolution Values at the Resolution Time, the Market Value shall be calculated as follows:

(i)     If the average of such Resolution Values is more than 5% higher or lower than the Administrative Agent’s original valuation, the Market Value shall be recalculated based on the average of the Resolution Values and the Administrative Agent’s original valuation; provided that, in the event the Administrative Agent’s original valuation is the lowest of all Resolution Values obtained, then both the highest Resolution Value and the Administrative Agent’s original valuation shall be disregarded for purposes of calculating such average.

(ii)     If the average of such Resolution Values is less than 5% higher or lower than the Administrative Agent’s original valuation, the Market Value shall be the Administrative Agent’s original valuation.

(c)     For each Disputed Asset for which there are two Resolution Values at the Resolution Time, the Market Value shall be calculated as follows:

(i)     If the lower of such Resolution Values is more than 5% higher or lower than the Administrative Agent’s original valuation, the Market Value shall be recalculated as the lower of the two Resolution Values.

(ii)     If the lower of such Resolution Values is less than 5% higher or lower than the Administrative Agent’s original valuation, the Market Value shall be the Administrative Agent’s original valuation.

(d)     For each Disputed Asset for which there is one or no Resolution Value at the Resolution Time, the Market Value shall be the Administrative Agent’s original valuation.

SECTION 12.         Assignment of Collateral Management Agreement

The Borrower Parties and the Collateral Manager hereby agree and consent:

(a)     to the assignment by the Borrower Parties of all of their rights, titles and interests in, to and under the Collateral Management Agreement to the Administrative Agent for the benefit of the Secured Parties and the performance by the Collateral Manager on the Borrower Parties’ behalf of any provisions of this Agreement or the other Transaction Documents expressly applicable to the Collateral Manager herein or therein, subject to the terms of the Collateral Management Agreement;

(b)     that all of the representations, covenants and agreements made by the Collateral Manager in the Collateral Management Agreement are also for the benefit of the Administrative Agent on behalf of the Secured Parties;

(c)     to deliver to the Administrative Agent copies of all notices, statements, communications and instruments delivered or required to be delivered to any Borrower Party pursuant to the Collateral Management Agreement;

(d)     to the Administrative Agent being empowered to enforce the Collateral Management Agreement on behalf of any Borrower Party and/or the Secured Parties as if the Administrative Agent were directly a party to the Collateral Management Agreement and the Administrative Agent on behalf of the Secured Parties (and the Secured Parties to the extent any thereof is indemnified by the Collateral Manager thereunder) constituting express third party beneficiaries of the Collateral Management Agreement; and

(e)     that if (i) a Collateral Manager Default occurs and is continuing or (ii) an Event of Default has occurred and is continuing and the Administrative Agent or the Lenders have exercised any rights, including without limitation, accelerating the Maturity Date, then the Administrative Agent may elect to replace the Collateral Manager with any entity (including the Administrative Agent).

SECTION 13.        Miscellaneous

(a)     Amendments. (i) No amendment of any provision of this Agreement or of any other Transaction Document shall be effective unless such amendment shall be in writing and signed by a duly authorized officer of each party hereto, provided that, for the avoidance of doubt, in connection with the resignation, replacement or removal of any party hereto in accordance with, and subject to the terms of, this Agreement and the other Transaction Documents, an amendment to this Agreement and any other Transaction Document entered into to provide for the appointment of a successor to such party shall not require the consent of such resigned, replaced or removed party. No waiver of any provision of this Agreement or of any other Transaction Document and no consent by the Administrative Agent to any departure therefrom by the Borrower Parties shall be effective unless such waiver or consent shall be in writing and signed by a duly authorized officer of the Administrative Agent and any such waiver or consent shall then be effective only for the period and on the conditions and for the specific instance specified in such writing. No failure or delay by the Administrative Agent in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other rights, power or privilege.

(ii)     Notwithstanding any of the requirements set forth in this Section 13, the Borrower Parties and the Lenders may (without the consent of any other Person) enter into an amendment to this Agreement (a “Base Rate Amendment”) to change the base rate in respect of the Loans from IBA LIBOR to an alternative base rate (such rate, the “Alternate Base Rate”) and, as appropriate, an adjustment margin (the “Adjustment Margin”) corresponding to each available LIBOR term, to effect, to the extent practicable, an aggregate interest rate comparable to the IBA LIBOR-based rate in effect prior to its replacement, and make such other amendments as are necessary or advisable in the reasonable judgment of the Lenders to facilitate such change; provided that (A) such amendment is being undertaken due to (w) a material disruption to IBA LIBOR, (x) a change in the methodology of calculating IBA LIBOR, (y) at least 50% of (1) the floating rate securities currently marketed, priced or issued in the new-issue collateralized loan obligation market in the previous three months or (2) the quarterly pay floating rate assets included in the Borrower Collateral, in either case bearing interest based on a reference rate other than IBA LIBOR or (z) IBA LIBOR ceasing to exist or be reported (or the reasonable expectation of the Lenders that any of the events specified in clause (x), (y) or (z) will occur or exist in the six months succeeding the proposed execution date of such Base Rate Amendment). The Alternate Base Rate and Adjustment Margin will be determined with due consideration to the then prevailing market practice for determining a rate of interest for newly originated syndicated loans in the United States.

(b)     Notices. Except as otherwise expressly provided herein, notices and other communications to each party hereunder shall be in writing and shall be delivered by hand or overnight courier service or mailed to the address provided in Schedule A hereto (or at such other address as may be provided from time to time in writing by such party to the other parties hereto). Notice delivered by hand, overnight courier service or mail shall be effective upon receipt. In addition, delivery by electronic mail or facsimile transmission shall be permitted written notice hereunder that shall be effective immediately upon dispatch. Any notice or other communication permitted to be given, made or confirmed by telephone hereunder shall be given, made or confirmed by means of a telephone call to the intended recipient at the number specified in writing by such Person for such purpose, it being understood and agreed that a voicemail message shall in no event be effective as a notice, communication or confirmation hereunder. The effectiveness of any notice or other communication to be provided pursuant to this Agreement shall be determined without regard to the delivery to or receipt by any other persons required to be copied as provided in Schedule A hereto.

The Administrative Agent shall be entitled to rely and act upon any notices (including telephonic notices of borrowings) purportedly given by or on behalf of any other party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower Parties and each party giving such notice shall indemnify each Indemnitee (as defined below) from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of such party. The Administrative Agent may record all telephonic notices to and other communications with the Administrative Agent, and each party hereby consents to such recording.

(c)     Successors; Assignment. (i) This Agreement shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as expressly permitted hereunder, none of the Borrower Parties, the Preferred Investor or the Collateral Manager may assign their rights or obligations hereunder. The Collateral Manager may at any time assign all or parts of its rights or obligations hereunder to an Affiliate so long as (i) such Affiliate employs the then current employees of the Collateral Manager engaged in the management of the Assets such that such employees remain responsible for the management of the Assets and (ii) no Change of Control would occur. Each of the Administrative Agent and the Lenders may at any time (i) assign all or any part of its rights and obligations hereunder (including, in the case of a Lender, all or a portion of its Individual Lender Maximum Funding Amount and the Loans at the time owing to it) to any other Person with the consent of the Borrower and the Preferred Investor, such consent not to be unreasonably withheld, provided that no such consent shall be required if (A) the assignment is to an Affiliate of the Administrative Agent, to a different domestic or foreign branch of a Lender or if the Maturity Date has occurred or (B) the Lenders reasonably believe that the assignment shall mitigate any costs or losses incurred due to a Change in Law, and (ii) grant to any other Person participating interests in all or part of its rights and obligations hereunder without notice to any party; provided, that (i) such granting Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any related promissory note for all purposes of this Agreement, (iv) the Borrower Parties and the Collateral Manager shall continue to deal solely and directly with such Lender in connection with the Lender's rights and obligations under this Agreement, and (v) no participant shall have any right to approve any amendment, supplement, restatement, other modification or waiver of any provision of this Agreement or any other Transaction Document, or any consent to any departure by any Borrower Party or the Collateral Manager therefrom. Each Borrower Party and the Preferred Investor agree to execute any documents reasonably requested by the Administrative Agent or the Lenders in connection with any such assignment effected in accordance with the terms of this Agreement; provided that no such documents may contain terms that adversely affect the rights or interests of the Borrower Parties, Collateral Manager or the Preferred Investor. With respect to an assignment by a Lender, such Lender and its assignee shall execute an Assignment and Assumption. All information provided by or on behalf of any party to a Lender or its Affiliates may be furnished by such Lender to its Affiliates and to any actual or proposed assignee or participant. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank.

(ii)     The Administrative Agent, acting solely for this purpose as an agent of the Borrower Parties, shall maintain a register for the recordation of the names and addresses of the Lenders (including, for the avoidance of doubt, any assignee of an interest in a promissory note evidencing the Loans), and the Individual Lender Maximum Funding Amounts of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower Parties, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower Parties, the Collateral Manager and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(iii)     Each Lender that sells a participating interest in all or part of its rights and obligations hereunder (including, for the avoidance of doubt, any participating interest in any rights under any promissory note evidencing the Loans) shall, acting solely for this purpose as an agent of the Borrower Parties, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Transaction Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant's interest in any Individual Lender Maximum Funding Amounts, Loans, or other obligations under any Transaction Document) to any Person except to the extent that such disclosure is necessary to establish that such Individual Lender Maximum Funding Amount, Loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)     Fees and Expenses. The Borrower Parties shall pay promptly and upon demand from funds on deposit in the Accounts that are available therefor in accordance with this Agreement (including Section 2(l)) (i) to the Administrative Agent and the Lenders on demand, all reasonable out-of-pocket expenses and legal fees (excluding any allocated costs for in-house legal services), including any reasonable costs associated with any audit of any Borrower Party requested by any Lender, incurred by such party or its Affiliates in connection with this Agreement, or any instruments or agreements executed in connection herewith or therewith; provided that so long as BNP Paribas or any affiliate or branch thereof is a Lender, the reasonable expenses and fees of any affiliate or branch of BNP Paribas acting as Lender shall be paid, (ii) any annual governmental fees of the Borrower Parties, (iii) the fees, expenses and any Agent Indemnity Amount of the Custodian and the Securities Intermediary under the Account Control Agreement (and each Additional Account Control Agreement) and the Custody Agreement (and each Additional Custody Agreement) and (iv) any other expenses of the Borrower Parties that the Collateral Manager has approved (which, for the avoidance of doubt, shall not include any fees or expenses payable to the Collateral Manager) including, but not limited to, assignment fees, legal fees, restructuring fees and outside advisor fees incurred in relation to the Assets. Notwithstanding the foregoing, (i) Administrative Agent agrees to advise the Collateral Manager periodically of expenses incurred as of when invoices are submitted to the Administrative Agent; (ii) the Borrower Parties shall not be responsible for any out-of-pocket costs and expenses of the Administrative Agent or the Lenders in connection with documenting the Transaction Documents that exceed $60,000, (x) if incurred prior to the occurrence of a Default, without the Administrative Agent obtaining the Collateral Manager’s prior written consent and (y) if incurred after a Default, without prior written notice from the Administrative Agent to the Borrower setting forth in reasonable detail such out-of-pocket costs and expenses, and (iii) all of the costs and expenses incurred by the Administrative Agent and the Lenders pursuant to this Section 13(d) shall be directly related to the Transaction Documents.

(e)     Indemnity. The Borrower Parties shall (jointly and severally) indemnify and hold harmless the Collateral Manager, the Administrative Agent, the Lenders and the Preferred Investor, their respective Affiliates, and their respective partners, directors, officers, employees, agents and advisors (collectively the “Indemnitees”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented fees, charges and disbursements of any outside counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower Party, the Preferred Investor, the Administrative Agent, the Lenders or the Collateral Manager (as applicable) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Transaction Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Preference Share or the use or proposed use of the proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by a party hereto (other than the Administrative Agent, Lenders or the Preferred Investor), and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee. To the fullest extent permitted by applicable law, no party shall assert, and all parties hereby waive, any claim against any Indemnitee and the Borrower Parties, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Transaction Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Preference Share or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby, except for any damages due to such use as a result of the gross negligence or willful misconduct of the Indemnitee. The agreements in this subsection shall survive the repayment, satisfaction or discharge of all the other obligations and liabilities of the parties under the Transaction Documents. All amounts due under this subsection shall be payable within ten Business Days after demand therefor to the extent that funds in the Accounts are available for such payment in accordance with this Agreement. This Section 13(e) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, liabilities and related expenditures arising from any non-Tax claim.

(f)     Subordination. Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, each party on behalf of itself and its Affiliates agrees for the benefit of the Administrative Agent and the Lenders that any obligations of the Borrower Parties to pay any amounts to such party shall be subordinate and junior to the obligations of the Borrower Parties to pay amounts to the Administrative Agent and the Lenders hereunder, and on and after the Maturity Date, all amounts owing to the Administrative Agent and the Lenders hereunder shall be paid in full in cash or, to the extent the Administrative Agent and the Lenders consent, other than in cash before any payment or distribution is made to any other party.

(g)     Limited Recourse; Non-Petition; Recourse. The Collateral Manager, the Preferred Investor, the Administrative Agent and each Lender acknowledge that the Borrower and each CLO Subsidiary is a special purpose entity and that none of the directors, officers, incorporators, shareholders, partners, agents or employees (collectively, the “Relevant Agents”) of the Borrower or each CLO Subsidiary, (including, without limitation, the Preferred Investor and any Affiliate thereof) shall be personally liable for any of the obligations of the Borrower Parties under this Agreement, it being understood and agreed that the Collateral Manager is not a Relevant Agent of any Borrower Party. Notwithstanding anything to the contrary contained herein, the Borrower Parties’ sole source of funds for payment of all amounts due hereunder shall be the Borrower Collateral (except funds received in connection with an Approved CLO Takeout), and, upon application of the proceeds of the Borrower Collateral and its reduction to zero in accordance with the terms and under the circumstances described herein, all obligations of and all claims against the Borrower Parties under this Agreement, any promissory note or under any other Transaction Document shall extinguish and shall not thereafter revive.

Each party (other than the Borrower Parties) agrees not to cause the filing of a petition for the winding up of any Borrower Party for the non-payment of any amounts provided in this Agreement until at least one year (or, if longer, the applicable preference period then in effect) plus one day, after the payment in full of amounts owing to the Administrative Agent or the Lenders hereunder and, if a CLO Takeout Date shall have occurred, under any CLO Securities.

Except as expressly provided herein, there shall be no recourse for the payment of any amount owing by the Borrower Parties hereunder against any other party hereto or any officer, director, employee, shareholder, incorporator or other Affiliate of such Person or any entity controlling such Person.

The terms of this Section 13(g) shall survive any termination of this Agreement.

(h)     Adequacy of Monetary Damages Against the Lenders. Each of the Borrower Parties, the Collateral Manager, and the Preferred Investor hereby acknowledges and agrees that (i) any and all claims, damages and demands against the Administrative Agent or the Lenders arising out of, or in connection with, the exercise by the Administrative Agent or the Lenders of any of the Administrative Agent’s or any of the Lenders’ rights or remedies pursuant to this Agreement can be sufficiently and adequately remedied by monetary damages, (ii) no irreparable injury will be caused to the Borrower Parties, the Collateral Manager or the Preferred Investor as a result of, or in connection with, any such claims, damages or demands, and (iii) no equitable or injunctive relief shall be sought by the Borrower Parties, the Collateral Manager or the Preferred Investor as a result of, or in connection with, any such claims, damages or demands.

(i)     Validity; Severability. If any provision of this Agreement or the other Transaction Documents is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Transaction Documents shall not be affected or impaired thereby and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(j)     Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile transmission and electronic mail), and each counterpart, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same instrument.

(k)     Governing Law; Jurisdiction; Service of Process; Venue, etc. THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT (WHETHER IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT AND EACH STATE COURT IN THE CITY OF NEW YORK AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY OF THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO SUCH PERSON AT ITS ADDRESS SET FORTH IN SCHEDULE A HERETO. EACH PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(l)     Waiver of Trial by Jury. EACH PARTY WAIVES ITS RIGHT TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

(m)     USA Patriot Act Notice. The Administrative Agent hereby notifies each other party hereto that pursuant to the requirements of the USA Patriot Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001)) (the “Act”), the Administrative Agent may be required to obtain, verify and record information that identifies such party, which information includes the name and address of such party and other information that will allow the Administrative Agent to identify such party in accordance with the Act.

(n)     Confidentiality. The parties hereto agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, directors, officers, members, principals and employees, and to its agents, counsel and other advisors that have a need for such information relative to this facility (collectively, the “Related Parties”) (it being understood that, in each case, the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and the disclosing party shall be responsible for any breach by its related Person under this Section 13(n)); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Transaction Document or any action or proceeding relating to this Agreement or any other Transaction Document or the enforcement of rights hereunder or thereunder; (f)  solely with respect to the Administrative Agent or any Lender, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to any Borrower Party and its obligations, this Agreement or payments hereunder; or (iii) any rating agency; (g) in summary form in any offering memorandum for any CLO Securities or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section by such party, or (y) becomes available to such party or any of their respective Affiliates on a nonconfidential basis from a source other than a party to this Agreement.  For purposes of this Section, “Information” means all information received from a party to this Agreement, the terms and substance of this Agreement and each other Transaction Document and any term sheet.

(o)     Nonreliance. Each party acknowledges to each of the others that it is a sophisticated buyer or seller (as the case may be) with respect to the transactions described in this Agreement, and has adequate information concerning the business and financial condition of the obligors on the Portfolio Assets to make an informed decision regarding the acquisition and disposition of the Portfolio Assets. Each party hereby agrees that it has independently, and without reliance on any other, and based on such information as it has deemed appropriate, made its own analysis and decision to enter into the transactions described in this Agreement; provided that the Borrower Parties and the Lenders are relying on the Collateral Manager to select Assets in accordance with the standard of care set forth in the Collateral Management Agreement and to determine that such Assets, on the date of such selection and at the time of their acquisition by the applicable Borrower Party, satisfy the Eligibility Requirements and are eligible for acquisition by the Borrower Parties in accordance with the terms and conditions set forth in the Underlying Instrument pursuant to which such Assets were issued. From time to time upon the Collateral Manager’s reasonable request therefor, each Borrower Party shall provide to the Collateral Manager customary information regarding its status for purposes of confirming such eligibility.

(p)     Increased Costs. The Borrower Parties shall reimburse or compensate the Lenders, upon demand to the extent that funds in the Accounts are available for such payment in accordance with this Agreement, for all costs incurred, losses suffered or payments (made by the Lenders which are applied or reasonably allocated by the Lenders to the transactions contemplated herein (all as determined by the Lenders in its reasonable discretion) by reason of (A) any and all future reserve, deposit, capital adequacy or similar requirements against (or against any class of or change in or in the amount of) assets, liabilities or commitments of, or extensions of credit by, the Lenders; and compliance by the Lenders with any directive, or requirements from any regulatory authority, whether or not having the force of law, or (B) any Tax (other than any Excluded Tax), increased Tax (other than any Excluded Tax), or change in the basis or rate of taxation (other than any Excluded Tax) of payments, of any kind whatsoever with respect to this Agreement or any other Transaction Document or Loan, that in each of the foregoing cases in this Section 13(p) results or arises from any Change in Law.

(q)     Contractual Recognition of Bail-In. Notwithstanding any other term of any Transaction Document or any other agreement, arrangement or understanding between the parties to any Transaction Document, each party hereto acknowledges and accepts that any liability of any party to any other party under or in connection with the Transaction Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(i)     any Bail-in Action in relation to any such liability, including (without limitation):

(A)     a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(B)     a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(C)     a cancellation of any such liability; and

(r)     a variation of any term of any Transaction Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

(s)     Final Agreement. THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

(t)     Survival. All covenants, agreements, representations and warranties made by the Borrower Parties herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the Administrative Agent and the Lenders and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by the Administrative Agent or any Lender or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid. The provisions of Sections 2(j), 13(d), 13(e), 13(f), 13(g), 13(k), 13(l), 13(n), 13(p), 13(q) and this Section 13(s) shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of any commitment to fund Loans or the termination of this Agreement or any provision hereof.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

BNP PARIBAS, as Lender

By:	/s/ Adnan A. Zuberi
Name: Adnan A. Zuberi Title: Managing Director

By:	/s/ Patrick McKee
Name: Patrick McKee Title: Managing Director

EXECUTED as a DEED by JMP CREDIT ADVISORS LONG-TERM WAREHOUSE LTD., as Borrower

By:	/s/ Nicholas Swartz
Name: Nicholas Swartz Title: Director

JMP CREDIT ADVISORS LLC, as Collateral Manager

By:	/s/ Craig Kitchin
Name: Craig Kitchin Title: Chief Financial Officer

Credit Agreement

JMP CAPITAL LLC, as Preferred Investor

By:	/s/ Raymond Jackson
Name: Raymond Jackson Title: Chief Financial Officer

BNP PARIBAS, as Administrative Agent

By:	/s/ Adnan A. Zuberi
Name: Adnan A. Zuberi Title: Managing Director

By:	Patrick McKee
Name: Patrick McKee Title: Managing Director

Credit Agreement

EXECUTED as a DEED by JMP CREDIT ADVISORS CLO VI WAREHOUSE LTD., as a CLO Subsidiary

By:	/s/ Nicholas Swartz
Name: Nicholas Swartz Title: Director

Credit Agreement

Schedule A

ADDRESSES FOR NOTICES

Lender:

BNP Paribas
Loan Servicing
525 Washington Blvd -8th Floor
Jersey City, NJ 07310
Attention: NYLS FIG Support
Facsimile no.: 201-850-4014
E-mail: nyls.fig.support@us.bnpparibas.com

Borrower:

JMP Credit Advisors Long-Term Warehouse Ltd.

c/o Estera Trust (Cayman) Limited

Clifton House, 75 Fort Street

Grand Cayman KY1-1108, Cayman Islands

Tel: +1 (345) 640 0540

Fax: + 1 (345) 949 4901

Email: sf@estera.com

With a copy to:

Ray Jackson

JMP Group, JMP Securities LLC & Harvest Capital Strategies LLC

Chief Financial Officer and Managing Director

600 Montgomery Street, Suite 1100

San Francisco, California 94111

Telephone: (415) 835-3979
Facsimile: (415) 835-8986
Email: rjackson@jmpg.com

Preferred Investor:

JMP Capital LLC

Chief Financial Officer

600 Montgomery Street, Suite 1100

San Francisco, California 94111

Telephone: (415) 835-3979
Facsimile:  (415) 835-8986
Email:  rjackson@jmpg.com

Sch. A-1

Collateral Manager:

JMP Credit Advisors LLC
8000 Avalon Blvd, Suite 460

Alpharetta, Georgia 30009

Attention: April Lowry
Fax: (678) 366-0363
E-mail: clo@jmpcredit.com

With a copy to:

Katten Muchin Rosenman LLP

575 Madison Avenue

New York, New York 10022

Attention: Stanford A. Renas

Fax: (212) 940 8776

E-mail: stanford.renas@kattenlaw.com

With a copy to:

Ray Jackson

JMP Group, JMP Securities LLC & Harvest Capital Strategies LLC

Chief Financial Officer and Managing Director

600 Montgomery Street, Suite 1100

San Francisco, California 94111

Telephone: (415) 835-3979
Facsimile: (415) 835-8986
Email: rjackson@jmpg.com

Administrative Agent:

BNP Paribas
Solutions Portfolio Management
787 7th Avenue
New York, New York 10019
Telephone No.: 917-472-4841
Facsimile No.: 212-841-2140
E-mail: BNPP.JMP.ACQUISITION@us.bnpparibas.com
Attention: Mary D. Dierdorff

Custodian:

U.S. Bank National Association

190 S. LaSalle Street, 8th Floor

Chicago, Illinois 60603
Attention: Global Corporate Trust Services—JMP Credit Advisors Long-Term Warehouse Ltd.

E-mail: JMPCreditAdvisorsLTWH@usbank.com

Sch. A-2

CLO Subsidiary I:

JMP Credit Advisors CLO VI Warehouse Ltd.

c/o Estera Trust (Cayman) Limited

Clifton House, 75 Fort Street

Grand Cayman KY1-1108, Cayman Islands

Tel: +1 (345) 640 0540

Fax: + 1 (345) 949 4901

Email: sf@estera.com

With a copy to:

Ray Jackson

JMP Group, JMP Securities LLC & Harvest Capital Strategies LLC

Chief Financial Officer and Managing Director

600 Montgomery Street, Suite 1100

San Francisco, California 94111

Telephone: (415) 835-3979
Facsimile: (415) 835-8986
Email: rjackson@jmpg.com

Sch. A-3

Schedule B

INDIVIDUAL LENDER MAXIMUM FUNDING AMOUNTS

Lender	Individual Lender Maximum Funding Amount
BNP Paribas

(a) On the date hereof, U.S.$22,500,000, so long as Section 7(a)(i) and Section 7(a)(ii) are satisfied and (b) upon the purchase of additional Preference Shares, the lesser of (i) the product of (x) the Facility Factor and (y) the then funded Subscription Amount as of such date and (ii) U.S.$100,000,000; provided that, if the Outstanding Principal Amount of the Loans is less than 50% of the Maximum Facility Amount for any consecutive six-month period, the Maximum Facility Amount shall become the Outstanding Principal Amount of the Loans as of the close of business on the last day of such six-month period.

Sch. B-1

Schedule C

ELIGIBILITY REQUIREMENTS

“Eligibility Requirements” means, with respect to each Portfolio Asset at the time of the commitment to purchase by the applicable Borrower Party, the following requirements:

(a)     such Portfolio Asset is U.S. Dollar denominated and is not convertible by (i) the Borrower or (ii) the obligor of such Portfolio Asset into, nor payable in, any other currency, with any payments under such Portfolio Asset to be made only in U.S. Dollars;

(b)     such Portfolio Asset is a Senior Secured Loan or a Second Lien Loan;

(c)     such Portfolio Asset is not a (i) Bridge Loan, (ii) Credit Risk Obligation, (iii) Defaulted Obligation, (iv) Deferrable Security, (v) DIP Collateral Obligation, (vi) Letter of Credit, (vii) Step-Up Obligation, (viii) Step-Down Obligation, (ix) Structured Finance Obligation, (x) Synthetic Security, (xi) Zero-Coupon Security or (xii) a Bond;

(d)     such Portfolio Asset is not a (i) lease, (ii) preferred equity instrument or (iii) structurally subordinated holding company loan;

(e)     such Portfolio Asset has (i) an S&P Rating of at least “B-” or (ii) either (A) a Moody’s Rating of at least “Caa2” and a Moody’s Default Probability Rating of at least “B3” or (B) a Moody’s Rating of at least “B3”; provided that if such Portfolio Asset has both an S&P Rating and a Moody’s Rating, such Portfolio Asset must have (x) an S&P Rating of at least “B-” and (y) either (A) a Moody’s Rating of at least “Caa2” and a Moody’s Default Probability Rating of at least “B3” or (B) a Moody’s Rating of at least “B3”;

(f)     such Portfolio Asset is not a debt obligation whose repayment is subject to substantial non-credit related risk as determined by the Collateral Manager;

(g)     other than a Delayed Drawdown Collateral Obligation, such Portfolio Asset does not require any Borrower Party to make one or more future advances to the obligor under the Underlying Instruments relating thereto;

(h)     such Portfolio Asset does not have an “f,” “r,” “p,” “pi,” “q”, “sf” or “t” subscript assigned by S&P;

(i)     the acquisition of such Portfolio Asset will not cause any Borrower Party or the pool of Assets to be required to register as an “investment company” under the Investment Company Act of 1940, as amended;

Sch. C-1

(j)     such Portfolio Asset is not subject to a tender offer, voluntary redemption, exchange offer, conversion or other similar action for a price less than its par amount plus all accrued and unpaid interest;

(k)     such Portfolio Asset is not issued pursuant to an Underlying Instrument governing the issuance of indebtedness having an aggregate principal amount (whether drawn or undrawn) of less than U.S.$150,000,000;

(l)     such Portfolio Asset has an original term to maturity no later than the earlier of (i) 8 years and 6 months from the end of the Revolving Period under clause (i) of the definition thereof and (ii) 9 years from the date the Borrower commits to acquire such Portfolio Asset;

(m)     as of the related Acquisition Date, such Portfolio Asset is not delinquent in payment of either principal or interest;

(n)     such Portfolio Asset provides for (i) periodic payments of accrued and unpaid interest in cash on a current basis no less frequently than semi-annually and (ii) the full amount of principal payable in cash no later than its stated maturity;

(o)     such Portfolio Asset (i) is not an Equity Security and (ii) does not provide for the conversion or exchange into an Equity Security at any time on or after the date it is included as part of the Assets;

(p)     such Portfolio Asset is not subject to a material modification and such Portfolio Asset is not a loan or extension of credit by any Borrower Party to the obligor for the purpose of (i) making any past due principal, interest or other payments due on such Portfolio Asset or (ii) preventing such Portfolio Asset or any other loan to the related obligor from becoming past due;

(q)     the obligor with respect to such Portfolio Asset is an Eligible Obligor;

(r)     such Portfolio Asset does not constitute Margin Stock (as defined in Regulation U issued by the Board of Governors of the Federal Reserve System);

(s)     such Portfolio Asset and the Underlying Instruments related thereto are capable of being sold legally and beneficially or assigned to or participated in by the applicable Borrower Party and neither such sale, assignment or participation of such Portfolio Asset to the applicable Borrower Party, nor the granting of a security interest hereunder by the applicable Borrower Party in respect of such Portfolio Asset, violates, conflicts with or contravenes any applicable law, or any contractual or other restriction, limitation or encumbrance;

(t)     such Portfolio Asset is Registered;

(u)     such Portfolio Asset has payments that do not and will not subject the Borrower to withholding tax (other than any withholding or other similar taxes on commitment fees or similar fees or fees that by their nature are commitment fees or similar fees) or other similar tax unless the related obligor is required to make “gross-up” payments that ensure that the net amount actually received by the applicable Borrower Party will equal the full amount that such Borrower Party would have received had no such taxes been imposed;

Sch. C-2

(v)     the acquisition of such Portfolio Asset will not cause any Borrower Party to violate the provisions set forth in Annex E hereto; and

(w)     such Portfolio Asset satisfies such other eligibility requirements as may be mutually agreed upon by the Administrative Agent and the Borrower prior to the applicable time of commitment to purchase by a Borrower Party;

provided that the parties hereto may agree in writing to specifically waive any of the requirements set forth above with respect to any single Asset (it being understood that no party hereto shall be required to provide any such waiver), and upon such waiver, such waived requirements shall be deemed not to be part of the Eligibility Requirements with respect to such Asset.

Sch. C-3

Schedule D-1

Moody’s Industry Classification Group List

CORP - Aerospace & Defense	1
CORP – Automotive	2
CORP - Banking, Finance, Insurance & Real Estate	3
CORP - Beverage, Food & Tobacco	4
CORP - Capital Equipment	5
CORP - Chemicals, Plastics, & Rubber	6
CORP - Construction & Building	7
CORP - Consumer goods: Durable	8
CORP - Consumer goods: Non-durable	9
CORP - Containers, Packaging & Glass	10
CORP - Energy: Electricity	11
CORP - Energy: Oil & Gas	12
CORP - Environmental Industries	13
CORP - Forest Products & Paper	14
CORP - Healthcare & Pharmaceuticals	15
CORP - High Tech Industries	16
CORP - Hotel, Gaming & Leisure	17
CORP - Media: Advertising, Printing & Publishing	18
CORP - Media: Broadcasting & Subscription	19
CORP - Media: Diversified & Production	20
CORP - Metals & Mining	21
CORP - Retail	22
CORP - Services: Business	23
CORP - Services: Consumer	24
CORP - Sovereign & Public Finance	25
CORP - Telecommunications	26
CORP - Transportation: Cargo	27
CORP - Transportation: Consumer	28
CORP - Utilities: Electric	29
CORP - Utilities: Oil & Gas	30
CORP - Utilities: Water	31
CORP - Wholesale	32

Sch. D-1-1

Schedule D-2

S&P Industry Classifications

Industry Code	Description	Industry Code	Description
1020000	Energy Equipment & Services	5220000	Personal Products
1030000	Oil, Gas & Consumable Fuels	6020000	Health Care Equipment & Supplies
2020000	Chemicals	6030000	Health Care Providers & Services
2030000	Construction Materials	9551729	Health Care Technology
2040000	Containers & Packaging	6110000	Biotechnology
2050000	Metals & Mining	6120000	Pharmaceuticals
2060000	Paper & Forest Products	9551727	Life Sciences Tools & Services
3020000	Aerospace & Defense	7011000	Banks
3030000	Building Products	7020000	Thrifts & Mortgage Finance
3040000	Construction & Engineering	7110000	Diversified Financial Services
3050000	Electrical Equipment	7120000	Consumer Finance
3060000	Industrial Conglomerates	7130000	Capital Markets
3070000	Machinery	7210000	Insurance
3080000	Trading Companies & Distributors	7311000	Real Estate Investment Trusts (REITs)
3110000	Commercial Services & Supplies	7310000	Real Estate Management & Development
9612010	Professional Services	8020000	Internet Software & Services
3210000	Air Freight & Logistics	8030000	IT Services
3220000	Airlines	8040000	Software
3230000	Marine	8110000	Communications Equipment
3240000	Road & Rail	8120000	Technology Hardware, Storage & Peripherals
3250000	Transportation Infrastructure	8130000	Electronic Equipment, Instruments & Components
4011000	Auto Components	8210000	Semiconductors & Semiconductor Equipment
4020000	Automobiles	9020000	Diversified Telecommunication Services
4110000	Household Durables	9030000	Wireless Telecommunication Services
4120000	Leisure Products	9520000	Electric Utilities
4130000	Textiles, Apparel & Luxury Goods	9530000	Gas Utilities
4210000	Hotels, Restaurants & Leisure	9540000	Multi-Utilities
9551701	Diversified Consumer Services	9550000	Water Utilities
4310000	Media	9551702	Independent Power and Renewable Electricity Producers
4410000	Distributors	PF1	Project Finance: Industrial Equipment
4420000	Internet and Catalog Retail	PF2	Projection Finance: Leisure and Gaming
4430000	Multiline Retail	PF3	Project Finance: Natural Resources and Mining
4440000	Specialty Retail	PF4	Project Finance: Oil and Gas
5020000	Food & Staples Retailing	PF5	Project Finance: Power
5110000	Beverages	PF6	Project Finance: Public Finance and Real Estate
5120000	Food Products	PF7	Project Finance: Telecommunications
5130000	Tobacco	PF8	Project Finance: Transport
5210000	Household Products	IPF	International Public Finance

Sch. D-2-1

Schedule E-1

MOODY’S RATING DEFINITIONS

“Assigned Moody’s Rating” means the monitored publicly available rating, the private rating (so long as such private rating has been issued or provided by Moody’s within the previous 15 months) or the credit estimate (so long as such credit estimate has been issued or provided by Moody’s within the previous 15 months) expressly assigned to a debt obligation (or facility) by Moody’s; provided that, in the case of a private rating or credit estimate assigned to an obligation by Moody’s more than 13 months earlier, the Assigned Moody’s Rating of such obligation shall be one subcategory lower than such private rating or credit estimate, as applicable.

“CFR” means with respect to an issuer or obligor of a Portfolio Asset, (a) if such issuer or obligor has a corporate family rating by Moody’s, then such corporate family rating, or (b) if such issuer or obligor does not have a corporate family rating by Moody’s but any entity in the corporate family of such issuer or obligor does have a corporate family rating, then such corporate family rating.

“Moody’s Default Probability Rating” means, with respect to any Portfolio Asset, as of any date of determination, the rating determined in accordance with the following methodology:

(i)     If the obligor of such Portfolio Asset has a CFR, then such CFR;

(ii)     If not determined pursuant to clause (i) above, if such Portfolio Asset has an Assigned Moody’s Rating, then (x) in the case of a Moody’s Senior Secured Loan or participation interest in a Moody’s Senior Secured Loan with respect to which the Assigned Moody’s Rating is the monitored publicly available rating thereof, the Moody’s rating that is one subcategory lower than such monitored publicly available rating, and (y) in all other cases, such Assigned Moody’s Rating;

(iii)     If not determined pursuant to clause (i) or (ii) above, (A) if the obligor of such Portfolio Asset has one or more senior unsecured obligations with an Assigned Moody’s Rating, then the Assigned Moody’s Rating on any such obligation as selected by the Collateral Manager in its sole discretion or, if no such rating is available, (B) if the obligor of such Portfolio Asset has one or more senior secured obligations with an Assigned Moody’s Rating, then the Moody’s rating that is one subcategory lower than the Assigned Moody’s Rating on any such obligation as selected by the Collateral Manager in its sole discretion; and

(iv)     If not determined pursuant to clause (i) through (iii) above, the Moody’s Derived Rating;

provided that, for purposes of calculating a Moody’s Weighted Average Rating Factor, each applicable rating, at the time of calculation, on credit watch by Moody’s with positive or negative implication will be treated as having been upgraded or downgraded by one rating subcategory, as the case may be.

Sch. E-1-1

“Moody’s Derived Rating” means, with respect to a Portfolio Asset whose Moody’s Rating or Moody’s Default Probability Rating cannot otherwise be determined pursuant to the definitions thereof, such Moody’s Rating or Moody’s Default Probability Rating as determined in the manner set forth below:

(i)     By using any one of the methods provided below:

(A)     if such Portfolio Asset has a public and monitored rating by S&P, pursuant to the table below:

Type of Portfolio Asset	Rating by S&P (Public and Monitored)	Portfolio Asset Rated by S&P	Number of Subcategories Relative to Moody’s Equivalent of Rating by S&P
Not Structured Finance Obligation	>BBB-	Not a loan or participation interest in loan	-1
Not Structured Finance Obligation	<BB+	Not a loan or participation interest in loan	-2
Not Structured Finance Obligation		Loan or participation interest in loan	-2

(B)     if such Portfolio Asset is not rated by S&P but another security or obligation of the obligor has a public and monitored rating by S&P (a “parallel security”), then the rating of such parallel security will at the election of the Collateral Manager be determined in accordance with the table set forth in subclause (i)(A) above, and the Moody’s Rating or Moody’s Default Probability Rating of such Portfolio Asset will be determined in accordance with the methodology set forth in the table below (for such purposes treating the parallel security as if it were rated by Moody’s at the rating determined pursuant to this subclause (i)(B)):

Obligation Category of Rated Obligation	Rating of Rated Obligation	Number of Subcategories Relative to Rated Obligation Rating
Senior secured obligation	greater than or equal to B2	-1
Senior secured obligation	less than B2	-2
Subordinated obligation	greater than or equal to B3	+1
Subordinated obligation	less than B3	0

Sch. E-1-2

and

(ii)     If not determined pursuant to clause (i) above, then “Caa3”.

For purposes of calculating a Moody’s Derived Rating, each applicable rating on credit watch by Moody’s that is on (x) positive watch will be treated as having been upgraded by one rating subcategory and (y) negative watch will be treated as having been downgraded by one rating subcategory.

“Moody's Non-Senior Secured Loan” has the meaning set forth on Schedule F hereto.

“Moody’s Rating” means, with respect to any Portfolio Asset, as of any date of determination, the rating determined in accordance with the following methodology:

(i)     With respect to a Moody’s Senior Secured Loan, the rating thereof determined as follows:

(a)     With respect to a Portfolio Asset that has an Assigned Moody’s Rating, such Assigned Moody’s Rating.

(b)     If not determined pursuant to clause (a) above, if the obligor of such Portfolio Asset has a CFR, then the Moody’s rating that is one subcategory higher than such CFR.

(c)     If not determined pursuant to clause (a) or (b) above, if the obligor of such Portfolio Asset has one or more senior unsecured obligations with an Assigned Moody’s Rating, then the Moody’s rating that is two subcategories higher than the Assigned Moody’s Rating on any such senior unsecured obligation, as selected by the Collateral Manager in its sole discretion.

(d)     If not determined pursuant to clause (a), (b) or (c) above, the Moody’s Derived Rating.

(ii)     With respect to a Moody’s Non-Senior Secured Loan, the rating thereof determined as follows,

(a)     With respect to a Portfolio Asset that has an Assigned Moody’s Rating, such Assigned Moody’s Rating.

(b)     If not determined pursuant to clause (a) above, if the obligor of such Portfolio Asset has one or more senior unsecured obligations with an Assigned Moody’s Rating, then the Assigned Moody’s Rating on any such obligation, as selected by the Collateral Manager in its sole discretion.

Sch. E-1-3

(c)     If not determined pursuant to clause (a) or (b) above, if the obligor of such Portfolio Asset has a CFR, then the Moody’s rating that is one subcategory lower than such CFR.

(d)     If not determined pursuant to clause (a), (b) or (c) above, if another obligation of the related obligor that is subordinate in right of payment to such Portfolio Asset has an Assigned Moody’s Rating, then the Moody’s rating that is one subcategory higher than the Assigned Moody’s Rating on such obligation.

(e)     If not determined pursuant to clause (a), (b), (c) or (d) above, the Moody’s Derived Rating.

For purposes of calculating a Moody’s Rating, each applicable rating on credit watch by Moody’s that is on (x) positive watch will be treated as having been upgraded by one rating subcategory and (y) negative watch will be treated as having been downgraded by one rating subcategory.

“Moody’s Senior Secured Loan” means:

(a)     a loan that:

(i)     is not (and cannot by its terms become) subordinate in right of payment to any other debt obligation of the obligor of the loan;

(ii)     (x) is secured by a valid first priority perfected security interest or lien in, to or on specified collateral securing the obligor’s obligations under the loan and (y) such specified collateral does not consist entirely of equity securities or common stock; provided that any loan that would be considered a Moody’s Senior Secured Loan but for clause (y) above shall be considered a Moody’s Senior Secured Loan if it is a loan made to a parent entity and as to which the Collateral Manager determines in good faith that the value of the common stock of the subsidiary (or other equity interests in the subsidiary) securing such loan at or about the time of acquisition of such loan by the Borrower has a value that is at least equal to the outstanding principal balance of such loan and the outstanding principal balances of any other obligations of such parent entity that are pari passu with such loan, which value may include, among other things, the enterprise value of such subsidiary of such parent entity; and

(iii)     the value of the collateral securing the loan together with other attributes of the obligor (including, without limitation, its general financial condition, ability to generate cash flow available for debt service and other demands for that cash flow) is adequate (in the commercially reasonable judgment of the Collateral Manager) to repay the loan in accordance with its terms and to repay all other loans of equal seniority secured by a first lien or security interest in the same collateral; or

Sch. E-1-4

(b)     a loan that:

(i)     is not (and cannot by its terms become) subordinate in right of payment to any other debt obligation of the obligor of the loan, except that such loan can be subordinate with respect to the liquidation of such obligor or the collateral for such loan;

(ii)     with respect to such liquidation, is secured by a valid perfected security interest or lien that is not a first priority in, to or on specified collateral securing the obligor’s obligations under the loan;

(iii)     the value of the collateral securing the loan together with other attributes of the obligor (including, without limitation, its general financial condition, ability to generate cash flow available for debt service and other demands for that cash flow) is adequate (in the commercially reasonable judgment of the Collateral Manager) to repay the loan in accordance with its terms and to repay all other loans of equal or higher seniority secured in the same collateral; and

(iv)     (x) has a Moody’s facility rating and the obligor of such loan has a Moody’s corporate family rating and (y) such Moody’s facility rating is not lower than such Moody’s corporate family rating; and

(c)     the loan is not:

(i)     a DIP Collateral Obligation; or

(ii)     a loan for which the security interest or lien (or the validity or effectiveness thereof) in substantially all of its collateral attaches, becomes effective, or otherwise “springs” into existence after the origination thereof.

Sch. E-1-5

Schedule E-2

S&P RATING DEFINITION

“S&P Rating” means, with respect to any Portfolio Asset, as of any date of determination, the rating determined in accordance with the following methodology:

(i)     with respect to a Portfolio Asset (a) if there is an issuer credit rating of the issuer of such Portfolio Asset by S&P as published by S&P, or the guarantor which unconditionally and irrevocably guarantees such Portfolio Asset then the S&P Rating will be such rating (regardless of whether there is a published rating by S&P on the Portfolio Assets of such issuer held by the Borrower) or (b) if there is no issuer credit rating of the issuer by S&P but (1) if there is a senior secured rating on any obligation or security of the issuer, then the S&P Rating of such Portfolio Asset will be one subcategory below such rating; (2) if there is a senior unsecured rating on any obligation or security of the issuer, the S&P Rating of such Portfolio Asset will equal such rating; and (3) if there is a subordinated rating on any obligation or security of the issuer, then the S&P Rating of such Portfolio Asset will be one subcategory above such rating if such rating is higher than “BB+,” and will be two subcategories above such rating if such rating is “BB+” or lower; or

(ii)     if there is not a rating by S&P on the issuer or on an obligation of the issuer, and an obligation of the issuer is publicly rated by Moody’s, then the S&P Rating will be determined in accordance with the methodologies for establishing the Moody’s Rating set forth above except that the S&P Rating of such obligation will be (1) one subcategory below the S&P equivalent of the Moody’s Rating if such Moody’s Rating is “Baa3” or higher and (2) two subcategories below the S&P equivalent of the Moody’s Rating if such Moody’s Rating is “Ba1” or lower; provided that the aggregate principal balance of the Portfolio Assets that may have an S&P Rating derived from a Moody’s Rating as set forth in this clause (ii) shall not exceed 10% of the Target CLO Amount;

provided, that for purposes of the determination of the S&P Rating, (x) if the applicable rating assigned by S&P to an obligor or its obligations is on “credit watch positive” by S&P, such rating will be treated as being one subcategory above such assigned rating, (y) if the applicable rating assigned by S&P to an obligor or its obligations is on “credit watch negative” by S&P, such rating will be treated as being one subcategory below such assigned rating and (z) any reference to the S&P rating in this definition will mean the public S&P rating and will not include any private or confidential S&P rating unless (a) the obligor and any other relevant party has provided written consent to S&P for the use of such rating; and (b) such rating is subject to continuous monitoring by S&P.

Sch. E-2-1

Schedule F

COLLATERAL QUALITY TEST DEFINITIONS

“Diversity Score”: A single number that indicates collateral concentration in terms of both issuer and industry concentration, calculated as set forth in Schedule H.

“Effective Spread” means, with respect to any floating rate Asset, the current per annum rate at which it pays interest minus LIBOR or, if such floating rate Asset bears interest based on a floating rate index other than a London interbank offered rate-based index, the Effective Spread will be the then-current base rate applicable to such floating rate Asset plus the rate at which such floating rate Asset pays interest in excess of such base rate minus three-month LIBOR; provided, that the Effective Spread of any floating rate Asset will (i) be deemed to be zero, to the extent that any Borrower Party or the Collateral Manager has actual knowledge that no payment of cash interest on such floating rate Asset will be made by the obligor thereof during the applicable due period, and (ii) not include any non-cash interest.

“Excess Weighted Average Fixed Coupon” means, as of any Measurement Date, a percentage equal to the product obtained by multiplying (a) the greater of zero and the excess, if any, of the Weighted Average Fixed Coupon over the Minimum Fixed Coupon by (b) the number obtained by dividing the aggregate principal balance of all fixed rate Portfolio Assets (excluding any Defaulted Obligation and, to the extent of any non-cash interest, any Deferrable Security or any Partial Deferrable Security) by the aggregate principal balance of all floating rate Portfolio Assets (excluding any Defaulted Obligation and, to the extent of any non-cash interest, any Deferrable Security or any Partial Deferrable Security).

“Excess Weighted Average Floating Spread” means, as of any Measurement Date, a percentage equal to the product obtained by multiplying (a) the greater of zero and the excess, if any, of the Weighted Average Floating Spread over the Minimum Floating Spread by (b) the number obtained by dividing the aggregate principal balance of all floating rate Traded Portfolio Assets (excluding any Defaulted Obligation and, to the extent of any non-cash interest, any Deferrable Security or Partial Deferrable Security) by the aggregate principal balance of all fixed rate Traded Portfolio Assets (excluding any Defaulted Obligation and, to the extent of any non-cash interest, any Deferrable Security or any Partial Deferrable Security).

“First-Lien Last-Out Loan” means any assignment of, participation interest in or other interest in an Asset that (a) is secured by a first priority perfected security interest or lien in, to or on specified collateral (subject to customary exemptions for permitted liens, including, without limitation, any tax liens) securing the obligor’s obligations under the Asset and (b) may by its terms become subordinate in right of payment to any other obligation of the obligor of the Asset solely upon the occurrence of a default or event of default by the obligor of the Asset.

“LIBOR Floor Obligation” means a floating rate Traded Portfolio Asset (a) for which its Underlying Instruments allow an interest rate option based on the London interbank offered rate for deposits in Dollars, (b) that provides that such rate is calculated (in effect) as the greater of (i) a specified “floor” rate per annum and (ii) the London interbank offered rate for such floating rate Traded Portfolio Asset’s applicable interest period and (c) that, as of any date of determination, bears interest at its “floor” rate because the London interbank offered rate for the applicable interest period is less than such "floor" rate.

Sch. F-1

“Minimum Diversity Score” means 15; provided that at any time the sum of the Principal Balances of the Traded Portfolio Assets is greater than or equal to $75,000,000, 20.

“Minimum Diversity Test” means a test that is satisfied on any date of determination if the Diversity Score (rounded to the nearest whole number) equals or exceeds the Minimum Diversity Score.

“Minimum Fixed Coupon” means 7.50%.

“Minimum Floating Spread” means 2.75%.

“Minimum Floating Spread Test” means a test that is satisfied on any date of determination if the Weighted Average Floating Spread equals or exceeds the Minimum Floating Spread.

“Minimum Weighted Average Coupon Test” means a test that is satisfied on any date of determination if the Weighted Average Fixed Coupon equals or exceeds the Minimum Fixed Coupon.

“Moody’s Adjusted Weighted Average Rating Factor” means as of any date of determination, a number equal to the Moody’s Weighted Average Rating Factor determined in the following manner: for purposes of determining a Moody’s Default Probability Rating in connection with determining the Moody’s Weighted Average Rating Factor for purposes of this definition, the last paragraph of the definition of “Moody’s Default Probability Rating,” shall be disregarded, and instead each applicable rating on review by Moody’s for possible upgrade or downgrade that is on (a) review for possible upgrade will be treated as having been upgraded by one rating subcategory, (b) review for possible downgrade will be treated as having been downgraded by two rating subcategories and (c) negative outlook will be treated as having been downgraded by one rating subcategory.

“Moody’s Default Probability Rating” means with respect to any Asset, the rating determined pursuant to Schedule E-1 hereto.

“Moody’s Maximum Rating Factor Test” means a test that will be satisfied on any date of determination if the Moody’s Adjusted Weighted Average Rating Factor of the Assets is less than or equal to 2850.

“Moody’s Minimum Weighted Average Recovery Rate Test” means the test that will be satisfied on any date of determination if the Moody’s Weighted Average Recovery Rate equals or exceeds 43%.

“Moody’s Non-Senior Secured Loan” means any assignment of or participation interest in or other interest in a loan that is not a Moody’s Senior Secured Loan.

Sch. F-2

“Moody’s Rating” has the meaning set forth on Schedule E-1 hereto.

“Moody’s Rating Factor” means for each Traded Portfolio Asset, the number set forth in the table below opposite the Moody’s Default Probability Rating of such Portfolio Asset.

Moody’s Default Probability Rating	Moody’s Rating Factor	Moody’s Default Probability Rating	Moody’s Rating Factor
Aaa	1	Ba1	940
Aa1	10	Ba2	1,350
Aa2	20	Ba3	1,766
Aa3	40	B1	2,220
A1	70	B2	2,720
A2	120	B3	3,490
A3	180	Caa1	4,770
Baa1	260	Caa2	6,500
Baa2	360	Caa3	8,070
Baa3	610	Ca or lower	10,000

“Moody’s Recovery Rate” means, with respect to any Asset, as of any date of determination, the recovery rate determined in accordance with the following, in the following order of priority:

(i)     if the Asset has been specifically assigned a recovery rate by Moody’s (for example, in connection with the assignment by Moody’s of an estimated rating), such recovery rate;

(ii)     if the preceding clause does not apply to the Asset, the rate determined pursuant to the table below based on the number of rating subcategories difference between the Asset’s Moody’s Rating and its Moody’s Default Probability Rating (for purposes of clarification, if the Moody’s Rating is higher than the Moody’s Default Probability Rating, the rating subcategories difference will be positive and if it is lower, negative):

Number of Moody’s Ratings Subcategories Difference Between the Moody’s Rating and the Moody’s Default Probability Rating	Moody’s Senior Secured Loans	Moody’s Second Lien Loans	Portfolio Assets Not Included in Another Column in this Table
+2 or more	60.0%	55%	45%
+1	50.0%	45%	35%
0	45.0%	35%	30%
-1	40.0%	25%	25%
-2	30.0%	15%	15%
-3 or less	20.0%	5%	5%

“Moody’s Second Lien Loan” means a loan that (x) is not a Moody’s Senior Secured Loan and (y) has a Moody’s facility rating and the obligor of such loan has a Moody’s corporate family rating.

“Moody’s Senior Secured Loan” has the meaning set forth on Schedule E-1 hereto.

Sch. F-3

“Moody’s Weighted Average Rating Factor” means the number (rounded up to the nearest whole number) determined by summing the products obtained by multiplying the Principal Balance of each Traded Portfolio Asset (excluding any Defaulted Obligation) by its Moody’s Rating Factor, dividing such sum by the aggregate of the outstanding Principal Balance of all such Traded Portfolio Assets and then rounding the result up to the nearest whole number.

“Moody’s Weighted Average Recovery Rate” means as of any date of determination, the number, expressed as a percentage, obtained by summing the product of the Moody’s Recovery Rate on such date of each Traded Portfolio Asset (excluding any Defaulted Obligation) and the Principal Balance of such Traded Portfolio Asset, dividing such sum by the aggregate Principal Balance of all such Assets and rounding up to the first decimal place.

“S&P Recovery Rate” means, with respect to any Asset, the recovery rate determined in the manner set forth below:

(a)     If an Asset has an S&P Asset Specific Recovery Rating, the S&P Recovery Rate for such Asset shall be the applicable percentage set forth in Table 1 below, based on such S&P Asset Specific Recovery Rating:

Table 1: S&P Recovery Rates For Assets With S&P Asset Specific Recovery Ratings
Asset Specific Recovery Ratings	Recovery Range from S&P published reports*	(%)
1+	100	75
1	90-100	65
2	80-90	60
2	70-80	50
3	60-70	40
3	50-60	30
4	40-50	27
4	30-40	20
5	20-30	15
5	10-20	5
6	0-10	2

* If a recovery range is not available from S&P's published reports for a given Asset with an S&P Asset Specific Recovery Rating of '2' through '5', the lower range for the applicable recovery rating shall be assumed.

Sch. F-4

(b)     If an Asset is senior unsecured debt or subordinate debt and does not have an S&P Asset Specific Recovery Rating but the same issuer has other debt obligations that rank senior, the S&P Recovery Rate for such Asset shall be the applicable percentage set forth in Tables 2 and 3 below:

Table 2: Recovery Rates for Senior Unsecured Assets Junior to Assets with Recovery Ratings
Senior Asset Recovery Rate	(%)
Group 1
1+	18
1	18
2	18
3	12
4	5
5	2

6	--
Group 2
1+	16
1	16
2	16
3	10
4	5
5	2
6	--
Group 3
1+	13
1	13
2	13
3	8
4	5
5	2
6	--

Table 3: Recovery Rates for Subordinated Assets Junior to Assets with Recovery Ratings
Senior Asset Recovery Rate	S&P Recovery Rate
Group 1
1+	8
1	8
2	8
3	5
4	2
5	--
6	--

(c)     In all other cases, as applicable, the S&P Recovery Rate for such Asset shall be the applicable percentage set forth in Table 4 below:

Table 4: Tiered Corporate Recovery Rates (By Asset Class)
S&P Recovery Rate
Senior secured first-lien (%)*
Group 1	50
Group 2	45
Group 3	39
Group 4	17
Senior secured cov-lite loans/ senior secured bonds (%)
Group 1	41
Group 2	37
Group 3	32
Group 4	17
Mezzanine/second- lien/ First-Lien Last-Out Loans/senior unsecured loans/senior unsecured bonds (%)**
Group 1	18
Group 2	16
Group 3	13
Group 4	10
Subordinated loans/subordinated bonds (%)
Group 1	8
Group 2	10
Group 3	9
Group 4	5

Sch. F-5

Group 1: Hong Kong, Norway, Singapore, Sweden, U.K., Ireland, Finland, Denmark, Netherlands, Australia, and New Zealand

Group 2: Belgium, Germany, Austria, Portugal, Luxembourg, South Africa, Switzerland, Canada, Israel, Japan and the United States

Group 3: France, Italy, Greece, South Korea, Taiwan, Argentina, Brazil, Chile, Mexico, Spain, Turkey and United Arab Emirates

Group 4: Kazakhstan, Russia, Ukraine and others not included in Group 1, Group 2 or Group 3

*

Solely for the purpose of determining the S&P Recovery Rate for such loan, no loan shall constitute a “Senior Secured Loan” unless such loan (a) is secured by a valid first priority security interest in collateral, (b) in the Collateral Manager’s commercially reasonable judgment (with such determination being made in good faith by the Collateral Manager at the time of such loan’s purchase and based upon information reasonably available to the Collateral Manager at such time and without any requirement of additional investigation beyond the Collateral Manager’s customary credit review procedures), is secured by specified collateral that has a value not less than an amount equal to the sum of (i) the aggregate principal balance of all loans senior or pari passu to such loans and (ii) the outstanding principal balance of such loan, which value may be derived from, among other things, the enterprise value (including, but not comprised primarily of, equity and goodwill) of the issuer of such loan and (c) is not subordinate to any other obligation; provided that if the value of such loan is primarily derived from the enterprise value of the issuer of such loan, such loan shall have either (1) the S&P Recovery Rate specified for Senior Unsecured Loans in the table above, or (2) the S&P Recovery Rate determined by S&P on a case by case basis.

**

Solely for the purpose of determining the S&P Recovery Rate for such loan, the aggregate principal balance of all First-Lien Last-Out Loans and Second Lien Loans that, in the aggregate, represent up to 15% of the Collateral Principal Amount shall have the S&P Recovery Rate specified for First-Lien Last-Out Loans and Second Lien Loans in the table above and the aggregate principal balance of all First-Lien Last-Out Loans and Second Lien Loans in excess of 15% of the Collateral Principal Amount shall have the S&P Recovery Rate specified for subordinated loans in the table above.

“Weighted Average Fixed Coupon” means, as of any Measurement Date, an amount equal to (I) the number, expressed as a percentage, obtained by dividing:

(a)     the sum of, in the case of each fixed rate Portfolio Asset (excluding any Deferrable Security and any Partial Deferrable Security to the extent of any non-cash interest), the stated annual interest coupon on such Asset times the Principal Balance of such Portfolio Asset; by

(b)     an amount equal to the lesser of (i) the product of (A) the Target CLO Amount and (B) a fraction, the numerator of which is equal to the aggregate Principal Balance of fixed rate Portfolio Assets and the denominator of which is equal to the aggregate Principal Balance of all Portfolio Assets as of such Measurement Date, in each case excluding any Deferrable Security or Partial Deferrable Security to the extent of any non-cash interest and (ii) the aggregate Principal Balance of the fixed rate Portfolio Assets as of such Measurement Date (excluding any Deferrable Security or Partial Deferrable Security to the extent of any non-cash interest);

Sch. F-6

plus (II) to the extent that the amount obtained in clause (I) is insufficient to satisfy the Minimum Weighted Average Coupon Test, the Excess Weighted Average Floating Spread (if any); provided that in the case of each of the foregoing clauses (a) and (b), in calculating the Weighted Average Fixed Coupon in respect of any Step-Down Obligation, the coupon of such Portfolio Asset shall be the lowest permissible coupon pursuant to the Underlying Instruments of the obligor of such Step-Down Obligation.

“Weighted Average Floating Spread” means, as of any Measurement Date, a fraction (expressed as a percentage) obtained by (i) (x) multiplying the Principal Balance of each floating rate Traded Portfolio Asset (excluding the unfunded portion of any Delayed Drawdown Collateral Obligation) held by the Borrower Parties as of such Measurement Date by its Effective Spread and (y) multiplying the unfunded portion of each Delayed Drawdown Collateral Obligation held by the Borrower Parties as of such Measurement Date by the related commitment fee, (ii) summing the amounts determined pursuant to clause (i), (iii) dividing the sum determined pursuant to clause (ii) by the aggregate Principal Balance of all floating rate Traded Portfolio Assets, and (iv) if the result obtained in clause (iii) is less than the minimum percentage necessary to pass the Minimum Floating Spread Test, adding to such sum the amount of the Excess Weighted Average Fixed Coupon, if any, as of such Measurement Date; provided that Defaulted Obligations shall not be included in the calculation of the Weighted Average Floating Spread; provided, further, that in calculating the Weighted Average Floating Spread in respect of any Step Down Obligation, the Effective Spread of such Traded Portfolio Asset shall be the lowest permissible spread pursuant to the Underlying Instruments of the obligor of such Step-Down Obligation; and provided, further, that, for the avoidance of doubt, for purposes of this definition, the Effective Spread of each LIBOR Floor Obligation will be calculated to include the excess (if any) payable currently in cash of (1) the specified “floor” rate of such LIBOR Floor Obligation over (2) the applicable London interbank offered rate then in effect with respect to such the LIBOR Floor Obligation.

Sch. F-7

Schedule G

ELIGIBLE INVESTMENTS

“Eligible Investments” means any investment that at the time of its acquisition is one or more of the following:

(a)     United States government and agency obligations, maturing within 30 days;

(b)     commercial paper, maturing within 30 days, having a rating assigned to such commercial paper by Standard & Poor’s Rating Services or Moody’s Investor Service, Inc. (or, if neither such organization shall rate such commercial paper at such time, by any nationally recognized rating organization in the United States of America) equal to the highest ratings assigned by such organization, it being understood that as of the date hereof such rating by S&P is “A-1+” and such rating by Moody’s is “P-1”;

(c)     interest bearing deposits in United States dollars in United States or Canadian banks with an unrestricted surplus of at least U.S.$250,000,000 and assigned a credit rating by S&P of a least “A” and a Moody's. rating of at least “A2”, maturing within 30 days; and

(d)     money market funds (including funds of the bank serving as Custodian or its affiliates) or United States government securities funds designed to maintain a fixed share price and high liquidity, in each case domiciled outside of the United States and having a rating assigned to such fund equal to the highest rating assigned by S&P or Moody's, it being understood that as of the date hereof such rating by S&P is “AAAm” and such rating by Moody’s is “Aaa-mf”.

Sch. G-1

Schedule H

DIVERSITY SCORE CALCULATION

The Diversity Score is calculated as follows:

(a)     An "Issuer Par Amount" is calculated for each issuer of a Portfolio Asset, and is equal to the aggregate Principal Balance of all the Portfolio Assets issued by that issuer and all affiliates.

(b)     An "Average Par Amount" is calculated by summing the Issuer Par Amounts for all issuers, and dividing by the number of issuers.

(c)     An "Equivalent Unit Score" is calculated for each issuer, and is equal to the lesser of (x) one and (y) the Issuer Par Amount for such issuer divided by the Average Par Amount.

(d)     An "Aggregate Industry Equivalent Unit Score" is then calculated for each of the Moody's Industry Classifications, shown on Schedule I, and is equal to the sum of the Equivalent Unit Scores for each issuer in such industry classification group.

(e)     An "Industry Diversity Score" is then established for each Moody's Industry Classification, shown on Schedule I, by reference to the following table for the related Aggregate Industry Equivalent Unit Score; provided that if any Aggregate Industry Equivalent Unit Score falls between any two such scores, the applicable Industry Diversity Score shall be the lower of the two Industry Diversity Scores:

Sch. H-1

Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score
0.0000	0.0000	5.0500	2.7000	10.1500	4.0200	15.2500	4.5300
0.0500	0.1000	5.1500	2.7333	10.2500	4.0300	15.3500	4.5400
0.1500	0.2000	5.2500	2.7667	10.3500	4.0400	15.4500	4.5500
0.2500	0.3000	5.3500	2.8000	10.4500	4.0500	15.5500	4.5600
0.3500	0.4000	5.4500	2.8333	10.5500	4.0600	15.6500	4.5700
0.4500	0.5000	5.5500	2.8667	10.6500	4.0700	15.7500	4.5800
0.5500	0.6000	5.6500	2.9000	10.7500	4.0800	15.8500	4.5900
0.6500	0.7000	5.7500	2.9333	10.8500	4.0900	15.9500	4.6000
0.7500	0.8000	5.8500	2.9667	10.9500	4.1000	16.0500	4.6100
0.8500	0.9000	5.9500	3.0000	11.0500	4.1100	16.1500	4.6200
0.9500	1.0000	6.0500	3.0250	11.1500	4.1200	16.2500	4.6300
1.0500	1.0500	6.1500	3.0500	11.2500	4.1300	16.3500	4.6400
1.1500	1.1000	6.2500	3.0750	11.3500	4.1400	16.4500	4.6500
1.2500	1.1500	6.3500	3.1000	11.4500	4.1500	16.5500	4.6600
1.3500	1.2000	6.4500	3.1250	11.5500	4.1600	16.6500	4.6700
1.4500	1.2500	6.5500	3.1500	11.6500	4.1700	16.7500	4.6800
1.5500	1.3000	6.6500	3.1750	11.7500	4.1800	16.8500	4.6900
1.6500	1.3500	6.7500	3.2000	11.8500	4.1900	16.9500	4.7000
1.7500	1.4000	6.8500	3.2250	11.9500	4.2000	17.0500	4.7100
1.8500	1.4500	6.9500	3.2500	12.0500	4.2100	17.1500	4.7200
1.9500	1.5000	7.0500	3.2750	12.1500	4.2200	17.2500	4.7300
2.0500	1.5500	7.1500	3.3000	12.2500	4.2300	17.3500	4.7400
2.1500	1.6000	7.2500	3.3250	12.3500	4.2400	17.4500	4.7500
2.2500	1.6500	7.3500	3.3500	12.4500	4.2500	17.5500	4.7600
2.3500	1.7000	7.4500	3.3750	12.5500	4.2600	17.6500	4.7700
2.4500	1.7500	7.5500	3.4000	12.6500	4.2700	17.7500	4.7800
2.5500	1.8000	7.6500	3.4250	12.7500	4.2800	17.8500	4.7900
2.6500	1.8500	7.7500	3.4500	12.8500	4.2900	17.9500	4.8000
2.7500	1.9000	7.8500	3.4750	12.9500	4.3000	18.0500	4.8100
2.8500	1.9500	7.9500	3.5000	13.0500	4.3100	18.1500	4.8200
2.9500	2.0000	8.0500	3.5250	13.1500	4.3200	18.2500	4.8300
3.0500	2.0333	8.1500	3.5500	13.2500	4.3300	18.3500	4.8400
3.1500	2.0667	8.2500	3.5750	13.3500	4.3400	18.4500	4.8500
3.2500	2.1000	8.3500	3.6000	13.4500	4.3500	18.5500	4.8600
3.3500	2.1333	8.4500	3.6250	13.5500	4.3600	18.6500	4.8700
3.4500	2.1667	8.5500	3.6500	13.6500	4.3700	18.7500	4.8800
3.5500	2.2000	8.6500	3.6750	13.7500	4.3800	18.8500	4.8900
3.6500	2.2333	8.7500	3.7000	13.8500	4.3900	18.9500	4.9000
3.7500	2.2667	8.8500	3.7250	13.9500	4.4000	19.0500	4.9100
3.8500	2.3000	8.9500	3.7500	14.0500	4.4100	19.1500	4.9200
3.9500	2.3333	9.0500	3.7750	14.1500	4.4200	19.2500	4.9300
4.0500	2.3667	9.1500	3.8000	14.2500	4.4300	19.3500	4.9400
4.1500	2.4000	9.2500	3.8250	14.3500	4.4400	19.4500	4.9500
4.2500	2.4333	9.3500	3.8500	14.4500	4.4500	19.5500	4.9600
4.3500	2.4667	9.4500	3.8750	14.5500	4.4600	19.6500	4.9700
4.4500	2.5000	9.5500	3.9000	14.6500	4.4700	19.7500	4.9800
4.5500	2.5333	9.6500	3.9250	14.7500	4.4800	19.8500	4.9900
4.6500	2.5667	9.7500	3.9500	14.8500	4.4900	19.9500	5.0000
4.7500	2.6000	9.8500	3.9750	14.9500	4.5000
4.8500	2.6333	9.9500	4.0000	15.0500	4.5100
4.9500	2.6667	10.0500	4.0100	15.1500	4.5200

(f)     The Diversity Score is then calculated by summing each of the Industry Diversity Scores for each Moody's Industry Classification shown on Schedule I.

For purposes of calculating the Diversity Score, affiliated issuers in the same industry are deemed to be a single issuer except as otherwise agreed to by Moody's and collateralized loan obligations shall not be included.

Sch. H-2

SCHEDULE I

MOODY'S INDUSTRY CLASSIFICATION GROUP LIST

1.	Aerospace & Defense
2.	Automotive
3.	Banking, Finance, Insurance & Real Estate
4.	Beverage, Food & Tobacco
5.	Capital Equipment
6.	Chemicals, Plastics & Rubber
7.	Construction & Building
8.	Consumer goods: Durable
9.	Consumer goods: Non-durable
10.	Containers, Packaging & Glass
11.	Energy: Electricity
12.	Energy: Oil & Gas
13.	Environmental Industries
14.	Forest Products & Paper
15.	Healthcare & Pharmaceuticals
16.	High Tech Industries
17.	Hotel, Gaming & Leisure
18.	Media: Advertising, Printing & Publishing
19.	Media: Broadcasting & Subscription
20.	Media: Diversified & Production
21.	Metals & Mining
22.	Retail
23.	Services: Business
24.	Services: Consumer
25.	Sovereign & Public Finance
26.	Telecommunications
27.	Transportation: Cargo
28.	Transportation: Consumer
29.	Utilities: Electric
30.	Utilities: Oil & Gas
31.	Utilities: Water
32.	Wholesale

Sch. I-1

Annex A

FORM OF APPROVAL REQUEST FOR ASSET PURCHASE

Obligor Name
Global Amount of Credit Agreement
Estimated Date of Credit Agreement
Pricing Date – Date of submission

Estimated Trade Date
Estimated Settlement Date

Upfront Fee (if any)
Assignment Fee (if any)

Moody’s Industry Classification
Moody’s Family/Facility Rating
S&P Family/Facility Rating
S&P Industry Classification

Intended Hold Amount (par value)
Facility Type (Moody’s Classification)
Facility Tranche (A, B, etc….)
Price (Offered)
LIBOR Spread / Floor / Fixed Rate (as applicable)
Facility Tenor
Total Amount of all Senior Credit Facilities
Total Tranche Amount (Currently)
Original Par Amount (for Secondary)
Undrawn Commitment (if any)
Commitment Fee (if any)
Primary or Secondary Purchase?

Seller Closing Contact
Name
Institution
Telephone
Fax
Email

Agent Bank
Name
Institution
Telephone
Fax
Email

If Not Already Provided
Bank Book/Lender Presentation/Credit Information Memo (Attachment)
Credit Agreement (Attachment)
Borrower Financial Information (Attachment)

Annex A-1

JMP CREDIT ADVISORS LLC

By:
Name:
Title:

Annex A-2

Annex B

FORM OF BORROWING REQUEST

[Letterhead of Collateral Manager]
[Date]

BNP Paribas

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of October 11, 2018, among BNP Paribas, as Lender, the other Lenders party thereto, JMP Credit Advisors Long-Term Warehouse Ltd., as Borrower, each CLO Subsidiary party thereto from time to time, JMP Capital LLC, as the Preferred Investor, JMP Credit Advisors LLC, as Collateral Manager, BNP Paribas as Administrative Agent (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”). Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Agreement.

Pursuant to Section 2(c) of the Agreement and the approval by you of the Approval Request dated [_______, 20__] (a copy of which is attached hereto), we hereby request that you make a Loan to a Borrower Party in the amount of

U.S.$______________________________ on ____________________, 20__

to be applied toward the acquisition cost of the Asset referred to in the attached Approval Request. We further request that you pay the proceeds of such Loan to:

[Insert payment instructions.]

in payment of the acquisition cost of such Asset.

[This Borrowing Request is an Expedited Borrowing Request and we acknowledge that three (3) Business Days after the funding of this Loan, this Loan will be refinanced.]1

As of the date hereof, we certify that: (i) the Borrowing Base in U.S.$___________, (ii) giving pro forma effect to the Loan, the Borrowing Base will be U.S.$_________ and (iii) as of its Acquisition Date, such Asset will satisfy the Eligibility Requirements.

On behalf of the Borrower Parties, we represent and warrant that the conditions set forth in Section 7 of the Agreement have been satisfied.

Sincerely,

JMP CREDIT ADVISORS LLC

By:
Name:
Title:

1 Applicable to Expedited Borrowing Request only.

Annex B-1

Annex C

FORM OF PROMISSORY NOTE

Up to U.S.$ [●]	[DATE]

FOR VALUE RECEIVED, JMP Credit Advisors Long-Term Warehouse Ltd., an exempted company incorporated under the laws of the Cayman Islands (the “Parent Borrower”), and [●], an exempted company incorporated under the laws of the Cayman Islands (the “Subsidiary Borrower”, and together with the Parent Borrower the “Borrowers”), each hereby promises, jointly and severally, to pay to the order of BNP PARIBAS (the “Lender”) the principal sum of [●] million Dollars (U.S.$ [●]) or, if less, the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to that certain Credit Agreement, dated as of October 11, 2018 (such agreement, as it may be amended, restated, extended, supplemented or otherwise modified from time to time, being hereinafter called the “Agreement”), among the Parent Borrower, each CLO Subsidiary party thereto from time to time, the Preferred Investor, the Collateral Manager, the Administrative Agent and the Lender, on the Maturity Date. The Borrower further promises to pay interest on the unpaid principal amount of the Loans evidenced hereby from time to time at the rates, on the dates, and otherwise as provided in the Agreement.

The loan account records maintained by the Administrative Agent shall at all times be conclusive evidence, absent manifest error, as to the amount of the Loans and payments thereon; provided that any failure to record any Loan or payment thereon or any error in doing so shall not limit or otherwise affect the obligation of the Borrowers to pay any amount owing with respect to the Loans.

This promissory note is the promissory note referred to in, and is entitled to the benefits of, the Agreement, which Agreement, among other things, contains provisions for acceleration of the maturity of the Loans evidenced hereby upon the happening of certain stated events and also for prepayments on account of principal of the Loans prior to the maturity thereof upon the terms and conditions therein specified.

Notwithstanding anything to the contrary contained herein, if an Approved CLO Takeout does not occur, the Borrowers’ sole source of funds for payment of all amounts due hereunder shall be the Borrower Collateral, and, upon application of the proceeds of the Borrower Collateral and its reduction to zero in accordance with the terms and under the circumstances described in the Agreement, all claims against the Borrowers under the Agreement, any promissory note or under any other Transaction Document shall extinguish and no recourse shall be had against the Borrowers for any shortfall still owing by the Borrowers.

Unless otherwise defined herein, terms defined in the Agreement are used herein with their defined meanings therein. This promissory note, and any claim, controversy or dispute arising under or related hereto (whether in contact, tort or otherwise) shall be governed by, and construed in accordance with, the laws of the State of New York.

JMP CREDIT ADVISORS LONG-TERM WAREHOUSE LTD.

By
Name
Title

[●]

By
Name
Title

Annex C-1

Annex D

PREFERENCE SHARE SUBSCRIPTION AGREEMENT

Annex D-1

Annex E

TAX GUIDELINES

The purpose of requirements in this Annex is to minimize the risk that activities conducted by the Borrower2 will cause the Borrower to be engaged in a trade or business in the United States for United States federal income tax purposes.

Accordingly, in identifying and acquiring Assets, the Borrower (and the Collateral Manager on behalf of the Borrower) will conduct its activities only in accordance with the Indenture and this Annex. References to the Collateral Manager encompass any officers, employees or other agents of the Collateral Manager acting in furtherance of, or otherwise in connection with the Collateral Manager's responsibilities under the Collateral Management Agreement.

Terms used in this Annex and not otherwise defined have the meanings given them in the Credit Agreement.

Section 1.     General Restrictions on Negotiation with Borrowers/Issuers and Participation in Primary Market for Debt Obligations.

(a)     Pre-Issuance and Pre-Funding Commitments. The Borrower (and the Collateral Manager on behalf of the Borrower) will not enter into any binding agreement, arrangement, understanding or commitment (any such binding agreement, arrangement, understanding or commitment, a "Commitment") to purchase any Portfolio Asset earlier than forty-eight (48) hours after the later of (i) the legal closing and issuance of the Portfolio Asset, (ii) the funding of the Portfolio Asset, and (iii) the most recent date on which any of the principal terms of the Portfolio Assets were modified in a material fashion, except as otherwise expressly permitted in Section 2 or Section 3 of this Annex. An agreement, arrangement, understanding or commitment is not considered binding for this purpose if it is not legally binding or if the Borrower (and the Collateral Manager on behalf of the Borrower) would not be commercially compelled to purchase the Portfolio Asset on terms comparable to those discussed based solely on the existence of such agreement, arrangement, understanding or commitment (any such agreement, arrangement, understanding or commitment, a "Non-Binding Indication").

(b)     Communications and Negotiations with Issuers of Portfolio Assets. The Borrower (and the Collateral Manager on behalf of the Borrower) will not (i) participate, directly or indirectly, in negotiating or structuring the terms of any Portfolio Asset nor (ii) except to the limited extent expressly permitted by Sections 2 or 3 of this Annex, have any discussions with a Portfolio Asset's obligor, issuer or borrower prior to the completion of the legal closing and issuance of such Portfolio Asset.

2 References in these Tax Guidelines to the “Borrower” shall mean each of the Borrower Parties.

Annex E-1

(c)     Fees. The Borrower will not earn, nor will the Borrower (or the Collateral Manager on behalf of the Borrower) enter into a Commitment to acquire a Portfolio Asset on terms that enable the Borrower to earn, any fee, commission or other compensation for services, however denominated, associated with the negotiation, structuring, marketing, underwriting, or placement of a Portfolio Asset. A fee for services does not include any discount or fee attributable to the use of or time value of money, for standing ready to advance funds or, subject to compliance with Section 4, for agreeing to changes in the terms of a Portfolio Asset after its legal closing (such as customary commitment fees, amendment fees, waiver fees and prepayment fees).

(d)     Portfolio Assets Purchased from the Collateral Manager and Affiliates. The Borrower may not purchase any Portfolio Asset if the Collateral Manager acted as an underwriter, placement agent, arranger, negotiator or structurer in connection with the negotiation, structuring, marketing, underwriting, placement, issuance or origination of such Portfolio Asset. The Borrower also may not purchase a Portfolio Asset if a person that is affiliated with, controlled by or managed by the Collateral Manager (a "CM Affiliate") acted as an underwriter, placement agent, arranger, negotiator or structurer in connection with the negotiation, structuring, marketing, underwriting, placement, issuance or origination of a Portfolio Asset unless the Portfolio Asset is either a Seasoned Portfolio Asset or an Armslength Portfolio Asset.

For purposes of this Annex:

"Armslength Portfolio Asset" means a Portfolio Asset as to which a CM Affiliate acted as an underwriter, placement agent, arranger, negotiator or structurer in connection with the negotiation, structuring, marketing, underwriting, placement, issuance or origination of such Portfolio Asset if (i) such CM Affiliate is an Armslength CM Affiliate, (ii) the purchase price for the Portfolio Asset is comparable to the price at which the Portfolio Asset is contemporaneously sold to third parties and (iii) as of the date of acquisition, the outstanding principal amount and committed exposure with respect to all such Armslength Portfolio Assets does not exceed 5% of the aggregate outstanding principal amount and committed exposure of all Portfolio Assets held by the Borrower.

"Armslength CM Affiliate" means a CM Affiliate if (i) such CM Affiliate is regularly engaged in a substantial and established business relating to the origination of such Portfolio Assets in the ordinary course primarily for sale or syndication to unrelated third parties, (ii) the sale of Portfolio Assets to the Borrower or other funds or accounts managed by the Collateral Manager or other CM Affiliates represents an immaterial portion of that business, (iii) no officers, employees or other personnel of the Collateral Manager are also employees of, or otherwise involved in the loan origination business of such CM Affiliate, and (iv) no officers, employees or other personnel of such CM Affiliate involved in loan origination also perform any services for the Collateral Manager in connection with activities of Collateral Manager pursuant to its responsibilities under the Collateral Management Agreement.

Annex E-2

"Seasoned Portfolio Asset" means a Portfolio Asset as to which a CM Affiliate acted as an underwriter, placement agent, arranger, negotiator or structurer in connection with the negotiation, structuring, marketing, underwriting, placement, issuance or origination of a Portfolio Asset if (i) the Portfolio Asset was not originated in contemplation of its acquisition by the Borrower, (ii) such CM Affiliate could have purchased and held the Portfolio Asset for its own account for an indefinite period without being subject to any requirement to hedge its position in the Portfolio Asset or reasonably could have expected to sell any portion of the Portfolio Asset it was unable to retain to persons or entities other than the Borrower, (iii) such CM Affiliate does not regularly sell Portfolio Assets to the Borrower, (iv) the Portfolio Asset has been outstanding for at least 90 days prior to any Commitment or Non-Binding Indication by the Borrower (or the Collateral Manager on behalf of the Borrower) to acquire the Portfolio Asset, (v) the purchase price for the Portfolio Asset is comparable to the price at which the Portfolio Asset is contemporaneously sold to third parties and (vi) the Borrower does not acquire more than 25% of the outstanding principal amount of the Portfolio Asset.

(e)     Equity Restrictions. The Borrower will not purchase any Portfolio Asset that for United States federal income tax purposes is:

(i)       an equity interest in a "partnership,"

(ii)      a residual interest in a "REMIC" (as such term is defined in the Code),

(iii)      an ownership interest in a "FASIT" (as such term is defined in the Code), or

(iv)      a United States real property interest (as such term is defined in the Code), including an equity interest in a United States real property holding corporation,

unless, in any such case, the Borrower or the Collateral Manager has obtained an opinion of tax counsel of nationally recognized standing in the United States experienced in such matters to the effect that ownership of such asset will not cause the Borrower to be deemed to be engaged in United States trade or business for United States federal income tax purposes or otherwise to be subject to United States federal income tax on a net income basis, or such Portfolio Asset is issued pursuant to a registration statement, prospectus or offering memorandum that contains disclosure to the same effect on which it would be reasonable for the Collateral Manager to rely.

Section 2.     Additional Requirements for Loans.

The Borrower (and the Collateral Manager on behalf of the Borrower) will not make any Commitment to purchase a loan of the type customarily made by banks or which is made by a group that is expected to include bank lenders, or a participation or subparticipation in such a loan (a "Loan") from any person earlier than forty-eight (48) hours after the later of (i) the legal closing and issuance of the Loan, (ii) the funding of the Loan, and (iii) the most recent date on which any of the principal terms of the Loan were modified in a material fashion, except pursuant to a forward sale agreement at an agreed price (a "Forward Purchase Commitment") and only if the further requirements set forth in clauses 2(a) and (b) below are satisfied:

(a)      Broadly Syndicated Loans (whether underwritten on a “Firm Commitment” or on a “Best Efforts” basis). In order for a Forward Purchase Commitment to be described in this Section 2(a), the Loan must (x) be marketed and sold pursuant to a “customary underwriting,” (y) be acquired in a “permissible manner” by the Borrower, and (z) constitute a “broadly syndicated loan,” each as described below.

Annex E-3

(i)     Customary Underwriting. To constitute a “customary underwriting,” the Collateral Manager must reasonably believe that the underwriting of the Loan includes the following features:

(A)     A bank or a syndicate of banks (the “agent bank”) negotiates the terms of the Loan.

(B)     The agent bank helps the obligor compile a “confidential information memorandum,” “bank book” or similar written document to be used in soliciting Loan sales that describes the material terms of the Loan and of the obligor (a “Bank Book”). For the avoidance of doubt, the Bank Book, once originally provided and disseminated, may be updated to reflect changes to material terms through supplements or through data postings on Bloomberg, Intralinks, Fintrac or similar media.

(C)     The agent bank markets or seeks buyers for the Loan from a wide (although potentially targeted) group.

(D)     The agent bank effectuates its underwriting process through soliciting indications of interest or orders, making loan allocations or similar procedures.

(E)     The agent bank is paid or compensated in respect of its underwriting services by the obligor.

(F)     The agent bank is free to sell or allocate such Loan to the highest bidder (or to allocate the Loan based on other criteria determined in its sole discretion), even after (x) a “soft circling” process has occurred, (y) indications of interest have been provided and (z) preliminary allocations have been communicated to investors. For the avoidance of doubt, the agent bank is free to make any such sale or allocation in its own discretion notwithstanding the existence of a Forward Purchase Commitment that would obligate the Borrower (or the Collateral Manager) to acquire or purchase such Loan.

(ii)     Permissible Manner of Loan Acquisition. For a Loan that has been marketed and sold pursuant to a customary underwriting as described under Section 2(a)(i) to be acquired in a “permissible manner” by the Borrower, the following criteria must be satisfied:

(A)      None of the Borrower, the Collateral Manager (whether acting on the Borrower’s behalf or otherwise) or any CM Affiliates shall participate in the negotiation of the terms of the Loan.

(B)     The Collateral Manager is not an affiliate of and does not control the obligor, and does not advise it on other matters. No CM Affiliate is an affiliate of or controls the obligor, or advises it on other matters.

Annex E-4

(C).     The Forward Purchase Commitment is entered into (x) after receipt of the Bank Book (including any supplements thereto, other than supplements that do not affect the material terms of the Loan) and (y) after the material terms of such Loan (other than interest rate and pricing) have been fully negotiated, it being understood that the interest rate and pricing of the Loan may not be finalized until just prior to the legal closing.

(D)     The Collateral Manager has no reason to believe that the Loan would not be executed on the same terms regardless of whether the Forward Purchase Commitment was made.

(E)     The Forward Purchase Commitment is provided pursuant to typical allocation procedures and made using standard Bank Book forms.

(F)     The Forward Purchase Commitment relates to a purchase of less than 5% of the face amount of the respective tranche of which the Loan forms a part.

(G)     The Borrower, together with any related or commonly managed or advised parties, purchases less than 15% of the face amount of the respective tranche of which the Loan forms a part.

(H)     Each Forward Purchase Commitment is independent and there is no ongoing understanding or arrangement by which the Borrower has agreed to provide funds to the agent bank or obligor, although the Borrower may purchase different tranches of Loans offered contemporaneously.

(iii)     Broadly Syndicated Loan. For purposes of this Section 2(a), a “broadly syndicated Loan” means a Loan that satisfies the following criteria:

(A)     The aggregate size of the loan facility (including undrawn commitments) is at least $100 million.

(B)     The Borrower and the Collateral Manager reasonably believe that the agent bank is acting in the ordinary course of its trade or business of originating and syndicating Loans.

(C)     The Loan is considered by the market to be a broadly syndicated Loan offered to typical institutional non-bank investors.

(b)     Loans Not Described in Section 2(a) (including Non-Broadly Syndicated Loans that are underwritten on a “Firm Commitment” basis). For a Forward Purchase Commitment to be described in this Section 2(b), the following criteria must be satisfied.

(A)     A Forward Purchase Commitment with any person (such person, a "Counterparty") with respect to a Loan may only be made after such Counterparty has itself made a legally binding commitment to make or purchase the Loan to the obligor or another seller thereof (in each case, subject to customary terms and conditions), at a time when all material terms of such Loan (other than interest rate and pricing) have been fully negotiated (it being understood that interest rate and pricing of the Loan may not be finalized until just prior to execution of and closing), and such Counterparty’s legally binding commitment is not conditioned upon any Commitment by the Borrower (or any other assignee).

Annex E-5

(B)      The Counterparty may not be the Collateral Manager, nor any CM Affiliate that is not an Armslength CM Affiliate.

(C)      None of the Borrower, the Collateral Manager or any CM Affiliate that is not an Armslength CM Affiliate may have participated in negotiating or structuring the material terms of the Loan.

(D)      The Borrower's obligation to purchase the Loan under the Forward Purchase Commitment must be subject to the condition that no material adverse change has occurred in the obligor's financial condition or the relevant market on or before the purchase date and may be subject to the condition that the final legal documentation is satisfactory; but in all other respects, the Forward Purchase Commitment may only be conditional to the extent the related Counterparty's own commitment in the origination process and funding of the Loan is delayed, reduced or eliminated. In the event of any such delayed, reduced or eliminated funding, the Borrower may not receive any premium, fee, or other compensation in connection with having entered into the Forward Purchase Commitment, other than commitment fees or fees in the nature of commitment fees that are customarily paid in connection with such delays, reductions or eliminations of funding of Loans of the type permitted to be purchased by the Borrower.

(E)      The Borrower (and the Collateral Manager on behalf of the Borrower) may not enter into any Forward Purchase Commitment if it knows or has reason to expect that the Counterparty will hold itself out as the Borrower's agent in making or committing to make the subject Loan. For this purpose, although not required, the Borrower (or Collateral Manager on behalf of the Borrower) may rely upon an undertaking by the Counterparty that it will not disclose the Borrower's identity to the obligor in respect of the Portfolio Asset prior to the assignment of the Loan pursuant to settlement of the Forward Purchase Commitment.

(F)      The Borrower may have no contractual relationship with the obligor in respect of a Loan that is the subject of a Forward Purchase Commitment until the Borrower actually closes the assignment of the Loan pursuant to the Forward Purchase Commitment. On the legal closing date of the Loan, the documents relating to the Loan will not list the Borrower as a "lender" or otherwise as a party to the Loan.

(G)      The Borrower cannot enter into a Forward Purchase Commitment that upon settlement thereof would cause the Borrower to own more than 20% of the aggregate principal amount of all Loans and advances issued (or if not yet fully drawn, to be issued) under the related credit agreement, determined as of the date of the agreement.

Annex E-6

(c)     Delayed Drawdown Collateral Obligations and Revolving Collateral Obligations. The Borrower (and the Collateral Manager on its behalf) may, to the extent otherwise permitted by the Credit Agreement, acquire a Loan that is a Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation. However, in addition to the other requirements of the Indenture and this Annex, all of the terms of any advance required to be made by the Borrower under any Loan that is a Delayed Drawdown Collateral Obligation or a Revolving Collateral Obligation must be fixed as of the date the Borrower purchases the obligation (or be determinable under an objective formula that is fixed as of that date), and the Borrower may not have any discretion as to whether to make advances under such Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation. For this purpose, a condition to advancing funds that requires a determination based on objective factors that there has been no material adverse change in the condition of the borrower does not constitute the exercise of discretion for this purpose.

(d)     Letters of Credit. The Borrower may acquire an LOC Asset only if, in addition to satisfying any other applicable requirements of the Indenture and this Annex, the requirements of this paragraph (c) are satisfied. "LOC Asset" means either (i) a synthetic letter of credit facility pursuant to which the risk of reimbursement under the letter of credit is borne by "synthetic lenders" and cash collateralized by deposits made by the synthetic lenders into an account maintained by the letter of credit issuer and the synthetic lenders are entitled to receive amounts from the account party (or account party affiliates) or the letter of credit issuing institution that reflects fees payable by or on behalf of the account party in respect of the agreement to issue letters of credit (a "Synthetic Letter of Credit") or (ii) any tranche of a revolving credit facility that may be drawn solely to fund letter of credit reimbursements or related items.

Unless it has obtained written advice of tax counsel that doing so will not cause the Borrower to be treated as engaged in a United States trade or business, neither the Borrower nor the Collateral Manager (or any other party acting on behalf of the Borrower) shall purchase an LOC Asset unless:

(i)     the LOC Asset is part of a credit facility that includes other tranches that are not LOC Assets and the maximum amount (including for this purpose both the committed and funded amount) of the LOC Asset does not exceed 20% of the aggregate amount (including for this purpose both the committed and funded amount) of such facility;

(ii)     the LOC Asset and other portions of such facility are being offered as part of a package and the Borrower acquires (with the intention to hold) other tranches of the facility that are not LOC Assets having an aggregate maximum committed and/or funded amount at least equal to the maximum committed and/or funded amount of the LOC Asset acquired by the Borrower (it being understood that this is not intended to prevent the Borrower from disposing of such other portion separately if based on a change in circumstances not reasonably anticipated at the time of purchase it is commercially advantageous to do so);

(iii)     all LOC Assets and revolving credit facilities purchased by the Company (or the Collateral Manager on behalf of the Borrower) together do not exceed 15% of the Aggregate Principal Amount of the aggregate Assets to be purchased by the Borrower; and

Annex E-7

(iv)     in the case of a Synthetic Letter of Credit, the Borrower does not hold more than ten of such obligations or securities at any time).

Section 3.  Participation in Primary Offerings of Debt Securities other than Loans.

The Borrower (and the Collateral Manager on behalf of the Borrower) will not make any Commitment to purchase a debt security (other than a Loan which must satisfy the requirements of Section 2) from any person earlier than forty-eight (48) hours after the later of (i) the legal closing and issuance of the debt security, (ii) the funding of the debt security, and (iii) the most recent date on which any of the principal terms of the debt security were modified in a material fashion, unless the further requirements set forth either in clauses 3(a) or (b) are satisfied:

(a)      the debt security was issued pursuant to an effective registration statement under the Securities Act in a firm commitment underwriting for which neither the Collateral Manager nor any CM Affiliate served as underwriter; or

(b)      the debt security is a privately placed security, is a security eligible for resale under Rule 144A or Regulation S or was issued pursuant to an effective registration statement in a best efforts underwriting under the Securities Act, and

(i)     the debt security is originally issued pursuant to an offering memorandum, private placement memorandum or similar offering document;

(ii)      the Borrower, the Collateral Manager and CM Affiliates and accounts and funds managed or controlled by the Collateral Manager or any CM Affiliate either (1) did not at original issuance acquire in the aggregate 50% or more of the aggregate principal amount of such class of securities or (2) did not at original issuance (i) acquire 25% or more of the aggregate principal amount of all classes of securities offered by the issuer of the debt security in the offering and any related offering and (ii) did not acquire, in the aggregate, more than 50% of the controlling classes of the issuer’s securities; and

(iii)      the Borrower, the Collateral Manager and any CM Affiliate (unless such CM Affiliate that is an Armslength CM Affiliate) did not participate directly or indirectly in negotiating or structuring the terms of the debt security, except for the purposes of (1) commenting on offering documents to an unrelated underwriter or placement agent where the ability to comment on such documents was generally available to investors and any comments relating to the material commercial terms of the debt security addressed only errors or ambiguities in those terms or (2) due diligence of the kind customarily performed by investors in securities consisting of examining the credit quality of an issuer, analyzing the collateral quality, structure and credit enhancement with respect to a debt security, evaluating the competence of a manager or servicer, and other similar matters.

Annex E-8

Section 4.      Work-out Obligations; Post-closing Amendments and Modifications.

(a)     The Borrower may not acquire any Portfolio Asset that, as of the date of its acquisition, is a Potential Workout Obligation (other than DIP Collateral Obligations which are otherwise permitted to be acquired pursuant to the Credit Agreement) unless it has obtained advice of counsel that such acquisition, taking into account reasonably foreseeable activities of the Borrower that would be required in connection with working out such obligation, will not cause the Borrower to be engaged in a United States trade or business for United States federal income tax purposes.

"Potential Workout Obligation" means any debt instrument (including an interest in a Loan) if it is reasonably foreseeable, as of the date of its acquisition by the Borrower and based on facts specific to such obligation or the circumstances of the obligor thereof, that such obligation will within 1 year from that date become a Workout Obligation.

"Workout Obligation" means any Portfolio Asset as to which (a) the obligor is in bankruptcy or is insolvent, (b) any event of default has occurred and has not been cured, (c) the obligor has failed to pay when due (taking into account applicable grace period) any amount payable which failure has not been cured or (d) the obligor is known to be engaged or has indicated that it intends to engage in negotiations with creditors to restructure the obligation on terms less favorable to creditors, including by reduction in the principal amount or interest payable under the obligation, a postponement of payment, a change in ranking in priority of payments or any other composition of payment.

(b)      The Borrower may consent or otherwise act with respect to amendments, supplements or other modifications of the terms of any Portfolio Asset requiring consent or action after the date on which any such investment is acquired by the Borrower if:

(i)      such amendment, supplement or modification would not constitute a Significant Modification (as defined below),

(ii)      the Borrower (and the Collateral Manager on its behalf) does not seek the amendment or participate, directly or indirectly, in negotiating or structuring the terms of the amendment, does not advance or commit to advance additional funds that it is not already obligated to advance under the Portfolio Asset prior to such amendment, and in the reasonable judgment of the Collateral Manager, because of the materially adverse financial condition of the obligor, it cannot protect the value of the Borrower’s pre-existing investment in the Portfolio Assets without agreeing to the amendment,

(iii)      the Borrower (and the Collateral Manager on its behalf) does not seek the amendment or participate, directly or indirectly, in negotiating or structuring the terms of the amendment and the Borrower does not advance or commit to advance additional funds that are not already obligated to advance under the Portfolio Asset prior to such amendment and either (x) the Borrower owns less than 5% of the Portfolio Asset and the Collateral Manager reasonably determines that the Borrower's consent or failure to consent will not affect the approval of amendments because of the size of the Borrower's position and consents only to avoid forfeiting any consent fee or (y) in the case of an amendment (such as a "flex pricing" amendment) which requires unanimous consent because it involves a change in the yield, there is no meaningful increase in the amount the borrower may borrow or draw from lenders in the aggregate and amendments are limited to changing financial and accounting covenants incident to allowing such additional borrowing and adjusting the yield, or

Annex E-9

(iv)      otherwise, if it has received advice of counsel that its involvement in such amendment, supplement or modification will not cause the Borrower to be treated as engaged in a trade or business within the United States.

"Significant Modification" means any amendment, supplement or other modification that involves (a) a change in the stated maturity or a change in the timing of any material payment of any Portfolio Asset (including material deferral of an interest payment), that would materially alter the weighted average life of the Portfolio Asset, (b) any change (whether positive or negative) in the yield on the Portfolio Asset immediately prior to the modification that is in excess of the greater of (i) 25 basis points or (ii) 5 percent of such unmodified yield, (c) any change involving a material new extension of credit or commitment to extend credit, (d) a change in the obligor in respect of any Portfolio Asset or (e) a material change in the collateral or security for any Portfolio Asset, including the addition or deletion of a co-obligor or guarantor that results in a material change in payment expectations.

(c)      The Borrower shall not, with respect to any Portfolio Asset that becomes a Workout Obligation after its acquisition by the Borrower, participate in an official committee or substantially similar body in connection with a bankruptcy, reorganization, restructuring or similar proceeding nor exercise rights of foreclosure or similar judicial remedies unless, in each case, the Borrower (or the Collateral Manager on behalf of the Borrower) has first obtained advice of counsel that its contemplated activities on the Borrower's behalf will not cause the Borrower to be treated as engaged in a United States trade or business for United States federal income tax purposes.

Section 5.     Acting on Own Account.

The Borrower shall buy and sell Portfolio Assets only for its own account and will not buy or sell Portfolio Assets for or on behalf of another person. The Borrower shall not hold any Portfolio Asset as nominee for another person. The Borrower shall buy and hold Portfolio Assets solely for investment with the expectation of realizing a profit from income earned on the Portfolio Assets and/or any rise in their value during the interval of time between purchase and sale.

Section 6.     General Restrictions.

The Borrower (and the Collateral Manager to the extent it is acting in such capacity on behalf of the Borrower) will not:

(a)     act as, hold itself out as or represent to others that it is an underwriter, placement agent, arranger, negotiator or structurer with respect to any Portfolio Asset or otherwise;

Annex E-10

(b)     act as, hold itself out as or represent to others that it is a dealer, middleman, market marker, retailer or wholesaler in any Portfolio Asset, security or hedging or derivative instruments, or hold as inventory for purposes of resale to customers, any securities or assets owned by the Borrower;

(c)     perform services, or hold itself out as willing to perform services, for any person or have or seek customers;

(d)     register as a broker-dealer under the laws of any country or political subdivision thereof;

(e)     register as, or become subject to regulatory supervision or other legal requirements under the laws of any country or political subdivision thereof as, a bank, insurance company or finance company;

(f)     treat the Borrower as a bank, insurance company, or finance company for purposes of (i) any tax, securities law or other filing or submission made to any governmental authority, (ii) any application made to a rating agency or (iii) qualification for any exemption from tax, securities law or any other legal requirements or hold itself out to the public as a bank, insurance company or finance company;

(g)     hold itself out to the public, through advertising or otherwise, as originating Loans;

(h)     buy any security in order to earn a dealer spread or dealer mark-up over its cost;

(i)     directly or indirectly fund the origination, underwriting or placement of a Portfolio Asset; or

(j)     hold a controlling block of any Portfolio Asset.

Section 7.     General Anti-Avoidance Provision

The Borrower shall not form any person or avail itself of any person (whether or not an affiliate) for the purpose of avoiding the provisions of this Annex with respect to the acquisition of Portfolio Assets; provided, however, that the sale to the Borrower of a Portfolio Asset from an affiliate will not be considered to violate this requirement merely because the affiliate acting in its own capacity had previously acquired and funded such Portfolio Asset. Notwithstanding the above, this section shall not apply to the formation or ownership by the Borrower of a Borrower Subsidiary otherwise permitted by the terms of the Credit Agreement.

Annex E-11

Annex F

ASSIGNMENT AND ASSUMPTION

Reference is made to the Credit Agreement, dated as of October 11, 2018 (as amended and in effect on the date hereof, the “Credit Agreement”), between JMP Credit Advisors Long-Term Warehouse Ltd. (the “Borrower”), each CLO Subsidiary from time to time party thereto, the Lenders party thereto, JMP Credit Advisors LLC, as Collateral Manager, BNP Paribas, as Administrative Agent and JMP Capital LLC, as Preferred Investor. Terms defined in the Credit Agreement are used herein with the same meanings.

The Assignor named on the reverse hereof hereby sells and assigns, without recourse, to the Assignee named on the reverse hereof, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Assignment Date set forth on the reverse hereof, the interests set forth on the reverse hereof (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement, including, without limitation, the interests set forth on the reverse hereof in the Individual Lender Maximum Funding Amount of the Assignor on the Assignment Date and Loans owing to the Assignor which are outstanding on the Assignment Date, but excluding accrued interest and fees to and excluding the Assignment Date. The Assignee hereby acknowledges receipt of a copy of the Credit Agreement. From and after the Assignment Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent of the Assigned Interest, relinquish its rights and be released from its obligations under the Credit Agreement.

Each of the Borrower Parties and the Collateral Manager is an express third-party beneficiary of this Assignment and Assumption, with full rights as if it were a party hereto. This Assignment and Assumption and any claim, controversy or dispute arising under or related to this Assignment and Assumption (whether in contract, tort or otherwise) shall be governed by and construed in accordance with the laws of the State of New York.

Date of Assignment:

Legal Name of Assignor:

Legal Name of Assignee:

Assignee’s Address for Notices:

Annex F-1

Effective Date of Assignment
(“Assignment Date”):

Facility	Principal Amount Assigned	Percentage Assigned of Facility/Individual Lender Maximum Funding Amount (set forth, to at least 8 decimals, as a percentage of the Facility and the Individual Lender Maximum Funding Amount)
Individual Lender Maximum Funding Amount Assigned:	$	%

The terms set forth above and on the reverse side hereof are hereby agreed to:

[NAME OF ASSIGNOR], as Assignor

By:
Name:
Title:

[NAME OF ASSIGNEE], as Assignee

By:
Name:
Title:

The undersigned hereby consent to the within assignment:1

[●]

By:
Name:
Title:

1    Consents to be included to the extent required by Section 13(c) of the Credit Agreement.

Annex F-2

Annex G

FORM OF CLO SUBSIDIARY JOINDER SUPPLEMENT

This CLO SUBSIDIARY JOINDER SUPPLEMENT (this “Agreement”) dated as of [●], [●], is executed by the undersigned (the “New CLO Subsidiary”) for the benefit of JMP Credit Advisors LLC, as Collateral Manager (the “Collateral Manager”), JMP Credit Advisors Long-Term Warehouse Ltd., as Borrower (the “Borrower”), each of the Lenders from time to time party thereto (the “Lenders”), each of the CLO Subsidiaries from time to time party thereto (the “CLO Subsidiaries”), BNP Paribas, as Administrative Agent (the “Administrative Agent”) and JMP Capital LLC, as Preferred Investor (the “Preferred Investor”), under that certain Credit Agreement dated as of October 11, 2018 (as may be amended, restated, modified or supplemented from time to time, the “Credit Agreement”), among the Collateral Manager, the Borrower, each of the Lenders from time to time party thereto, each of the CLO Subsidiaries from time to time party thereto, the Administrative Agent and the Preferred Investor. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Credit Agreement.

WHEREAS, this CLO Subsidiary Joinder Supplement is being executed and delivered pursuant to the Credit Agreement;

WHEREAS, the New CLO Subsidiary wishes to become a CLO Subsidiary under the Credit Agreement

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the New CLO Subsidiary hereby agrees as follows:

By its execution of this Agreement, the New CLO Subsidiary shall be deemed to be a party to the Credit Agreement and shall have all of the rights and obligations of a “CLO Subsidiary” under the Credit Agreement, and it agrees that it is a “CLO Subsidiary” and it is bound as a “CLO Subsidiary” under the terms of the Credit Agreement as if it had been an original signatory thereto. The New CLO Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Credit Agreement (including, for the avoidance of doubt, any amendments, modifications or supplements thereto).

The New CLO Subsidiary hereby certifies that the following conditions to become a CLO Subsidiary have been met.

Schedule A of the Credit Agreement is hereby amended to add the information set forth in Schedule 1 hereto. The New CLO Subsidiary hereby confirms that the representations and warranties set forth in the Credit Agreement applicable to it and the Borrower Collateral are true and correct in all material respects as of the date hereof. The New CLO Subsidiary agrees that any phrase stating “as of the date hereof”, or any similar phrase in its representations and warranties set forth in the Credit Agreement, shall mean “as of the date of this Agreement”.

Each New CLO Subsidiary hereby confirms that it has delivered on or prior to the date hereof to the Lenders, the Administrative Agent and the Custodian, any documentation reasonably required and previously requested by the Administrative Agent, the Lenders and the Custodian in order for the Administrative Agent, the Lenders and the Custodian to complete their due diligence and compliance procedures for applicable “know your customer” and anti-money laundering rules.

In furtherance of its obligations under the Credit Agreement, the New CLO Subsidiary authorizes the filing of such financing or security statements (or equivalent in the relevant jurisdiction) naming it as debtor and the Custodian as secured party and describing their Borrower Collateral and such other documentation as the Administrative Agent may reasonably require to evidence, protect and perfect the liens created by the Transaction Documents to which they are a party.

This Agreement shall be deemed to be part of, and a modification to, the Credit Agreement and shall be governed by all the terms and provisions of the Credit Agreement, which terms are incorporated herein by reference, are ratified and confirmed and shall continue in full force and effect as valid and binding agreements of the New CLO Subsidiary enforceable against the New CLO Subsidiary in accordance with its terms. The New CLO Subsidiary hereby waives notice of the Administrative Agent’s or the Preferred Investor’s acceptance of this Agreement.

(Remainder of page left intentionally blank.)

IN WITNESS WHEREOF, the CLO Subsidiary has executed this Agreement as of the day and year first written above.

[NEW CLO SUBSIDIARY]: By:_________________________________ Name: Title:

ACKNOWLEDGED AND ACCEPTED BY:

BNP PARIBAS,
as Lender

By:_________________________________________________
Name:
Title:

By:_________________________________________________
Name:
Title:

EXECUTED as a DEED by

JMP CREDIT ADVISORS LONG-TERM WAREHOUSE LTD.,
as Borrower

By:_________________________________________________
Name:
Title:

BNP PARIBAS, as Administrative Agent By:_________________________________________________ Name: Title: By:_________________________________________________ Name: Title:

SCHEDULE I TO
CLO SUBSIDIARY JOINDER SUPPLEMENT

COMPLETION OF INFORMATION FOR CLO SUBSIDIARY JOINDER SUPPLEMENT

Re:

Credit Agreement, dated as of October 11, 2018 (as amended, modified, supplemented or restated from time to time), by and among JMP Credit Advisors LLC, as the collateral manager, JMP Credit Advisors Long-Term Warehouse Ltd., as the borrower, BNP Paribas, as the administrative agent, each of the Lenders from time to time party thereto, each of the CLO Subsidiaries from time to time party thereto and JMP Capital LLC, as the preferred investor.

Item 1: New CLO Subsidiary:
:

Item 2: Address for Notices:
:

:

Annex H

FORM OF ADDITIONAL ACCOUNT CONTROL AGREEMENT

H-1

Annex I

FORM OF ADDITIONAL CUSTODY AGREEMENT

I-1